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URS CORPORATION

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URS

Notice of 2013 Annual Meeting and Proxy Statement

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, CA  94111-2728

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	8:30 A.M., Pacific Daylight Time, on May 23, 2013

PLACE:	Offices of Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111-5800

ITEMS OF BUSINESS:	(1) To elect our Board’s nominees for director to serve until their successors are elected.

(2) To approve an amendment and restatement of our 2008 Equity Incentive Plan to, among other things, increase the number of shares authorized by 1.5 million shares and extend the term by five years.

(3) To ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013.

(4) To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.

(5) To consider any other matters that may properly come before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

RECORD DATE:	Only holders of record of URS common stock at the close of business on April 1, 2013 may vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting.

By Order of the Board of Directors

Joseph Masters,
Secretary

San Francisco, California
April 15, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held at 8:30 A.M. on May 23, 2013 at the Offices of Cooley LLP at 101 California Street, 5th Floor, San Francisco, CA  94111-5800

The proxy statement, annual report to stockholders and annual report on Form 10-K are available at http://www.urs.com/proxy.

Stockholders are cordially invited to attend the Annual Meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting.  A return envelope (which is postage prepaid if mailed in the United States) has been provided for that purpose.  Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting.  Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy card issued in your name from the record holder.

PROXY SUMMARY

Information About Our 2013 Annual Meeting:

Date and Time: Thursday, May 23, 2013 8:30 a.m., PDT
Place: Offices of Cooley LLP at 101 California Street, 5th Floor San Francisco, CA
Record Date: April 1, 2013

Voting Matters And Vote Recommendations:

MANAGEMENT PROPOSALS	BOARD VOTE RECOMMENDATION
• Election of Directors	• For each director nominee
• Approval of an Amendment and Restatement of the 2008 Equity Incentive Plan	• For
• Ratification of Selection of Our Independent Registered Public Accounting Firm	• For
• Advisory Vote on Executive Compensation	• For

Director Nominees:

NAME	AGE	DIRECTOR SINCE	CURRENT STATUS	COMMITTEE MEMBERSHIPS			OTHER PUBLIC BOARDS
				AC	BA	CC

Mickey P. Foret*	67	2003	Retired	C	-	-	2
Senator William H. Frist, M.D.*	61	2009	Partner at Cressey & Company LP	-	M	-	1
Lydia H. Kennard*	58	2007	President and CEO of KDG Construction Consulting	-	C	-	2
Donald R. Knauss*	62	2010	Chairman & CEO at The Clorox Company	-	M	-	2
Martin M. Koffel	74	1989	Chairman & CEO at URS Corporation	-	-	-	0
Timothy R. McLevish*	58	2012	EVP & CFO at Kraft Foods Group, Inc.	-	-	-	1
General Joseph W. Ralston, USAF Ret.*	69	2003	Vice Chairman at The Cohen Group	M	M	C	2
John D. Roach*	69	2003	Chairman & CEO at Stonegate International	M	-	M	2
Douglas W. Stotlar*	52	2007	President, CEO & Director at Con-way Inc.	-	-	M	1
William P. Sullivan*	63	2006	CEO &Director at Agilent Technologies, Inc.	M	-	M	2

AC – Audit Committee; BA – Board Affairs; CC – Compensation Committee; C – Chairman; M – Member, * – Independent Director

Our Corporation Governance Information:

Size of Board	10
Number of Independent Directors	9
Board of Committees Consist Entirely of Independent Directors	Yes
Lead Independent Director	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors in Uncontested Elections	Yes
Annual Advisory Say-on-Pay Vote	Yes
All Directors Attended at Least 75% of Meetings Held	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Code of Business Conduct and Ethics	Yes
Corporate Governance Guidelines	Yes
Stock Ownership Guidelines for Directors and Executive Officers	Yes
Stockholder Rights Plan (Poison Pill)	No

Amendment and Restatement of the 2008 Equity Incentive Plan:

• Increases the aggregate number of shares of common stock authorized for issuance under the 2008 Incentive Plan by 1,500,000 shares.
• Extends the term of the Plan until May 23, 2018.

Ratification of Auditors:

• PricewaterhouseCoopers LLP has audited our financial statements since 1988.
• Aggregate fees to PricewaterhouseCoopers LLP for fiscal year ended December 28, 2012 were $10.5 million.

Business Performance For Fiscal Year 2012:

• Solid Financial Performance.  Revenues for fiscal year 2012 grew by 15% from fiscal year 2011, including $1.5 billion from our Flint Energy Services Ltd. (“Flint”) acquisition.  Net income increased to $310.6 million or $4.17 per share on a diluted basis.

• Successful Bond Offering. We successfully issued $400.0 million in 3.850% Senior Notes due 2017 and $600.0 million in 5.000% Senior Notes due 2022 to the institutional investor community.
• Strategic Acquisition. Our Flint acquisition significantly increased our service offering in the North American oil and gas market.
• Initiated Dividends. We initiated a $0.20 quarterly cash dividend program in 2012.

Key Elements of Compensation:

• Base Salary is designed to reward talent and experience in relation to the responsibilities of the position and the competitive market.
• Long-Term Equity Incentives are designed to provide long-term retention incentives and to create an alignment between the interests of our executives and those of our stockholders.
• Performance-Based Awards comprise a substantial portion of the compensation to motivate executives to achieve specific company goals and to link pay to the achievement of those goals.

o Annual Incentive Bonus is primarily intended to focus key employees on achieving specific short-term financial targets, reinforce teamwork, and provides the potential for significant payouts if outstanding performance is achieved.

o Performance-Based Equity Incentives typically represent one-half of each equity incentive award granted to executives. Payouts are variable and tied to performance measures intended to correlate with the creation of long-term stockholder value.

Compensation Program Highlights:

• Strong Pay-for-Performance Principles. Our compensation policies and decisions are focused on pay-for-performance principles.

• Dual Long-Term Performance Metrics.  Under the design of our 2013 long-term equity incentive program, performance-based Restricted Stock Unit Awards granted to the Named Executives contain dual-performance metrics based on financial performance and relative total stockholder return, determined over a multi-year performance period.

• The Right Compensation Mix. A substantial portion of the total compensation is variable and tied to performance measures that correlate with the creation of stockholder value.

• The Right Types of Equity Compensation.  We no longer grant stock options and instead grant only restricted stock and restricted stock units because the values of these awards change with increases and decreases in our stock price after the grant date and thus, ties compensation more closely to changes in stockholder value.

• Stock Ownership Guidelines.  We maintain stock ownership guidelines that encourage our executive officers and directors to own shares of our common stock at levels  determined as a multiple of each executive’s annual base salary and each director’s annual cash retainer.

• Parachute Payment Excise Tax Provisions.  We have committed to not enter into future employment or similar agreements that obligate us to provide tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any severance payments provided to executive officers are considered “excess parachute payments.”

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, CA  94111-2728

PROXY STATEMENT
For Annual Meeting of Stockholders
May 23, 2013

The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation (the "Board"), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on May 23, 2013, at 8:30 A.M., Pacific Daylight Time (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.  The Annual Meeting will be held at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, CA  94111-5800.  We intend to mail this proxy statement and the accompanying proxy card on or about April 15, 2013, to all stockholders of record entitled to vote at the Annual Meeting.

ABOUT THE ANNUAL MEETING

Q:What is the purpose of the Annual Meeting?
A:At the Annual Meeting, stockholders will vote on the following matters:

    • Election of the Board’s nominees for director to serve for the ensuing year and until their successors are elected;

    • Approval of an amendment and restatement of our 2008 Equity Incentive Plan to, among other things, increase the number of shares authorized under the Plan by 1.5 million shares and extend the term of the Plan by five years;

    • Ratification of the selection by our Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013; and

    • Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules.

Q: Who is entitled to vote at the Annual Meeting?
A:      Only stockholders of record at the close of business on April 1, 2013, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting.  If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or at a subsequent date if the Annual Meeting were adjourned or postponed.  If, on April 1, 2013, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting in person.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Q: What are the voting rights of the holders of common stock?	A: Each outstanding share of our common stock will be entitled to one vote on each matter to be voted upon at the Annual Meeting.
Q: How is a quorum determined?
A:      Holders of at least a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy at the Annual Meeting to achieve the required quorum for the transaction of business.  As of the record date, 76,019,070 shares of our common stock, representing the same number of votes, were outstanding and entitled to vote.  Therefore, the presence in person or by proxy of the holders of at least 38,009,536 shares of our common stock will be required to establish a quorum.  Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the meeting in person.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If a quorum is not achieved, holders of at least a majority of the shares present in person or represented by proxy may adjourn the Annual Meeting to another date.

All votes will be tabulated by an independent inspector of elections who will separately count affirmative and negative votes, abstentions and broker non-votes.

Q: What are broker non-votes?
A:      Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.”  Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.  If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation plans and advisory stockholder votes on executive compensation.  Therefore, brokers and other nominees will not be able to vote on those matters unless they receive instructions from the beneficial owners of the shares.

Q: How do I vote?
A:      You may vote FOR, AGAINST or ABSTAIN from voting for all or any of the nominees in Proposal 1 as well as Proposal 2, Proposal 3 and Proposal 4.

Record Holders.  If you complete and sign the accompanying proxy card and return it to us before the Annual Meeting, it will be voted as you direct.  Simply complete and mail the proxy card to ensure that your vote is counted.  If you attend the Annual Meeting, you may deliver your completed proxy card in person.  Alternatively, you can vote over the telephone, by dialing toll-free 1-800-690-6903 using a touch-tone phone and following the recorded instructions.  You will be asked to provide the company number and control number from the enclosed proxy card.  To be counted, your vote must be received by 11:59 P.M., Eastern Time, on May 22, 2013, the day prior to the Annual Meeting.

To vote over the internet, go to http://proxyvote.com.  You will be asked to provide the company number and control number from the enclosed proxy card.  To be counted, your vote must be received by 11:59 P.M., Eastern Time, on May 22, 2013, the day prior to the Annual Meeting.  You may also attend the Annual Meeting and vote in person.

Holders of shares in “street name.”  If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the proxy card according to those instructions to ensure that your vote is counted.  Alternatively, you may vote by telephone or via the internet as instructed by your broker or bank.  “Street name” stockholders who wish to vote in person at the Annual Meeting will need to obtain proxy cards issued in their names from the institutions that hold their shares.

Q: Can I revoke my proxy later?
A:      Yes.  You have the right to revoke your proxy at any time before the Annual Meeting by:

• Filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728);

• Filing another properly executed proxy showing a later date with our Corporate Secretary at our principal executive office

(see address immediately above);

• Granting a subsequent proxy by telephone or through the internet; or

• Attending the Annual Meeting and voting in person, although if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy card issued in your name.  Attendance at the Annual Meeting will not, by itself, revoke your proxy.

Q: How does the Board recommend I vote on the proposals?
A:      Our Board recommends a vote:

• FOR each of our director nominees;

• FOR approval of the amendment and restatement of our 2008 Equity Incentive Plan;

• FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013; and

• FOR advisory approval of the compensation of our named executive officers.

Q: What is the vote required to approve the proposals?
A:      Once a quorum has been established,

• For Proposal 1, directors will be elected by a majority of the votes cast by holders of shares entitled to vote at the Annual Meeting.  This means that the number of votes cast FOR a director must exceed the number of votes cast AGAINST that director.  Under our Bylaws, abstentions are not “votes cast” in the election of directors and will have no effect.  Likewise, broker non-votes will have no effect and will not be counted as “votes cast” for purposes of this proposal.

• Proposal 2, approval of our amended and restated 2008 Equity Incentive Plan, will be considered to be approved if, in accordance with the listing requirements of the New York Stock Exchange (“NYSE”), it receives FOR votes from a majority of the votes cast on the proposal, provided that the total vote cast represents at least a majority of the shares entitled to vote on the proposal.  Votes FOR, AGAINST and ABSTAIN will count as votes cast. Broker non-votes are not considered “votes cast” for purposes of the proposal.

• Proposal 3, ratification of the selection of auditors, will be considered to be approved if it receives FOR votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as AGAINST votes.  Broker non-votes will have no effect.

• Proposal 4, advisory approval of the compensation of our named executive officers, will be considered to be approved if it receives FOR votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions will have the same effect as AGAINST votes.  Broker non-votes will have no effect.

Q: How will my shares be voted if I return a blank, but signed and dated, proxy card?
A:      If you sign and send in your proxy card and do not indicate how you want to vote, the persons named as proxies will vote as the Board recommends on each proposal, that is, FOR each of the director nominees named in this proxy statement in Proposal 1, and FOR Proposals 2, 3 and 4.

Q: How will voting on any other business be conducted?
A:      Although we do not know of any business to be conducted at the Annual Meeting other than the proposals described in this proxy statement, if any other business comes before the Annual Meeting, your signed proxy card gives authority to the proxyholders, H. Thomas Hicks and Joseph Masters, to vote on those matters in their discretion.

Q: How can I attend the Annual Meeting in Person?
A:      To gain admission to our Annual Meeting in person you will need to bring documentation proving that you are the owner of our common stock as of our record date, April 1, 2013, and a valid photo ID.  No cameras, recording equipment, telephones or other electronic devices with recording capabilities will be allowed during the Annual Meeting.

Q: Who will bear the costs of this solicitation?
A:      We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners.  We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners.  Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.  We have also engaged D.F. King as our proxy solicitation firm.  Directors and employees will not be paid any additional compensation for soliciting proxies, but D.F. King will be paid approximately $25,000, plus reimbursement for out-of-pocket expenses.

Q: What proxy materials are available on the internet?	A: Our proxy statement, annual report to stockholders and annual report on Form 10-K are available at http://www.urs.com/proxy.
Q: How can I find out the results of the voting at the Annual Meeting?
A:      Preliminary voting results will be announced at the Annual Meeting.  In addition, we expect to report our preliminary voting results or, if available to us on a timely basis, our final voting results on a current report on Form 8-K to be filed with the SEC within four business days after the end of the Annual Meeting.  If not reported earlier, we expect to report our final voting results in an amendment to our Form 8-K within four business days after the final results are known to us.

Q: When are stockholder proposals due for next year’s Annual Meeting?
A:      The deadline for submitting a stockholder proposal to us for inclusion in our proxy statement and form of proxy for our 2014 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is December 16, 2013.  A stockholder who wishes to nominate persons for election to the Board or propose other proper business before the stockholders at our 2014 Annual Meeting of Stockholders must notify us of that matter not later than the close of business on February 22, 2014 nor earlier than the close of business on January 23, 2014.  You should also review our Bylaws, which contain additional requirements about advance notice of nominees and stockholder proposals, and the section, “Information About The Board of Directors - Director Nominees,” in this proxy statement.

ADDITIONAL INFORMATION
Householding of Proxy Materials
A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or if you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of your communications, please notify your broker or direct your written request to our Corporate Secretary, Joseph Masters, at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728, (415) 774-2700).

Annual Report and Available Information
Our annual report to stockholders and our annual report on Form 10-K for the fiscal year ended December 28, 2012 accompany this proxy statement, but do not constitute a part of the proxy soliciting materials.  Additional copies of our Annual Report on Form 10-K for the fiscal year ended December 28, 2012, including financial statements, but without exhibits, are available without charge to any person whose vote is solicited by this proxy statement upon written request to our Corporate Secretary, Joseph Masters, at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728).  In addition, copies of our Corporate Governance Guidelines, our Audit Committee Charter, our Compensation Committee Charter, our Board Affairs Committee Charter, and our Code of Business Conduct and Ethics are available without charge upon written request to the above address.  Copies also may be obtained without charge through our website at www.urs.com and, with respect to our Annual Report on Form 10-K, on the SEC’s website at www.sec.gov.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Meetings and Attendance
During our fiscal year 2012, the Board held six board meetings: five board meetings and one joint meeting with the Audit Committee.  Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the portion of the last fiscal year for which he or she served as a director) and (2) the total number of meetings of all the Committees of the Board on which he or she served (held during the portion of the last fiscal year that he or she served as a Committee member).  Our non-management directors met in executive session four times during fiscal year 2012.

It is our policy to invite the members of the Board to attend our annual stockholders’ meeting.  Seven out of nine members of the Board attended our 2012 annual stockholders’ meeting.

Majority Vote Standard in Uncontested Board Elections
Our Bylaws include a majority vote standard for the election of directors in uncontested elections.  Under this standard, the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director; for this purpose, abstentions are not considered “votes cast.”  However, in a contested election where the number of nominees for director exceeds the number of directors being elected, each director will be elected by plurality voting.  Any incumbent director nominated for reelection who does not receive a majority of the votes cast in an uncontested election is required to tender his or her resignation to the Board.  In that event, the Board Affairs Committee will consider the vote and recommend to the full Board whether to accept or reject the resignation or whether other action should be taken.  The Board then will act on the Board Affairs Committee’s recommendation, taking into account any factors or other information that it considers appropriate and relevant, and will publicly disclose its decision within 90 days from the date of the certification of the election results.  If the incumbent director’s resignation is not accepted by the Board, then the incumbent director will continue to serve until the next annual meeting or until his or her successor is duly elected, or his or her earlier resignation or removal.

Board Committees
The Board has standing Audit, Board Affairs and Compensation Committees.  For our current directors, the following table provides membership information for fiscal year 2012 for each of the Board committees:

	Name	Audit	Board Affairs	Compensation
	Mr. Mickey P. Foret	X*
	Senator William H. Frist, M.D.		X
	Ms. Lydia H. Kennard		X*
	Mr. Donald R. Knauss		X
Mr. Martin M. Koffel
Mr. Timothy R. McLevish
	General Joseph W. Ralston, USAF (Ret.)#	X	X	X*
	Mr. John D. Roach	X		X
	Mr. Douglas W. Stotlar			X
	Mr. William P. Sullivan	X		X
*Committee Chairman #Lead Independent Director

The Audit Committee is currently composed of four non-management directors, Mr. Mickey P. Foret (Chairman), General Joseph W. Ralston, Mr. John D. Roach and Mr. William P. Sullivan.  The Audit Committee met seven times during fiscal year 2012.  A copy of the Audit Committee Charter is available on our website at www.urs.com.  The Audit Committee has responsibility, under delegated authority from the Board, for providing independent, objective oversight of our accounting functions, the audits of our financial statements and our internal control over financial reporting.  The Audit Committee also oversees our financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including developing, maintaining and monitoring our systems of internal control over financial reporting.  Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our financial statements and on our internal control over financial reporting, as well as expressing an opinion on the conformity of those financial statements with generally accepted accounting principles (“GAAP”) and the effectiveness of our internal control over financial reporting.

The primary responsibilities of the Audit Committee include the following:

• Reviewing annual and interim financial reports, earnings releases and other financial information and earnings guidance provided to analysts and rating agencies;

• Overseeing our internal auditors' efforts to detect fraud and regulatory noncompliance;

• Overseeing our independent registered public accounting firm’s audit to obtain reasonable, but not absolute, assurance of detecting errors or fraud that would have a material effect on our financial statements;

• Reviewing the audit plan of our internal auditors and independent registered public accounting firm;

• Discussing our guidelines and policies to govern the process by which risk assessment and management is undertaken;

• Reviewing other financial reports, changes in accounting principles, conflicts with the independent registered public accounting firm and other regulatory or legal matters; and

• Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Board has determined that all members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and our Corporate Governance Guidelines.  In addition, the Board has determined that all members of the Audit Committee are qualified as “audit committee financial experts” within the meaning of SEC regulations and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

In fiscal year 2012, the Audit Committee completed a self-assessment of its performance, which was reported to the Board.

The Board Affairs Committee is currently composed of four non-management directors, Ms. Lydia H. Kennard (Chairman), Senator William H. Frist, M.D., Mr. Donald R. Knauss and General Ralston, and the Board Affairs Committee met three times during fiscal year 2012. A copy of the Board Affairs Committee Charter is available on our website at www.urs.com.  The primary responsibilities of the Board Affairs Committee include the following:

• Identifying, reviewing and recommending director candidates to serve on the Board and its Committees;

• Reviewing director education and orientation programs;

• Reviewing the compensation paid to non-management directors and recommending any appropriate changes to the Board; and

• Reviewing our Corporate Governance Guidelines and overseeing the Board’s periodic self-assessments.

The Board has determined that all members of the Board Affairs Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines.

In fiscal year 2012, the Board Affairs Committee completed a self-assessment of its performance, which was reported to the Board.

The Compensation Committee currently is composed of four non-management directors, General Ralston (Chairman), Mr. John D. Roach, Mr. Douglas W. Stotlar and Mr. William P. Sullivan, and the Compensation Committee met four times during fiscal year 2012.  A copy of the Compensation Committee Charter is available on our website at www.urs.com.  The primary responsibilities of the Compensation Committee include the following:

• Establishing the overall compensation strategy affecting our Chief Executive Officer (the “CEO”), the executive officers required to file reports under Section 16 (the “Section 16 Officers”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other senior management;

• Assessing the performance and determining the compensation of our Section 16 Officers;

• Overseeing the administration of our incentive, executive compensation and benefit plans and programs;

• Assessing and monitoring whether any of our compensation policies and programs has the potential to encourage excessive risk-taking;

• Development and periodic review of our executive succession planning efforts;

• Evaluating whether the work of compensation consultants raised any conflict of interest; and

• Reviewing with management our Compensation Discussion and Analysis proxy disclosure.

The Board has determined that all members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines.

In fiscal year 2012, the Compensation Committee completed a self-assessment of its performance, which was reported to the Board.

Compensation Committee Processes and Procedures
Pursuant to its charter, the Compensation Committee regularly reviews and approves our overall compensation strategy and policies, and also reviews and approves the specific components of the Total Compensation (as defined below) paid to the CEO, as well as the executive officers listed on our “Summary Compensation” table (including the CEO, the “Named Executives”) and the other Section 16 Officers.

Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the year.  In addition, at various meetings throughout the year, the Compensation Committee may consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation and benefits.

The appointment, termination and removal of the CEO is solely reserved to the Board.  Under its charter, the Compensation Committee has the responsibility and authority for reviewing and approving, in its sole discretion, the compensation (including salary, bonuses, equity incentives, perquisites, severance payments and other benefits) and other terms of employment of the CEO.  However, in practice, the Compensation Committee typically has reviewed and approved the CEO’s employment arrangements subject to final review and approval of the material terms of these arrangements by the independent directors on the full Board.  The Compensation Committee also approves the applicable performance metrics for performance-based bonuses and equity incentives for all senior executives, subject to the Board’s approval of the annual financial plan.  In fulfilling its responsibility, the Compensation Committee typically evaluates the CEO's performance in light of relevant corporate performance goals and objectives, reviews and approves the CEO’s performance metrics and targets typically near the beginning of the performance cycle, and then reviews and confirms the extent to which the performance targets have been attained and the performance-based compensation has been earned once the performance cycle has been completed. In determining the equity incentive component of the CEO's compensation, the Compensation Committee considers our performance and relative stockholder return, the value of similar incentive awards given to chief executive officers of comparable companies, and awards given to the CEO in past years. The Compensation Committee also reviews and approves, in its discretion (without the need for further approval by the Board), but with the input and recommendations of the CEO, the compensation (including salary, bonuses, equity awards, perquisites, severance payments and other benefits) and other terms of employment of all other Section 16 Officers, except that the hiring, appointment or promotion of an individual into a position as a Section 16 Officer, and the conferring of the titles of the Section 16 Officers, are reserved to the Board. The Compensation Committee reviews and approves the performance metrics of our Section 16 Officers that typically are set at or near the beginning of the applicable performance cycle, and then reviews and confirms the extent to which the performance targets have been attained and the performance-based compensation has been earned once the performance cycle has been completed. With the assistance of the CEO, the Compensation Committee also reviews the overall performance of the other Section 16 Officers in conjunction with a regular assessment of our executive succession planning.

While the CEO has been delegated the authority to determine the compensation (including salary, bonuses, perquisites, severance payments and other benefits) and other terms of employment of all other officers and employees of URS and its subsidiaries who are not Section 16 Officers, the Compensation Committee periodically reviews and discusses with the CEO and other senior executives the compensation and other terms of employment of such other more junior officers and managers.

The Compensation Committee reviews and approves, or to the extent required or deemed appropriate, makes recommendations to the Board regarding, the adoption of, amendment to, or termination of incentive compensation, stock, bonus and other similar plans and programs established by the Board from time to time.  The Compensation Committee administers these plans, as and to the extent provided in the plan documents and upon the recommendation of the CEO, as appropriate, including without limitation establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards, delegating authority to the CEO to make grants and awards to non-Section

16 Officers, and making all other decisions required to be made by the plan administrator under such plans.

The Compensation Committee agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the CEO, the Chief Financial Officer (“CFO”) and our outside advisors.  The Compensation Committee meets regularly in executive session, although the CEO, the CFO and occasionally various other members of senior management, as well as our outside advisors or consultants, typically are invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings, as appropriate.  The CEO does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his own compensation or individual performance objectives, but generally is present and assists the Compensation Committee in its deliberations regarding all other officers.

For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, URS stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultants, including analyses of executive compensation paid at other companies identified as appropriate peers.  The Compensation Committee uses these comparative market data and other materials to inform and shape the Committee’s decision-making, but does not strictly adhere to quantitative benchmarks.  Ultimately, in determining the amounts of compensation to be awarded, the Compensation Committee relies on its collective business judgment and discretion.  In setting executive compensation for the Named Executives, the Compensation Committee takes into account both objective and subjective information, including general economic conditions, industry conditions, our company-wide performance, challenges confronting us, advice from its compensation consultant, information provided by management (including the recommendations of the CEO with regard to other executives), as well as the executive’s credentials, length of service, experience and past and expected future abilities to contribute to our financial and operational performance and the development and execution of our strategic plans.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2012 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.
Compensation Consultants; Other Advisors
The charter of the Compensation Committee grants the Compensation Committee the full authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties, as well as access to all of our books, records, facilities and personnel.  In particular, the Compensation Committee has the authority to retain compensation consultants in its discretion to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has designated Towers Watson & Co. (which, together with its other affiliated entities, is referred to in this proxy statement as “Towers Watson”) as its primary compensation consultant to assist the Compensation Committee in performing its functions and fulfilling its responsibilities.  The predecessor to Towers Watson was first recommended to the Compensation Committee by our management in 2004 in connection with a survey of competitive executive compensation practices undertaken at that time.  The Compensation Committee considered management’s recommendation and directly engaged that firm.

Since that time, Towers Watson (or its predecessor) has annually provided the Compensation Committee with information and analyses regarding industry and peer group pay practices and other trends that contribute to the Committee’s understanding and help to shape its determinations regarding the amount and form of various components of the total compensation of our CEO and other Named Executives and other Section 16 Officers, including determinations of base salary levels, cash incentive compensation, and the size of equity grants under our equity incentive plans.  Towers Watson again provided these services for the Compensation Committee in connection with compensation awarded for fiscal year 2012, and also helped the Compensation Committee to evaluate the efficacy of our existing executive compensation strategies and practices in supporting and reinforcing our long-term strategic goals.  In previous years, Towers Watson assisted the Compensation Committee by performing a detailed assessment designed to help the Committee determine whether any of our strategies or practices had the potential to encourage excessive risk-taking.  To assist the Committee in its evaluation for 2013, Towers Watson discussed with the Committee updates to the information underlying the previous assessment and the potential implications of those updates on our risk profile.

In addition to Towers Watson, the Compensation Committee has also relied upon Cooley LLP (“Cooley”), our general outside corporate and securities counsel, to provide legal advice to the Committee regarding its role, responsibilities, and legal developments that may relate to executive compensation issues, and to assist the Compensation Committee regarding the structuring and implementation of its decisions and strategies from a legal perspective.  A partner of Cooley typically attends the meetings of the Compensation Committee.

During 2012, in response to recent trends in compensation and evolving best practices, the Compensation Committee considered whether to reexamine the structure of our executive long-term equity incentives.  As a result, in November 2012, we retained, on behalf of management, the services of Frederic W. Cook & Co., Inc. (“Cook”) to assist management  with the development, for the Committee’s consideration and review and evaluation by Towers Watson, of alternative  new designs for our executive long-term equity incentive program.  In particular, Cook was instructed to consider whether performance-based awards should vest based on additional or different performance metrics, such as total stockholder return, and whether awards should be linked to longer term performance goals and earned over a multi-year performance period.  Cook was further instructed to ensure that the new design was consistent with industry norms, would enhance retention and permit awards that would be competitive for new and existing talent.  A proposed new design was presented to the Compensation Committee and, following an iterative process over a number of months of review and evaluation, a new design was adopted in March 2013.  The new long-term equity incentive plan design is described further under ”Fiscal Year 2012 Long-Term Equity Incentives.”

As required by SEC rules and as a matter of good corporate practice, the Compensation Committee evaluated the services provided by both Towers Watson and Cook to identify any conflicts of interest their services presented, taking into account six independence factors identified by the SEC.

With respect to Towers Watson, the Compensation Committee considered that the predecessor to Towers Watson was initially introduced to the Compensation Committee by management.  The Compensation Committee also considered that the Board Affairs Committee periodically retains Towers Watson to provide that Committee with advice and comparative data regarding the form and amount of compensation paid to our directors.  In fiscal year 2012, Towers Watson provided the Board Affairs Committee with information regarding industry and peer group director equity compensation structures and practices.  In addition, during fiscal year 2012,

Towers Watson provided additional consulting services to a number of our other affiliates and joint ventures, including advice regarding our United Kingdom pension plan.

The Compensation Committee periodically approves the fee schedule for executive compensation consulting fees, and the Board Affairs Committee periodically approves the fee schedule for director compensation consulting fees.  Neither the Board nor the Compensation Committee reviewed or approved the other additional services provided by Towers Watson to us or our affiliates, as those services are approved by our management in the normal course of business.  The aggregate fees for consulting services provided to the Compensation Committee and the Board Affairs Committee during fiscal year 2012 by Towers Watson with regard to services related to determining or recommending the amount or form of executive and director compensation was $291,404.  The total aggregate fees for other services provided to us, including our affiliates, during fiscal year 2012 by Towers Watson was $777,998.

The Committee believes, based on, among other factors, policies and procedures implemented by the Committee and Towers Watson (such as frequent participation by Towers Watson in Committee meetings, including executive sessions, of the Committee), Towers Watson’s own policies regarding conflicts of interest, and the small percentage of the total revenues of Towers Watson that fees from us represent, that Towers Watson is able to provide the Compensation Committee with direct and independent advice and recommendations regarding our compensation policies and decisions.

With respect to Cook, the Compensation Committee considered primarily that, in connection with its assignment, Cook acted as management’s consultant, reported directly to management and assisted management in formulating its recommended proposal.  However, to mitigate any conflict of interest, the Compensation Committee engaged Towers Watson to provide its perspective on the new design developed by Cook and to advise the Committee with regard to any modifications that would be appropriate.  In addition, the Committee considered, among other factors, that Cook performed no other services for us, as well as Cook’s policies and procedures with respect to conflicts of interest.

Equity Award Grant Practices	Our Compensation Committee may grant equity awards under our 2008 Equity Incentive Plan (“2008 Incentive Plan”), which was approved and adopted by our stockholders on May 22, 2008, to the Named Executives and other employees as incentive compensation. The amendment and restatement in 2013 of the 2008 Incentive Plan is being submitted to the stockholders for their approval at our 2013 annual meeting (the “Amended

2008 Incentive Plan”).  The Compensation Committee meeting schedule is determined several months in advance, and, therefore, proximity of any award date to a material news announcement or a change in our stock price is coincidental.  We do not backdate equity awards or make equity awards retroactively.  In addition, we do not coordinate our equity grants to precede announcements of favorable information or follow announcements of unfavorable information.  The Compensation Committee believes that, for purposes of determining the fair market value of our common stock, the use of the closing price on the NYSE on the last market trading day before the Committee meets to approve equity grants allows the Committee to make more informed decisions, since the fair market value is known to the Committee at the time of each meeting, regardless of whether the meeting occurs prior to, during or after the close of the market.

Delegation of Limited Authority to the CEO for Equity Awards under the 2008 Incentive Plan
The Board has delegated to the Compensation Committee the authority and responsibility for approving all awards of equity to our executives and other participants under the Amended 2008 Incentive Plan.  As permitted by its charter and the terms of the 2008 Incentive Plan, as well as Delaware corporate law, the Compensation Committee has delegated limited authority to our CEO to grant equity awards under the Amended 2008 Incentive Plan to eligible participants other than Section 16 Officers.  The purpose of this delegation is to facilitate the process of making equity grants, both annually, when large numbers of equity awards are granted, and from time to time between scheduled meetings.  With respect to annual grants, the delegation is designed to allow the Compensation Committee to focus primarily on approving the specific grants being made to the individual Section 16 Officers, while authorizing by category, rather than by individual name and amount, an aggregate pool of grants to be made to the hundreds of more junior officers and managers with whom the Compensation Committee may not be directly familiar.  Out of this pool, the CEO may then specifically allocate awards within the limits established by the Compensation Committee.  The delegation is also intended to facilitate the timely grant of stock awards to non-Section 16 Officers, particularly new employees and promoted employees, in interim periods between scheduled meetings of the Compensation Committee.  The authority delegated to the CEO regarding interim period grants is limited as to both the number of stock awards that may be granted to any individual and the aggregate number of these stock awards that may be granted in any year.  The CEO did not exercise this limited delegated authority during fiscal year 2012.

Director Independence	Our Corporate Governance Guidelines contain standards for determining director independence that meet the listing standards adopted by the NYSE. Accordingly, Section B.2 of our Corporate Governance Guidelines contains the following paragraph related to director independence, which is consistent with the NYSE standards for independence:

"It is the policy of the Board that at least a majority of its members be independent.  An ‘independent’ Director is one who (i) the Board has affirmatively determined not to have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company); (ii) is not a member of management or an employee of the Company and has not been a member of management or an employee of the Company within the past three years; (iii) is not, and within the past three years has not been, affiliated with or employed by a (present or former) internal or external auditor of the Company (or of an affiliate); (iv) is not, and within the past three years has not been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the Director; (v) has no immediate family members meeting the descriptions set forth in (ii) through (iv) above; and (vi) to the extent applicable with respect to membership on the Board or any specific Committees, satisfies additional requirements for ‘independence’ promulgated from time to time by the New York Stock Exchange (the ‘NYSE’) and the Securities and Exchange Commission (the ‘SEC’).  Consideration should also be given to all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions by the Company to organizations with which a Director is affiliated and any consulting arrangement between the Company and a Director.”

The full text of the Corporate Governance Guidelines, which also set forth the practices our Board intends to follow with respect to Board and Committee responsibilities, composition and selection, Board access to management and advisors, Board education and compensation, Board and CEO performance evaluations and succession planning, is available on our website at www.urs.com.  In addition, a copy of the Corporate Governance Guidelines is available upon written request to our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728).

The Board Affairs Committee and the Board undertook their respective annual reviews of director independence on March 27, 2013.  During these reviews, the Board Affairs Committee and the Board considered the director independence categories contained in the Corporate Governance Guidelines to assess the relevant, identified business transactions and relationships between each director or any member of his or her immediate family, and us (including our subsidiaries and affiliates).  As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any of these transactions or relationships were inconsistent with a determination that a director is independent.  Among other things, transactions and relationships involving less than $120,000 in direct payments from us (other than standard director compensation and expense reimbursements) during any 12-month period within the last three years to a director or a member of the director’s immediate family are not regarded as compromising a director’s independence.  Similarly, transactions and relationships within the last three fiscal years involving payments to or from a company for which a director serves as a current employee, or an immediate family member is a current executive officer, also are not regarded as compromising a director’s independence if such payments, in any single fiscal year, do not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In making these independence determinations, the Board Affairs Committee considered that in the ordinary course of business, relationships and transactions may occur between us and entities with which some of our directors are or have been affiliated.  Under our Corporate Governance Guidelines, certain relationships and transactions that occurred during any 12-month period within the last three fiscal years were considered and determined not to be material transactions that would impair the director’s independence, including the following:

       • Mr. Sullivan is the Chief Executive Officer of Agilent Technologies, from which we have purchased products and services during the preceding three fiscal years.

       • Mr. Knauss is the Chief Executive Officer of Clorox Co., to which we have provided services and received payment during the preceding three fiscal years.

       • Mr. McLevish is the Executive Vice President and Chief Financial Officer of Kraft Foods Group, Inc., with which we have entered into transactions for the purchase and/or sale of products and services during the preceding three fiscal years.

In addition, the Committee considered that the aggregate dollar amount of the transactions during any 12-month period within the last three fiscal years did not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues and, therefore, was not regarded as compromising the director’s independence.

Based on this review, the Board Affairs Committee and the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent under the standards set forth in the Corporate Governance Guidelines and applicable NYSE rules, with the exception of Mr. Koffel.  Mr. Koffel is considered an inside director because he is one of our senior executives.

Executive Sessions
Pursuant to NYSE rules and our Corporate Governance Guidelines, our non-management directors are required to meet in executive session without the presence of management at least annually.  All of our non-management directors are also independent under the rules of the NYSE.  Since May 2010, General Ralston has presided as the Board’s lead independent director (the “Lead Independent Director”), with responsibility for chairing all non-management director executive sessions.  In fiscal year 2012, General Ralston served as the Lead Independent Director at three executive sessions.

Board Leadership Structure
Under our corporate governance framework, our Board has the flexibility to determine whether the roles of Chairman and CEO should be combined or separated, based upon our circumstances and needs at any given time, while providing independent oversight designed to ensure that management acts in our stockholders’ best interests.  Our Bylaws give the Board the authority to appoint as Chairman either a management or non-management director and provide for either the Chairman or, if the Chairman is not an independent director, one of our independent directors, to be designated by the Board as the Lead Independent Director.  Accordingly, if the Board determines that the advantages of having a CEO/Chairman outweigh any potential disadvantages, then our Bylaws require the Board to appoint a non-management Lead Independent Director with a defined role and responsibilities.

The Board of Directors is currently chaired by our CEO, Martin Koffel.  In addition, in accordance with our Bylaws, the Board has appointed General Ralston as its Lead Independent Director.

We believe that combining the positions of CEO and Chairman is, at the present time, the most effective leadership structure for us in promoting sound decision-making and vigorous execution of our strategic initiatives and business plans.  As the individual with primary responsibility for managing our day-to-day operations, Mr. Koffel has served as CEO (and Chairman) since 1989 and is most familiar with our business and the complex challenges we face in the current environment.  As a result, we believe that he is best positioned at this time to identify strategic priorities and to lead discussions, decision-making regarding key business and strategic issues, as well as to oversee the execution of important strategic initiatives.  In addition, we believe that a combined CEO/Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

We established the position of Lead Independent Director to help reinforce the independence of the Board as a whole.  The position of Lead Independent Director has been structured to serve as an effective balance to a CEO/Chairman and is empowered under our Bylaws to perform the following:

• approve the agenda for regular Board meetings;

• serve as chairman of Board meetings in the absence of the Chairman;

• establish and approve the agenda for meetings of the independent directors;

• approve Board meeting schedules to assure there is sufficient time for discussion of all agenda items;

• approve information sent to the Board;

• coordinate with the Committee chairs regarding meeting agendas and informational requirements;

• have authority to call meetings of the independent directors;

• preside over meetings of the independent directors;

• preside over any portions of Board meetings at which the evaluation or compensation of the CEO is presented or discussed;

• preside over any portions of Board meetings at which the performance of the Board is presented or discussed;

• serve as a liaison between the Chairman and the independent directors;

• coordinate the activities of the other independent directors; and

• if requested by major stockholders of the corporation, ensure that he or she is available for consultation and direct communication with such stockholders.

In light of this substantial delegation of authority and responsibility, we believe that a Lead Independent Director can help ensure the effective independent functioning of the Board in fulfilling its oversight role.  General Ralston has served as a director since 2003 and currently serves on our Board Affairs, Audit and Compensation Committees.  We believe that General Ralston, as Lead Independent Director, has built consensus among directors and served as a conduit between other independent directors and the Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.  In light of Mr. Koffel’s extensive history with and knowledge of URS, and because the Lead Independent Director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, we believe that it is advantageous to combine the positions of CEO and Chairman at this time.

Board’s Risk Oversight Role
One of the Board’s key functions is oversight of our risk management process.  The Board administers its oversight function directly through the Board as a whole, which has the ultimate oversight responsibility for the risk management process, as well as through the standing Audit, Board Affairs and Compensation Committees that address risks inherent in their respective areas of oversight.  Our Audit Committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment, risk management and our insurance program is undertaken.  The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function and independent registered public accounting firm’s audits.  Our Board Affairs Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of the Board, potential conflicts of interest and succession planning.  Our Compensation Committee administers our incentive compensation, stock, bonus and other similar plans and arrangements and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  See “Board Committees” for a more detailed description of these Committees and their respective areas of oversight.  Senior management reports on enterprise risks issues, including operational, financial, legal and regulatory, and strategic and reputational risks, to the appropriate Committee or the Board.

The entire Board and the Committees receive reports on areas of material risk and, for each Committee, the Committee’s area of oversight, from senior management, internal auditors, our independent registered public accounting firm, compensation consultants, internal and outside counsel, and other members of management and professional advisors.  When a Committee receives such reports, the chairman of the Committee reports on the discussion to the full Board at the next Board meeting.  This process enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board’s Role in Succession Planning	As reflected in our Corporate Governance Guidelines, succession planning for both directors and executive officers is one of the primary responsibilities of the Board. With respect to Board succession planning, the Board Affairs Committee regularly evaluates the size and composition of the Board, giving consideration to our changing circumstances, the Board’s diversity policy and the then-current Board membership. The Board Affairs Committee and the Board of Directors also regularly consider succession plans for membership of the Board committees and committee chairmen. With respect to executive succession planning, the Board’s goal is to have a long-term and continuing program to plan for CEO succession and to monitor and advise on management’s senior leadership development program and succession planning for other executive officers.  The Board, through the Lead Independent Director and his communication with the CEO, also has short-term contingency plans in place for emergencies or unplanned events, such as the departure, death, or disability of the CEO or other executive officers.

Executive succession planning is one of the topics discussed during most regular executive sessions of the Board, and additional executive sessions have been held in recent years, devoted primarily to executive succession planning and professional development.  We have engaged outside consultants to help the Board and the CEO identify and evaluate the skills and capabilities of potential internal CEO succession candidates, and to plan and implement professional development programs tailored to each candidate that are designed to help them maximize their potential regarding leadership, strategy and execution.  During the additional executive sessions focused on succession planning, the Board meets with the outside consultants and the CEO to monitor and assess the progress of the internal succession candidates towards their professional development goals, and to become more familiar with other senior executives with high potential as well as potential external succession candidates.  To enable the directors to become more familiar with succession candidates and other high potential executives, Board meetings are planned to specifically include presentations and attendance by active succession candidates and other senior executives.  Board members also have direct access to all of our employees and are encouraged to make site visits on a worldwide basis to meet with local management.

Director Nominees
Our Board Affairs Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge and has the diversity of skills, experience and perspectives with respect to management and leadership, vision and strategy, accounting and finance, business operations, business judgment, industry background, and corporate governance necessary to oversee and direct our business.  When the Board Affairs Committee identifies and evaluates candidates recommended by management or stockholders, the Board Affairs Committee looks specifically at the candidate’s qualifications in the broader context of the Board’s overall composition and in light of our needs given the then current mix of director attributes.  The Board Affairs Committee’s goal is to recruit directors who complement and reinforce the skills of other directors.

In accordance with the Board Affairs Committee Charter, a qualified candidate for director nominee must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment, have the ability to work effectively with other members of the Board, and provide the skills and expertise appropriate to best serve the long-term interests of our stockholders.  In accordance with the Board’s diversity policy, the Board Affairs Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds.  The Board Affairs Committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with the composition of the Board as a whole.  The Board assesses the effectiveness of the Board’s diversity policy in connection with its periodic self-assessment process.  Candidates are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In the case of incumbent directors whose terms of office are set to expire, the Board Affairs Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair these directors’ independence.  In the case of new director candidates, the Board Affairs Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The Board Affairs Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Board Affairs Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

From time to time, the Board Affairs Committee has engaged outside professional search firms, such as Korn/Ferry International, to assist with the identification and evaluation of director candidates.

The policy of our Board Affairs Committee is to consider Board candidates who are recommended by stockholders in the same manner as candidates recommended by members of the Board or senior management.  Any stockholder wishing to recommend a candidate for nomination as a director should submit in writing the candidate’s name, biographical information and business qualifications to Chairman, Board Affairs Committee, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728.  All qualified submissions are reviewed by our Board Affairs Committee at the next appropriate meeting.  If a stockholder wishes the Board Affairs Committee to consider a director candidate for nomination at our next annual meeting, the Committee’s policy requires that written recommendations be received by us no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting.  Our Board Affairs Committee has not received a candidate recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our voting common stock.

Communications with the Board
Stockholders and other interested parties may communicate directly with any of our senior managers or members of our Board by writing directly to those individuals at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728).  Communications related to director candidate recommendations should be directed to the Chairman of the Board Affairs Committee.  In addition, we encourage communicating any concerns related to our financial or accounting practices directly to the Chairman of the Audit Committee.  Stockholders may also send communications to General Ralston, the Board’s Lead Independent Director.  The non-management directors have instructed us to review all mail and other direct communications and have directed us to exercise discretion in determining whether to forward to members of the Board correspondence or other communications that are inappropriate, such as business solicitations, frivolous communications and advertising.  Directors may at any time request that we forward to them all communications received by us.  Information about how to contact our Board is also available on our website at www.urs.com.

Code of Business Conduct and Ethics
All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and directors are required by our Code of Business Conduct and Ethics to conduct our business consistent with the highest legal and ethical standards.  The full text of our Code of Business Conduct and Ethics is available on our website at

www.urs.com. If we amend or waive a provision of our Code of Business Conduct and Ethics, we would then post such amendment or waiver on our website, as required by applicable rules.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics.  The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Compensation of Non-Management Directors	The following table sets forth information regarding non-management directors’ compensation for fiscal year 2012.

NON-MANAGEMENT DIRECTOR COMPENSATION FOR FISCAL YEAR 2012

Non-Management Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Mickey P. Foret	$109,000	$119,939	—	$228,939
Senator William H. Frist	$80,750	$119,939	—	$200,689
Lydia H. Kennard	$93,750	$119,939	—	$213,689
Donald R. Knauss	$81,500	$119,939	—	$201,439
Timothy R. McLevish	$2,500	$0	—	$2,500
Joseph W. Ralston	$146,750	$119,939	—	$266,689
John D. Roach	$92,250	$119,939	—	$212,189
Douglas W. Stotlar	$82,500	$119,939	—	$202,439
William P. Sullivan	$90,750	$119,939	—	$210,689

(1)	Includes cash compensation, such as retainers and meeting fees, earned in fiscal year 2012 for Board and Committee services.
(2)	Represents the compensation cost, which is equivalent to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Stock awards are fully vested upon grant. We calculate fair value based on the closing sales price of a share of our common stock on the last market-trading day prior to the date of grant.

Each non-management director received the following stock awards in fiscal year 2012, except for Mr. McLevish, who did not join the Board until November 2012.

Grant Date	Grant Price	Quarterly Stock Award Shares	Quarterly Stock Award Grant Date Fair Value ($)
December 31, 2011	$35.12	818	$28,728
March 31, 2012	$42.52	676	$28,744
June 30, 2012	$34.88	895	$31,218
September 29, 2012	$35.31	885	$31,249

(3)	Mr. McLevish joined the Board in November 2012.

The following table sets forth information regarding outstanding deferred equity awards held by non-management directors at the end of fiscal year 2012.

OUTSTANDING DEFERRED EQUITY AWARDS FOR NON-MANAGEMENT DIRECTORS AT THE

END OF FISCAL YEAR 2012

	Deferred Stock Awards (1)(2)
Non-Management Director	Number of Shares of Stock That Have Not Been Issued (#)	Market Value of Shares of Stock That Have Not been Issued ($)
Mickey P. Foret	8,778	$339,796
Senator William H. Frist	1,969	$76,220
Lydia H. Kennard	4,532	$175,434
Donald R. Knauss	1,414	$54,736
Timothy R. McLevish(3)	0	$0
Joseph W. Ralston	8,778	$339,796
John D. Roach	8,778	$339,796
Douglas W. Stotlar	4,999	$193,511
William P. Sullivan	5,741	$222,234

(1)
The market value of the deferred stock awards is calculated by multiplying the number of shares by the closing market price of our common stock as of the last trading day of fiscal year 2012, which was $38.71.  Although these deferred stock awards are fully vested immediately upon grant, the number of notional shares attributed to deferred stock awards accumulate and are not issued to the director until six months after the date he or she terminates service on the Board.

(2)
Prior to May 26, 2011, each non-management director serving on the Board received a deferred stock award on the first day of each fiscal quarter consisting of a number of notional shares equal to $14,375 divided by the Fair Market Value (as defined above) of our common stock on that day, rounded down to the nearest whole share.  The Board eliminated the quarterly deferred stock award effective May 26, 2011.  All deferred stock awards vested immediately upon grant; however, the number of notional shares attributed to deferred stock awards accumulate and are not issued to the non-management director until six months after the date the non-management director terminates his or her service on the Board.

(3)	Mr. McLevish joined the Board in November 2012.

Description of Non-Management Director Compensation
Quarterly Cash Retainer:  At the start of fiscal year 2012, each non-management director serving on the Board on the first business day of each fiscal quarter received a retainer of $15,000, for an aggregate of $60,000 annually.  Effective June 29, 2012, each non-management directors’ quarterly retainer increased to $19,375, for an aggregate of $77,500 annually.  Additional retainers paid to the Committee Chairmen remain unchanged, with the Chairman of the Audit Committee receiving an additional $3,750 payable on the first business day of each fiscal quarter for an aggregate of $15,000 annually.  Also, the Chairmen of the Board Affairs and Compensation Committees each received an additional $1,250, payable on the first business day of each fiscal quarter, for an aggregate of $5,000 annually.  Finally, at the start of fiscal year 2012, the Lead Independent Director received an additional $6,250, payable on the first business day of each fiscal quarter, for an aggregate of $25,000 annually.  Effective June 29, 2012, the Lead Independent Director payment increased to $13,750, payable on the first business day of each fiscal quarter, for an aggregate of $55,000 annually.

Board Attendance Fees:  At the start of fiscal year 2012, each non-management director received $2,000 for each Board meeting attended in person and $750 for each Board meeting attended by telephone.  Effective June 29, 2012, each non-management director received $2,500 for each Board meeting attended in person.

Committee Attendance Fees:  At the start of fiscal year 2012, Committee members who were not serving as Chairmen received $1,500 for each Committee meeting attended in person and $750 for each Committee meeting attended by telephone.  Effective June 29, 2012, Committee members who were not serving as Chairmen received $2,000 for each Committee meeting attended in person.

Committee Chairman Fees:  At the start of fiscal year 2012, the Chairman of the Audit Committee received $4,000 for each meeting chaired in person and $750 for each meeting chaired by telephone.  The Chairs of the Board Affairs and Compensation Committees each received $3,000 for every meeting chaired in person and $750 for every meeting chaired by telephone.  Effective June 29, 2012, the Chairman of the Audit Committee received $4,500 for each meeting chaired in person and the Chairs of the Board Affairs and Compensation Committees each received $3,500 for every meeting chaired in person.

Quarterly Stock Award:  At the start of fiscal year 2012, each non-management director serving on the Board on the first day of each fiscal quarter received a stock award under the 2008 Incentive Plan, consisting of the number of shares of our common stock equal to $28,750 divided by the Fair Market Value (as defined below) of our common stock on that day, rounded down to the nearest whole share.  Effective June, 29, 2012, each non-management director serving on the Board on the first day of each fiscal quarter received a stock award under the 2008 Incentive Plan, consisting of the number of shares of our common stock equal to $31,250 divided by the Fair Market Value of our common stock on that day, rounded down to the nearest whole share.  The stock awards vest immediately upon grant.  As defined in our 2008 Incentive Plan, “Fair Market Value” means the closing sales price of a share of our common stock on the last market-trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.  Subject to stockholder approval of the Amended 2008 Incentive Plan, future quarterly stock awards will be made under that Plan.

Consulting Fees:  We also maintain a policy under which non-management directors may be engaged on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board.  No consulting fees were paid to non-management directors during fiscal year 2012.  If consulting fees are paid in the future to a non-management director, the Board will determine whether the special projects affect the independence of the non-management director.

NON-MANAGEMENT DIRECTOR STOCK OWNERSHIP GUIDELINES

In March 2011, we adopted Amended and Restated Stock Ownership Guidelines for our senior executives and in May 2011, extended these Guidelines to our non-management directors.  The purpose of the Guidelines, as they apply to our non-management directors, is to encourage them to voluntarily maintain a reasonable level of personal share ownership to demonstrate their personal commitment to our long-term success and to continue to align their own interests with the interests of our stockholders, consistent with our commitment to sound corporate governance.  The Guidelines are determined as a multiple of three times each non-management director’s annual cash retainer, then converted to a fixed number of shares of our common stock based on the closing stock price as of the date of determination.

Our non-management directors are encouraged to hold at least the number of shares of our common stock that satisfy the Guidelines as of the first day of each of our fiscal years.  When individuals first become non-management directors, they are encouraged to satisfy the Guidelines within five years.  Shares that count toward satisfaction of these Guidelines include the following: shares owned outright by the non-management director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the non-management director or his or her immediate family members; restricted stock, whether deferred or vested outright, granted under our equity incentive plans; and shares purchased in the open market.

The following table sets forth the number of shares and value of our common stock, within the meaning of the Guidelines, held as of April 1, 2013, and the multiple that such shares represent of the non-management directors’ annual cash retainer.  This table indicates that each of our non-management directors satisfied our Guidelines, except for Mr. McLevish, who joined the Board in November 2012, and is within the transition period for new directors.

Director	Share Ownership (1)	Share Ownership Value (1)	Annual Cash Retainer	Equity Ownership as Multiple of Fiscal Year Annual Cash Retainer
Mickey P. Foret	40,644	$1,894,823	$92,500	20.5
Senator William H. Frist	10,284	$479,440	$77,500	6.2
Lydia H. Kennard	15,410	$718,414	$82,500	8.7
Donald R. Knauss	9,174	$427,692	$77,500	5.5
Timothy R. McLevish	1,466	$68,345	$77,500	0.9
Joseph W. Ralston	19,016	$886,526	$137,500	6.4
John D. Roach	19,091	$890,022	$77,500	11.5
Douglas W. Stotlar	16,344	$761,957	$77,500	9.8
William P. Sullivan	17,828	$831,141	$77,500	10.7

(1)	Based on an April 1, 2013 share ownership date and closing share price of $46.62.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1

ELECTION OF DIRECTORS

The current terms of office of all of our directors expire at the Annual Meeting.  The Board proposes the reelection of the nominees named in this Proposal 1, all of whom are currently serving as directors, for a new term of one year and until their successors are duly elected and qualified.  Each of these nominees was previously elected by the stockholders, except for Mr. McLevish, who joined the Board in November 2012.  Mr. McLevish was recommended for election to the Board by Korn/Ferry International.

The process undertaken by the Board Affairs Committee in recommending qualified director candidates is described under “Information About the Board of Directors - Director Nominees.”  As discussed in that section, the Board Affairs Committee evaluates director nominees in the broader context of the composition of the Board as a whole, with the objective of nominating directors who can together provide an appropriate balance of valuable skills, experience and perspectives and who also exhibit integrity, collegiality, sound business judgment and adherence to high ethical standards as well as a commitment of service to us, our Board and our stockholders.

There are ten nominees for the ten Board positions that will be authorized at the time of the Annual Meeting.  Stockholders cannot vote or submit proxies for a greater number of persons than the number of nominees named in this Proposal 1.  Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.  In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Board.  There are no family relationships among any of our directors and executive officers.

The following paragraphs provide biographical information regarding each director as of the date of this proxy statement.  Also included is information regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led our Board, following the recommendation of the Board Affairs Committee, we believe that, in light of our business and structure, the nominees should continue to serve as a director.

Nominee and Current Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age
Mickey P. Foret (Audit Committee)
Mr. Foret has served as one of our directors since March 2003.  He served until 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., an airline company, and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc., a transportation and logistics company.  Mr. Foret was employed in various management positions at Northwest Airlines from 1992 until 1996 as well as from 1998 until 2002.  Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer as well as in other management positions at Continental Airlines, Inc.  Mr. Foret has served as a director of Delta Air Lines, Inc. since November 2008 and as a director of the Nash Finch Company since May 2005.  Mr. Foret has previously served as a director for NorAm Energy Corp., as a director of MAIR Holdings, Inc., as a director of First American Funds, as a director of Champion Airlines, Inc., as a director of Worldspan L.P., as a director of ADC Telecommunications, Inc., and as a director of Northwest Airlines.  He is 67 years old.

As the former chief financial officer and senior executive of a multinational public company, Mr. Foret contributes to the Board his considerable operational experience in and knowledge of the transportation and logistics industry, an industry that represents a significant portion of our business.  Mr. Foret’s service on a number of boards of other public companies enables him to share his experience of beneficial governance practices employed at other public companies.  We view accurate financial reporting and robust auditing to be critical to our success and, with his executive experience in capital-intensive industries and his experience as a director of financial funds, Mr. Foret is well positioned to contribute his extensive financial expertise to the Board.  He also qualifies as an audit committee financial expert under the SEC guidelines.

Senator William H. Frist, M.D. (Board Affairs Committee)
Senator Frist has served as one of our directors since November 2009.  He has served as a partner at Cressey & Company LP, a private investment firm, since 2007.  He also served as Distinguished University Professor at Vanderbilt University from 2008 until 2010.  He served as a United States Senator for Tennessee from 1995 until 2007 and was Majority Leader of the United States Senate from 2003 until 2007.  Senator Frist has served as a director of Select Medical Corporation since May 2010.  Senator Frist serves on the boards of several other organizations including the Center for Strategic and International Studies, the Kaiser Family Foundation, the Robert Wood Johnson Foundation, Aegis Laboratories, Accolade LLC, and the

Harvard Medical School Board of Fellows. He is 61 years old.

Senator Frist’s experience as a legislator, including numerous committee memberships and chairmanships and, most notably, as former Majority Leader of the United States Senate, gives him the leadership and consensus-building skills to assist the Board in a range of its activities.  He has extensive knowledge of the workings of government and, as a former member of the Senate Finance Committee, of the federal budgeting process, which we view as especially significant given that a large proportion of our business activities are heavily regulated and directly affected by governmental actions.  The Board also benefits from the considerable investment and finance experience he has gained from his tenure as a partner in a private investment firm.  His service on the board of the Center for Strategic and International Studies enables him to contribute his perspective on our international operations.

Lydia H. Kennard (Board Affairs Committee)
Ms. Kennard has served as one of our directors since August 2007.  She is currently President and CEO of KDG Construction Consulting.  Since March 2007, she has also been a Principal of Airport Property Ventures, an operator and developer of aviation facilities.  Ms. Kennard served as the Executive Director of Los Angeles World Airports, the airport authority for the City of Los Angeles, from 1999 to 2003, and again from 2005 to February 2007.  Ms. Kennard has been a director of Prologis, Inc., and its predecessor company, AMB Property Corporation, since 2004 and a director of Intermec, Inc. since 2003.  She served as a director of IndyMac Bank from 2002 to 2008.  She was formerly a trustee of the RAND Corporation, a nonprofit policy research institute from 2007 to 2012 and was a member of the California Air Resources Board from 2004 to 2011.  She is 58 years old.

Ms. Kennard’s prior executive and operational experience, including oversight of such diverse activities as airfield operations, airport retail and restaurant concession management, construction, maintenance, property and asset management, business operations, and police and security activities, positions her to contribute to the Board her leadership skills, her critical insights into the operational requirements of a large company and her expertise in industries in which we participate, such as infrastructure, construction and project management.  As a result of her involvement with the California Air Resources Board, she is able to share her understanding of air quality management and regulation, which is valuable in enhancing the Board’s insight into our environmental management and pollution control and other environmental programs.  The Board also benefits from her knowledge of the conduct and governance of public companies based on her experience as a director of several public companies.
Donald R. Knauss (Board Affairs Committee)
Mr. Knauss has served as one of our directors since June 2010.  He has served as chairman and chief executive officer of The Clorox Company, a manufacturer and marketer of consumer products, since October 2006.  He served as Executive Vice President of The Coca-Cola Company (a marketer and distributor of non-alcoholic beverages) and President and Chief Operating Officer for Coca-Cola North America from February 2004 until August 2006.  Mr. Knauss has served as a director of the Kellogg Company since November 2007 and The Clorox Company since October 2006.  He is 62 years old.

With his substantial experience in executive positions at large multi-national corporations, Mr. Knauss brings to the Board substantial leadership skills.  The Board also benefits from his expertise in corporate governance practices gained from his service on the boards of two large public companies.  His experiences serving as a chairman, chief executive officer and chief operating officer allow him to contribute to the Board his critical knowledge and expertise related to the operations of large public companies, particularly in connection with international expansion, development and evaluation of strategic growth opportunities and consideration of the impact of corporate investment on stockholder value.

Martin M. Koffel
Mr. Koffel has served as our Chairman of the Board, Chief Executive Officer, President and as one of our directors since 1989.  He is 74 years old.

Mr. Koffel’s long tenure as our CEO and Chairman positions him to contribute to the Board his extensive knowledge of our business, history and development, and to provide critical Board leadership and continuity.  As CEO, he has developed substantial operational and industry expertise, as well as executive leadership skills that are important to us and to our Board.  Mr. Koffel has previously served on the boards of several international policy institutes, which have given him substantial experience and perspective regarding economic and geopolitical trends, the development and execution of business strategies and evolving views regarding corporate governance best practices.

Timothy R. McLevish
Mr. McLevish has served as one of our directors since November 2012.  He currently serves as Executive Vice President and Chief Financial Officer of Kraft Foods Group, Inc., a manufacturer and marketer of packaged food products.  He served as Executive Vice President of Kraft Foods from 2011 until 2012 when Kraft was separated into Kraft

Foods Group and Mondelēz International, Inc. From 2007 to 2011, he served as Executive Vice President and Chief Financial Officer of Kraft Foods. Before joining Kraft Foods, Mr. McLevish was the Senior Vice President and Chief Financial Officer of Ingersoll-Rand Company Limited, a diversified industrial company, from 2002 to 2007. Prior to that, he held a series of finance, administration and leadership roles for Mead Corporation, a forest products company, from 1987 to 2002. His final role with Mead was Vice President and Chief Financial Officer, a position he held from December 1999 through March 2002. Mr. McLevish has served as a director of Kennametal, Inc. since 2004. He is 58 years old.

Mr. McLevish brings to the Board valuable experience in finance and accounting as well as substantial executive insight on issues facing large multi-national public corporations.  In light of his considerable past experience in positions as a financial executive at several large public companies, most recently as Executive Vice President and Chief Financial Officer, he adds a valuable perspective to the Board on financial reporting and accounting issues, the risk management and internal audit process, as well as significant operational and management insights.  His executive experience at a multi-national public corporation with global operations positions him to contribute critical insights into a variety of international finance and regulatory issues, which are especially important to us given that a significant portion of our business is conducted overseas.

General Joseph W. Ralston, USAF (Ret.) (Audit, Board Affairs and Compensation Committees)
General Ralston has served as one of our directors since October 2003.  He has served as Vice Chairman of The Cohen Group, an international business consulting firm, since 2003; as a director of Lockheed Martin since 2003; and as a director of The Timken Company since 2003.  General Ralston’s military career began in 1965 and concluded in 2003, when he retired from active duty.  General Ralston’s military career was highlighted by his service as Vice Chairman of the Joint Chiefs of Staff in Washington, D.C. from 1996 to 2000 and Commander, U.S. European Command and Supreme Allied Commander Europe, NATO from 2000 to 2003.  He is 69 years old.

General Ralston’s distinguished career in the armed forces has provided him with extensive experience in executive management, logistics and military procurement.  During his service as a senior military officer, including Vice Chairman of the Joint Chiefs of Staff, General Ralston maintained the highest security clearances and performed a variety of responsibilities, including reviewing the requirements of the armed forces for goods and services and assessing the personnel, equipment, cyber, financial and reputational risks of military operations.

Consequently, he has developed a deep understanding of the organization that has historically been among our most important clients, including critical insights into the needs of the armed forces for our services and the federal government procurement processes.  The Board also benefits from his advice regarding our classified activities and his insights into our enterprise risk management.  In addition, in serving as Chairman of the Nominating and Corporate Governance Committee of the Board of The Timken Company, General Ralston has gained valuable experience dealing with relevant rules and regulations and generally overseeing corporate governance matters.

John D. Roach (Audit and Compensation Committees)
Mr. Roach has served as one of our directors since February 2003.  He has served as Chairman of the Board and Chief Executive Officer of Stonegate International, a private investment and advisory services firm, since 1997; as a director of the PMI Group, Inc. since 1997; as a director of Ply Gem Holdings (a private company) since 2004, and as a director of VeriSign, Inc. since August 2007.  He previously served as the Executive Chairman and Chief Executive Officer of Unidare U.S., Inc., an industrial welding and safety supplier, from 2002 to 2006; the founder, Chairman of the Board and Chief Executive Officer of Builders First Source, Inc. from 1998 to 2001; the Chairman of the Board, President, and Chief Executive Officer of Fibreboard Corp. from 1991 to 1997; a director of Kaiser Aluminum Corporation and its subsidiary Kaiser Aluminum & Chemical Corporation from 2002 to 2006; a director of Material Sciences Corporation from 2003 to 2006; and a director of Washington Group (formerly Morrison Knudsen Corporation) from 1997 to 2002.  He is 69 years old.

With his prior extensive service as a chief executive officer of a multinational public company and a private investment firm, Mr. Roach brings to the Board his considerable business leadership and strategic consulting skills.  Mr. Roach has served as a senior executive or director of a variety of companies in the construction and industrial production industries, which positions him to contribute his knowledge in the construction industry, one of the businesses we serve, and a variety of other industries, many of which are relevant to our Industrial and Commercial market sector.  The Board also benefits from his executive experience in financial services, as well as his expertise in corporate governance and finance gained as a director of several public companies.  Mr. Roach qualifies as an audit committee financial expert under the SEC guidelines.

Douglas W. Stotlar (Compensation Committee)
Mr. Stotlar has served as one of our directors since March 2007.  He has served as President, Chief Executive Officer, and director of Con-way Inc., a transportation and logistics company (previously known as CNF Inc.) since April 2005.  He served as President and Chief Executive Officer of Con-way Transportation Services, Inc., a regional trucking subsidiary (“CTS”), from 2004 until 2005.  He also served as CTS’ Executive Vice President and Chief Operating Officer from 2002 until 2004, and as CTS’ Executive Vice President of Operations from 1997 until 2002.  Mr. Stotlar serves as vice president at large and is a member of the executive committee of the American Trucking Associations.  He is also a member of the Board of Directors of the American Transportation Research Institute.  He is 52 years old.

Mr. Stotlar’s executive experience has provided him with substantial knowledge of the transportation and logistics sector, an industry in which we participate.  As the Chief Executive Officer of Con-way, Inc., he gained a significant understanding of public policy issues and supply chain systems in the transportation and logistics sector, which are relevant to our business activities.  In addition, as a currently serving chief executive officer of a public company, Mr. Stotlar can contribute his valuable experience with contemporary corporate governance practices, labor and stockholder relations matters, and current legal and regulatory requirements and trends.  He also serves on the boards of several not-for-profit organizations.

William P. Sullivan (Audit and Compensation Committee)
Mr. Sullivan has served as one of our directors since August 2006.  He has served as the Chief Executive Officer of Agilent Technologies, Inc., a provider of scientific and technical instruments, since March 2005.  He served as Executive Vice President and Chief Operating Officer of Agilent, from March 2002 until March 2005, and as its Senior Vice President and General Manager of its Semiconductor Products Group from August 1999 until March 2002.  Mr. Sullivan has served as a director of Agilent since March 2005 and as director of Avnet, Inc. since July 2008.  He is 63 years old.

As one of the three non-executive directors on the Board who are currently serving as chief executive officers of public companies, Mr. Sullivan brings to the Board his significant executive and operational experience addressing contemporary issues facing public companies today.  His experience as a senior executive of a multinational public company with global operations allows him to provide insight into a variety of international issues, which is especially important to us given that a significant portion of our business is conducted overseas.  We believe that our exposure to new technologies and access to new ideas in this field are important to our future success, and Mr.

Sullivan’s experience in the high technology industry positions him to contribute to the Board his considerable knowledge of developments in the technology sector.  The Board also benefits from his knowledge of finance, as well as of the most current issues in the conduct and governance of public companies.  He also qualifies as an audit committee financial expert under SEC guidelines.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH DIRECTOR NOMINEE.

Required Vote
Directors are elected by a majority of the votes cast for and against by holders of shares entitled to vote at the Annual Meeting, whether present in person or represented by proxy, which means that, for each director, the number of votes cast for the director must exceed the number of votes cast against that director.  Abstentions and broker non-votes will not be considered votes cast.

Proposal 2

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE 2008 EQUITY INCENTIVE PLAN

Proposal
The URS Corporation 2008 Equity Incentive Plan (“2008 Incentive Plan”) was originally adopted by our Board on March 27, 2008 and approved by our stockholders on May 22, 2008.  On March 28, 2013, our Board adopted an amendment and restatement of the 2008 Incentive Plan (“Amended 2008 Incentive Plan”), subject to stockholder approval.

This Proposal 2 seeks approval of the Amended 2008 Incentive Plan.  The approval of the Amended 2008 Incentive Plan will provide us with the ability to grant stock options, restricted stock and restricted stock unit awards, non-executive director stock awards, and performance-based stock and cash awards.  In addition, the corporate governance standards of the NYSE require stockholder approval of certain equity compensation plans adopted by listed companies.  Approval of the Amended 2008 Incentive Plan by our stockholders is also required to ensure that performance-based awards granted under the Amended 2008 Incentive Plan will qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Material Changes
The Amended 2008 Incentive Plan contains the following material changes from the 2008 Incentive Plan:

• increases the aggregate number of shares of our common stock authorized for issuance under the Amended 2008 Incentive Plan by 1,500,000 shares;

• extends the term of the Amended 2008 Incentive Plan until May 23, 2018;

• eliminates certain minimum vesting requirements for awards in accordance with updated guidelines for equity compensation plans established by certain institutional stockholders;

• adds a provision to specifically prohibit the cancellation of any outstanding stock option that has an exercise price greater than the then current fair market value of our common stock in exchange for cash or other stock awards under the Amended 2008 Incentive Plan without prior stockholder approval;

• adds a provision which subjects all awards granted under the Amended 2008 Incentive Plan to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law; and

• in order to comply with Section 409A of the Code, eliminates the ability of a participant to elect the manner in which any payments that would be nondeductible by us as “excess parachute payments” made in connection with a change in control under Section 280G of the Code will be reduced.

Reasons for the Proposal
Equity and incentive compensation historically have been key elements of our compensation program.  The ability to grant restricted stock and other awards under the 2008 Incentive Plan has enabled us to attract and retain directors, officers, employees and consultants and motivate these individuals to exert their maximum efforts for our success.  Our Board believes that an equity compensation program is a necessary and powerful incentive and retention tool that benefits all of our stockholders.

Because the 2008 Incentive Plan is scheduled to expire on May 22, 2013 pursuant to its own terms, approval of the Amended 2008 Incentive Plan is necessary to enable us to continue to provide awards to our directors, officers, employees and consultants.  The increased share reserve of the Amended 2008 Incentive Plan would also allow us to continue to provide awards to these individuals at levels determined appropriate by our Board or Compensation Committee.

The aggregate number of shares of our common stock authorized for issuance under the 2008 Incentive Plan is 5,000,000 shares, of which only 573,138 shares remained available for future grant as of April 1, 2013.  If the Amended 2008 Incentive Plan is approved by our stockholders, an additional 1,500,000 shares of our common stock would be available for issuance under the Amended 2008 Incentive Plan.  The increase in the number of shares authorized  under the Amended 2008 Incentive Plan would allow us to continue to provide awards to our directors, officers, employees and consultants at levels determined appropriate by our Board or Compensation Committee.

Approval of the Amended 2008 Incentive Plan by our stockholders will also constitute approval of terms and conditions set forth therein that will permit us to grant performance-based stock and cash awards under the Amended 2008 Incentive Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) of the Code denies a deduction to any publicly held corporation for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million.  However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation.  For compensation awarded under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the following terms must be approved by the stockholders before the compensation is paid:  (i) a description of the employees eligible to receive such awards; (ii)  a per-person limit on the number of shares subject to performance-based stock awards, and the amount of cash subject to performance-based cash awards, that may be granted to any employee under the plan in any year; and (iii) a description of the business criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable).  Accordingly, our stockholders are requested to approve the Amended 2008 Incentive Plan, which includes terms regarding eligibility for awards, annual per-person limits on awards and the business criteria for performance-based awards granted under the Amended 2008 Incentive Plan (as described in the summary below).

We believe it is in our and our stockholders’ best interests to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code.  However, in certain circumstances, we may determine to grant compensation to covered employees that will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.  Moreover, even if we intend to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

Other Information
All stock awards granted under the 2008 Incentive Plan (other than non-executive director stock awards and certain awards granted in 2013 as part of our transition to a redesigned long-term equity incentive program) have provided for both performance-based and service-based vesting in accordance with a policy adopted by our Compensation Committee.  Specifically, all such awards have provided that one-half of the shares subject to the award will vest on the basis of both the participant’s service to us and our affiliates and the attainment of our pre-established financial performance goals, and the other one-half of the shares subject to the award will vest solely on the basis of the participant’s service to us and our affiliates.  If the Amended 2008 Incentive Plan is approved by our stockholders at the Annual Meeting, we currently intend to continue this policy for all stock awards granted under the Amended 2008 Incentive Plan (other than non-executive director stock awards).

If the Amended 2008 Incentive Plan is approved by our stockholders at the Annual Meeting, it will become effective as of March 28, 2013, the date that it was adopted by our Board.  In the event that our stockholders do not approve the Amended 2008 Incentive Plan pursuant to this Proposal 2, the Amended 2008 Incentive Plan will not become effective and the 2008 Incentive Plan will terminate effective as of May 22, 2013.  The following description of the Amended 2008 Incentive Plan is a summary only and is qualified in its entirety by reference to the full text of the Amended 2008 Incentive Plan attached hereto as Appendix A.

Overhang

The following table provides certain additional information regarding our equity incentive program.

As of April 1, 2013
Total Shares Subject to Outstanding Stock Options	0
Total Shares Subject to Outstanding Full Value Awards	2,988,588
Total Common Stock Outstanding on the Record Date	0
Closing Price of Common Stock as Reported on NYSE on the Record Date	$46.62
Weighted-Average Exercise Price of Outstanding Stock Options	0
Weighted-Average Remaining Term of Outstanding Stock Options	0
Total Shares Available for Grant under the 2008 Incentive Plan	573,138
Total Shares Available for Grant under Other Equity Incentive Plans	0

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal year 2012.

Fiscal Year 2012
Number of Shares Subject to Stock Options Granted	0
Number of Shares Subject to Full Value Awards Granted	1,400,000
Weighted-Average Common Stock Outstanding	74,300,000

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2

Required Vote
Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the votes cast on the proposal, provided that the total vote cast represents at least a majority of the outstanding shares entitled to vote on the proposal.  Votes FOR, AGAINST and ABSTAIN will count as votes cast.  Broker non-votes do not count as votes cast for this purpose.

The following is a summary of the material features of the Amended 2008 Incentive Plan.

General
The Amended 2008 Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, non-executive director stock awards, performance stock awards and other forms of equity compensation (together, “stock awards”), as well as performance cash awards (“performance cash awards” and together with “stock awards,” “awards”). Incentive stock options granted under the Amended 2008 Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code.  Nonstatutory stock options granted under the Amended 2008 Incentive Plan are not intended to qualify as incentive stock options under the Code.  See “Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose
Our Board adopted the Amended 2008 Incentive Plan to provide a means to secure and retain the services of employees (including officers), directors and consultants eligible to receive awards, to provide incentives for such individuals to exert maximum efforts for our success and the success of our affiliates, and to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of our common stock through the grant of stock awards.
Administration
Our Board administers the Amended 2008 Incentive Plan. Subject to the provisions of the Amended 2008 Incentive Plan, the Board has the authority to construe and interpret the Amended 2008 Incentive Plan, to determine the persons to whom and the dates on which awards will be granted, the type or combination of types of awards that will be granted, the number of shares of common stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise or purchase price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the awards. The Board also has the authority to accelerate the exercisability or vesting of awards.

The Board has the power to delegate some or all of the administration of the Amended 2008 Incentive Plan to a committee or committees, except that the Board may not delegate the administration of the Amended 2008 Incentive Plan to a committee to the extent such administration would affect the quarterly non-executive director stock awards granted under the Amended 2008 Incentive Plan.  In the discretion of the Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.  If administration is delegated to a committee, the committee has the authority to delegate certain administrative powers to a subcommittee of one or more members.  Any awards granted under the Amended 2008 Incentive Plan to non-executive directors, other than the quarterly non-executive director stock awards, will be granted by a committee consisting solely of two or more non-employee directors or outside directors.  As used herein with respect to the Amended 2008 Incentive Plan, the “Board” refers to any committee the Board appoints or, if applicable, any subcommittee, as well as to the Board itself.

The Board may also delegate to one or more officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares subject to such stock awards.  Under any such delegation, the Board will specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer. The officer may not grant a stock award to himself or herself.
Prohibition on Repricing
The Amended 2008 Incentive Plan expressly provides that the Board will not have the authority to reprice any outstanding stock awards, or cancel any outstanding stock option that has an exercise price greater than the then current fair market value of our common stock in exchange for cash or other stock awards under the Amended 2008 Incentive Plan, unless our stockholders have approved such an action within 12 months prior to such an event.

Authorized Shares
Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued under the Amended 2008 Incentive Plan is 6,500,000 shares.  Shares authorized under the Plan may be used for any award type without limitation, except that the aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options is 5,000,000 shares, subject to adjustment for certain changes in our capitalization.

Shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable national securities exchange, and such issuance will not reduce the number of shares available for issuance under the Amended 2008 Incentive Plan.  If a stock award expires or otherwise terminates without being exercised in full or is settled in cash, then such expired, terminated or settled award will not reduce the number of shares available for issuance under the Amended 2008 Incentive Plan.  Furthermore, if any shares of our common stock issued pursuant to a stock award are forfeited to us because of the failure to meet a contingency or condition required for the vesting of those shares, then the forfeited shares will revert to and again become available for issuance under the Amended 2008 Incentive Plan.  In addition, any shares withheld for the payment of taxes or acquired by us as consideration for the exercise of an option will again become available for issuance under the Amended 2008 Incentive Plan.  Shares issued under the Amended 2008 Incentive Plan may be previously unissued shares or reacquired shares, including shares repurchased by us on the market or otherwise.

Eligibility	Incentive stock options may be granted under the Amended 2008 Incentive Plan only to our employees (including officers) and the employees of our affiliates. Non-executive director stock awards may be granted only to our directors who are not our employees or employees of one of our affiliates.  Our employees (including officers) and consultants (including employees of and consultants to our affiliates), and our non-employee directors, are eligible to receive all other types of awards under the Amended 2008 Incentive Plan, including awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.  All of our employees, consultants (including employees of and consultants to our affiliates), and non-employee directors are eligible to participate in the Amended 2008 Incentive Plan.

No incentive stock option may be granted under the Amended 2008 Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of our total combined voting power or the total combined voting power of any of our affiliates, unless the exercise price of the option is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant.  In addition, the aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Amended 2008 Incentive Plan and any of our other plans, including those of our affiliates) may not exceed $100,000.

Under the Amended 2008 Incentive Plan, no employee may be granted during any fiscal year (i) options or performance stock awards covering more than 1,000,000 shares of our common stock, subject to adjustment for certain changes in our capitalization, or (ii) performance cash awards with a value in excess of $5,000,000.

Terms of Options
Options may be granted under the Amended 2008 Incentive Plan pursuant to stock option agreements.

Exercise Price.  The exercise price of options generally may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant and, in the case of certain incentive stock options (see “Eligibility” above), may not be less than 110% of such fair market value.

Consideration.  The exercise price of options granted under the Amended 2008 Incentive Plan may be paid, to the extent permitted by applicable law and at the discretion of the Board, (i) by cash, check, bank draft or money order, (ii) pursuant to a broker-assisted cashless exercise, (iii) by delivery of other shares of our common stock, (iv) pursuant to a net exercise arrangement, or (v) in any other form of legal consideration acceptable to the Board.

Vesting.  Options granted under the Amended 2008 Incentive Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board.  Vesting typically will occur during the optionholder’s continued service with us or with an affiliate, whether service is performed in the capacity of an employee, consultant or director (collectively, “service”) and regardless of any change in the capacity of the service performed.  Shares covered by different options granted under the Amended 2008 Incentive Plan may be subject to different vesting terms.

Term. The maximum term of options granted under the Amended 2008 Incentive Plan is 10 years, except that, in the case of certain incentive stock options (see “Eligibility” above) the maximum term is five years.

Termination of Service.  Options granted under the Amended 2008 Incentive Plan generally terminate three months after termination of the participant’s service unless (i) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months following termination; (ii) the participant dies before the participant’s service has terminated, or within the period (if any) specified in the option agreement after termination of service for a reason other than death, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 12 months following the participant’s death by the person or persons to whom the rights to such option have passed; or (iii) the option by its terms specifically provides otherwise.  The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws.  In no event, however, may an option be exercised beyond the expiration of its term.

Restrictions on Transfer.  Unless provided otherwise by the Board, a participant in the Amended 2008 Incentive Plan may not transfer an option other than by will or by the laws of descent and distribution or pursuant to a domestic relations order.  During the lifetime of the participant, only the participant (or the transferee pursuant to a domestic relations order) may exercise an option.  A participant may also designate a beneficiary who may exercise an option following the participant’s death.
Restricted Stock Awards
Restricted stock awards may be granted under the Amended 2008 Incentive Plan pursuant to restricted stock award agreements.

Consideration.  The Board may grant restricted stock awards in consideration of past or future services rendered to us or in exchange for any other form of legal consideration acceptable to the Board.

Vesting.  Shares of common stock acquired under a restricted stock award agreement may be subject to forfeiture to us in accordance with a vesting schedule as determined by the Board.

Termination of Service.  Upon termination of a participant’s service, we may reacquire any forfeited shares of stock that have not vested as of the termination under the terms of the applicable restricted stock award agreement.

Restrictions on Transfer.  Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as determined by the Board.

Restricted Stock Unit Awards
Restricted stock unit awards may be granted under the Amended 2008 Incentive Plan pursuant to restricted stock unit award agreements.

Consideration.  The purchase price, if any, for restricted stock unit awards may be paid in any form of legal consideration acceptable to the Board.

Settlement of Awards.  A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, by any combination of common stock and cash, or in any other form of consideration, as determined by the Board.

Vesting.  A restricted stock unit award vests at the rate specified in the applicable award agreement as determined by the Board.  At the time of grant, the Board may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the restricted stock unit award after vesting.

Dividend Equivalents.  Dividend equivalent rights may be credited with respect to shares covered by a restricted stock unit award, as determined by the Board.

Termination of Service. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of service.
Non-Executive Director Stock Awards
Quarterly Grant.  Each person who is serving as a non-executive director on the first day of each of our fiscal quarters will be granted a quarterly grant on each such day.  The number of shares of common stock subject to each quarterly grant will be equal to the quotient of $31,250 divided by the fair market value of the common stock on the date of grant, rounded down to the nearest whole share.  Each quarterly grant will be fully vested on the date of grant.

Consideration.  Non-executive director stock awards will be awarded in consideration of services rendered as one of our directors.

Amendment. The Board may, at any time, amend the terms pursuant to which non-executive director stock awards will be granted, including the value or number of shares that will be subject to each non-executive director stock award.

Performance Awards
The Amended 2008 Incentive Plan provides for the grant of performance-based stock and cash awards that may qualify as “performance-based compensation” that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered employee under Section 162(m) of the Code.

Under the Amended 2008 Incentive Plan, an award may be granted, vest or be exercised based upon the attainment, during a certain period of time, of certain performance goals.  All of our employees and consultants (including employees of and consultants to our affiliates) and our directors are eligible to receive performance-based stock and cash awards under the Amended 2008 Incentive Plan.  The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree the performance goals have been attained will be determined by the Compensation Committee.

In granting a performance-based award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee will set a period of time (a “performance period”) over which the attainment of one or more goals (“performance goals”) will be measured for the purpose of determining whether the award recipient has a vested right in or to the award and the amount of compensation payable under the award.  Within the time period prescribed by Section 162(m) of the Code, the Compensation Committee will establish the performance goals, based upon one or more criteria (“performance criteria”) enumerated in the Amended 2008 Incentive Plan and described below.  As soon as administratively practicable following the end of the performance period, the Compensation Committee will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the Amended 2008 Incentive Plan will be determined by the Compensation Committee, based on one or more of the following performance criteria:  (i) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest and taxes (“EBIT”); (iii) earnings before unusual or nonrecurring items; (iv) net earnings; (v) earnings per share; (vi) net income; (vii) gross profit margin; (viii) operating margin; (ix) operating income; (x) net operating income; (xi) net operating income after taxes; (xii) growth; (xiii) net worth; (xiv) cash flow; (xv) cash flow per share; (xvi) total stockholder return; (xvii) return on capital; (xviii) stock price performance; (xix) revenues; (xx) costs; (xxi) working capital; (xxii) capital expenditures; (xxiii) changes in capital structure; (xxiv) economic value added; (xxv) industry indices; (xxvi) expenses and expense ratio management; (xxvii) debt reduction; (xxviii) profitability of an identifiable business unit or product; (xxix) levels of expense, cost or liability by category, operating unit or any other delineation; (xxx) implementation or completion of projects or processes; (xxxi) contribution; (xxxii) average days sales outstanding; (xxxiii) new sales; and (xxxiv) to the extent that a performance stock award or performance cash award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to other performance criteria or internally-generated business plans, the performance of one or more comparable companies or a relevant index.  The Compensation Committee is authorized to determine whether, when calculating the attainment of performance goals for a performance period, as follows:  (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiii) to reflect any partial or complete corporate liquidation.  In addition, the Compensation Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals.

If this Proposal 2 is approved by our stockholders, compensation attributable to performance-based awards under the Amended 2008 Incentive Plan will qualify as “performance-based compensation” under Section 162(m) of the Code, provided that:  (i) the award is granted by a compensation committee composed solely of “outside directors” within the meaning of Section 162(m) of the Code; (ii) the award is granted (or vests or becomes exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee within the time period prescribed by Section 162(m) of the Code (no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed, and in any event at a time when the achievement of the performance goal remains substantially uncertain); and (iii) the Compensation Committee certifies in writing prior to the granting (or vesting or exercisability) of the award that the performance goal has been satisfied.
Other Stock Awards
The Board may grant other stock awards that are based in whole or in part by reference to our common stock.  Subject to the provisions of the Amended 2008 Incentive Plan, the Board has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards.

Clawback Policy
Awards granted under the Amended 2008 Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Board may impose other clawback, recovery or recoupment provisions in an award agreement as the Board determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of misconduct.

Changes in Capitalization
If any change is made to the outstanding shares of our common stock without our receipt of consideration (whether through a stock split or other specified change in our capital structure), appropriate adjustments will be made to:  (i) the maximum number and/or class of securities issuable under the Amended 2008 Incentive Plan; (ii) the maximum number and/or class of securities that may be issued pursuant to the exercise of incentive stock options; (iii) the maximum number and/or class of securities for which any one person may be granted options or performance-based awards per fiscal year pursuant to the limitation under Section 162(m) of the Code; and (iv) the number and/or class of securities and the price per share in effect under each outstanding stock award under the Amended 2008 Incentive Plan.

Corporate Transactions; Changes in Control
In the event of our dissolution or liquidation, all outstanding stock awards under the Amended 2008 Incentive Plan will terminate immediately prior to such event.

Unless otherwise provided in an agreement or unless otherwise expressly provided by the Board at the time of grant of a stock award, in the event of a “change in control” (as defined in the

Amended 2008 Incentive Plan), (i) any surviving or controlling entity may either assume outstanding stock awards or substitute similar awards for these outstanding stock awards, and any reacquisition rights held by us with respect to common stock issued pursuant to stock awards may be assigned to the surviving or controlling entity, or (ii) the Board may, in its discretion, provide that, in complete settlement of outstanding stock awards, holders of these awards will receive payments (in a form determined by the Board) in amounts that the Board determines represent the value of the outstanding awards.  If the surviving or controlling entity declines to assume the outstanding stock awards or substitute similar awards, and the Board does not provide for payments to settle the outstanding stock awards, then, (i) with respect to awardholders whose service has not terminated prior to the change in control, the vesting and the time during which these awards may be exercised will be accelerated as of a time designated by the Board (contingent upon the effectiveness of the change in control) and the awards will terminate if not exercised before that time, and any reacquisition rights held by us with respect to these awards will lapse, and (ii) any other outstanding awards will terminate if not exercised prior to the time designated by the Board, except that any reacquisition rights held by us with respect to these awards will not terminate.

For purposes of the Amended 2008 Incentive Plan, a “change in control” will be deemed to occur in the event of a transaction, or series of transactions that occur within a 12-month period, as a result of which our stockholders immediately prior to the transaction (or, in the case of a series of transactions, immediately prior to the first transaction in the series) hold less than 50% of the beneficial ownership of the securities of the entity that survives the transaction (or, if more than one entity survives the transaction, of the controlling entity) following the transaction or transactions.

Unless otherwise provided by the Board, in the event that any payment or transfer by us to a participant would be non-tax deductible by us under Section 280G of the Code (regarding “parachute payments” made in connection with a change in control), then the present value of the payments will be reduced to an amount that maximizes the present value of the payments without causing any payment to be nondeductible by us.

The acceleration of vesting of a stock award in the event of a change in control may be viewed as an anti-takeover provision,

which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.
Tax Withholding
Unless prohibited by the terms of a stock award agreement, we may satisfy any tax withholding obligation relating to an award by causing a participant to tender a cash payment, withholding a portion of the common stock otherwise issuable to the participant, withholding cash from an award settled in cash, or by such other method as may be set forth in the award agreement.

Section 409A
To the extent that any award granted under the Amended 2008 Incentive Plan is determined to be deferred compensation subject to Section 409A of the Code (“Section 409A”), the award agreement evidencing the award will incorporate the terms necessary to comply with the requirements of Section 409A.  The Board may adopt amendments to the Amended 2008 Incentive Plan and any applicable award agreement (including amendments with retroactive effect) or take any other actions that are determined to be necessary or appropriate to (i) exempt the award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the award, or (ii) comply with the requirements of Section 409A.

Duration, Termination and Amendment
The Board may suspend or terminate the Amended 2008 Incentive Plan without stockholder approval or ratification at any time.  Unless sooner terminated, the Amended 2008 Incentive Plan will terminate five years after approval by our stockholders at the Annual Meeting.  However, no such suspension or termination may impair any rights under a participant’s outstanding awards unless agreed to by the affected participant.

The Board may amend the Amended 2008 Incentive Plan at any time.  However, except as otherwise provided in the Amended 2008 Incentive Plan or an award agreement, no such amendment may impair any rights under a participant’s outstanding awards unless agreed to by the affected participant.  In addition, no amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy applicable law.

Federal Income Tax Information
The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the Amended 2008 Incentive Plan.  This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside.  The information is based upon current federal income tax rules and therefore is subject to change when those rules change.

Incentive Stock Options. Incentive stock options granted under the Amended 2008 Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code.  There generally are no federal income tax consequences to the participant or us by reason of the grant or exercise of an incentive stock option.  However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss.  Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then, at the time of disposition, the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale.  The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options.  No taxable income is recognized by a participant upon the grant of a nonstatutory stock option.  Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares.  Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of

Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

However, if the shares acquired upon exercise of the nonstatutory stock option are unvested and subject to repurchase by us in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of exercise, but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses, over (ii) the exercise price paid for the shares.  The participant may, however, elect under Section 83(b) of the Code to include as ordinary income, in the year of exercise of the option, an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date, over (ii) the exercise price paid for such shares.  If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock.  Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Awards.  Upon receipt of a restricted stock award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares.  Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

However, if the shares issued upon the grant of a restricted stock award are unvested and subject to repurchase by us in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses, over (ii) the purchase price, if any, paid for the shares.  The participant may, however, elect under Section 83(b) of the Code to include as ordinary income, in the year of issuance, an amount equal to the excess of (a) the fair market value of the shares on the date of issuance, over (b) the purchase price, if any, paid for such shares.  If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses.

Upon disposition of the stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock.  Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Unit Awards.  No taxable income is recognized upon receipt of a restricted stock unit award.  The participant will recognize ordinary income, in the year in which the shares subject to that unit are actually issued to the participant, in an amount equal to the fair market value of the shares on the date of issuance. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, generally we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued.  In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Potential Limitation on Company Deductions.  Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to any of the certain “covered employees” in a taxable year to the extent that compensation to that covered employee exceeds $1,000,000.  It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation.  In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation if (i) the awards are granted by a compensation committee comprised solely of “outside directors” within the meaning of Section 162(m) of the Code, (ii) the plan contains a per-employee limitation on the number of shares for which awards may be granted during a specified period, (iii) the per-employee limitation and other material terms of the awards are approved by the stockholders, and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

Compensation attributable to restricted stock awards, restricted stock unit awards and performance-based awards will qualify as performance-based compensation, provided that:  (i) the award is granted by a compensation committee comprised solely of “outside directors” within the meaning of Section 162(m) of the Code, (ii) the award is granted (or vests or becomes exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee within the time period prescribed by Section 162(m) of the Code (no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed, and in any event at a time when the achievement of the performance goal remains substantially uncertain), (iii) the compensation committee certifies in writing prior to the granting (or vesting or exercisability) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or vesting or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for the award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

New Plan Benefits

2008 Equity Incentive Plan, as amended and restated (1)
Name and position	Dollar value ($)	Number of shares subject to awards
Martin M. Koffel; Chairman of the Board; Chief Executive Officer; President	*	*
H. Thomas Hicks; Chief Financial Officer; Vice President	*	*
Gary V. Jandegian; Vice President; President, Infrastructure & Environment	*	*
Joseph Masters; Vice President; General Counsel & Secretary	*	*
Randall A. Wotring; Vice President; President, Federal Services	*	*
Robert W. Zaist; Vice President; President, Energy & Construction	*	*
All Current Executive Officers, as a group	*	*
All Current Non-Management Directors, as a group (2)	$1,125,000	*
All employees, including all current officers who are not executive officers, as a group	*	*

(1)
The amounts allocable under the Amended 2008 Incentive Plan to our executive officers and employees are not determinable because the plan does not provide fixed benefits or objective criteria for determining the compensation thereunder with regard to any participants other than non-employee directors and we have not approved any awards that are conditioned on stockholder approval of this Proposal 2.

(2)	Each non-management director serving on the Board for the entire fiscal year will receive stock awards with an aggregate value on the dates of grant equal to $125,000 under the Amended 2008 Incentive Plan (subject to rounding down to the nearest whole share at each award date). The number of shares subject to the stock awards is determined on the basis of the fair market value of our common stock for the date of grant, and therefore, is not determinable at this time.

2008 Incentive Plan Benefits

The following table sets forth, for each of the individuals and various groups indicated, the number of shares of our common stock subject to awards granted under the 2008 Incentive Plan as of April 1, 2013.

2008 Equity Incentive Plan
Name and position	Number of shares subject to awards
Martin M. Koffel; Chairman of the Board; Chief Executive Officer; President	500,000
H. Thomas Hicks; Chief Financial Officer; Vice President	86,600
Gary V. Jandegian; Vice President; President, Infrastructure & Environment	86,600
Joseph Masters; Vice President; General Counsel & Secretary	76,000
Randall A. Wotring; Vice President; President, Federal Services	86,600
Robert W. Zaist; Vice President; President, Energy & Construction	77,000
All Current Executive Officers, as a group	1,068,700
All Current Non-Management Directors, as a group	104,948
All employees, including all current officers who are not executive officers, as a group	4,900,402
Mickey P. Foret (Director Nominee)	14,004
Senator William H. Frist, M.D. (Director Nominee)	10,284
Lydia H. Kennard (Director Nominee)	14,004
Donald R. Knauss (Director Nominee)	9,174
Timothy R. McLevish (Director Nominee)	1,466
General Joseph W. Ralston, USAF (Ret.) (Director Nominee)	14,004
John D. Roach (Director Nominee)	14,004
Douglas W. Stotlar (Director Nominee)	14,004
William P. Sullivan (Director Nominee)	14,004

EQUITY COMPENSATION PLAN INFORMATION

The table presented below contains certain information about our former and current equity compensation plans as of December 28, 2012, which consist of the 2008 Employee Stock Purchase Plan, the 1991 Stock Incentive Plan, the 1999 Incentive Plan and the 2008 Incentive Plan, under which stock options or rights remain outstanding or available for future grant.  The table does not reflect 1.5 million shares added under the amendment and restatement of the 2008 Incentive Plan, submitted for stockholder approval in Proposal 2.  Restricted stock that has been issued subject to forfeiture is not reflected in the table.  In addition, shares under our 2008 Employee Stock Purchase Plan are reflected only in column (c), which includes all shares available for future issuance, including shares subject to outstanding rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (in thousands) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (in thousands) (c)
Equity compensation plans approved by security holders	785	$24.28	8,863
Equity compensation plans not approved by security holders	—	—	—
Total	785		8,863

Proposal 3

RATIFICATION OF SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2014, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by our stockholders at the Annual Meeting.  PricewaterhouseCoopers LLP has audited our financial statements since 1988.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

Independent Registered Public Accounting Firm’s Fees
The following table presents aggregate fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal years ended December 28, 2012 and December 30, 2011, and fees for other services rendered by PricewaterhouseCoopers LLP during these periods.

(In millions)	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$10.2	$9.0
Audit-Related Fees	0.2	0.2
All Other Fees	0.1	0.3
Total Fees	$10.5	$9.5

Audit Fees.  Audit fees include fees for services rendered in connection with the annual audit of our consolidated financial statements.  This category also includes fees for audits and reviews provided in connection with statutory and regulatory filings and engagements or services that generally only independent registered public accounting firms reasonably can provide to a client, such as state overhead audits, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees.  Audit-related fees include fees paid for audit-related services, which included agreed-upon procedures performed on interactive data reporting using eXtensible Business Reporting Language and technical accounting training.

All Other Fees.  All other fees primarily include fees associated with reviewing the design or procedures regarding our close process and reporting structure, and allocation of corporate costs under Cost Accounting Standards.

All services described in the table were pre-approved by the Audit Committee in conformity with its pre-approval process.

Policy on Audit Committee Pre-Approval
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested.  The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm.  On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.  The Audit Committee also has delegated the ability to pre-approve audit and permitted non-audit services to the Chairman of the Audit Committee provided that any pre-approvals by the Chairman are reported to the Audit Committee at the subsequent scheduled Audit Committee meeting

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

Required Vote
Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise.  The Audit Committee is, however, submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.  Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes.  Broker non-votes are not counted for any purpose in determining whether this matter has been approved.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our stockholders have indicated, by their previous vote that they prefer that we solicit a non-binding advisory vote on the compensation of the Named Executives, commonly referred to as a “say-on-pay vote,” every year.  The Board has adopted a policy that is consistent with our stockholders’ expressed preference.  In accordance with that policy, this year, we are again asking our stockholders to vote to approve, on an advisory basis, the compensation of the Named Executives as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executives and the philosophy, policies and practices described in this proxy statement.  The compensation of the Named Executives subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement.  As discussed in detail under “Compensation Discussion and Analysis,” we believe that our compensation policies and decisions emphasize pay-for-performance principles by linking performance-based awards to the achievement of specific company goals and strongly align the executives’ interests with those of our stockholders in maximizing stockholder value over the longer term.  Our Board believes that our long-term success depends largely on the talents of our employees and, to that end, has designed our compensation program to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

The Compensation Committee believes that our executive compensation program is appropriately designed, reasonable relative to the executive compensation programs of our peer group companies and responsible in that it reflects a pay-for-performance philosophy without encouraging our executives to assume excessive risks.

Below are some of the highlights of our business for fiscal year 2012:

•
Solid Financial Performance.  Revenues for fiscal year 2012 grew by 15% from fiscal year 2011, including $1.5 billion from Flint, which we acquired in May 2012.  Net income increased to $310.6 million or $4.17 per share on a diluted basis.

•
Successful Bond Offering.  We issued $400.0 million in 3.850% Senior Notes due 2017 and $600.0 million in 5.000% Senior Notes due 2022 to the institutional investor community.  The proceeds of these debt issuances were used to finance, in part, our acquisition of Flint.

•	Strategic Acquisition. Our Flint acquisition significantly increased our service offering in the North American oil and gas market.

•	Initiated Dividends. We initiated a $0.20 quarterly cash dividend program in 2012.

Below are some of the highlights of our compensation program for our Named Executives:

•
Strong Pay-for-Performance Principles.  Our compensation policies and decisions are focused on pay-for-performance principles.  Annual performance-based bonuses are determined using objective financial performance measures that are designed to correlate closely with the creation of long-term stockholder value.  As discussed below, typically, half of our long-term equity incentives vest only if performance metrics are achieved.

•
Dual Long-Term Performance Metrics.  In March 2013, the Compensation Committee determined that, for 2013, performance-based Restricted Stock Unit Awards granted to the Named Executives should align restricted stock payouts with our relative long-term share price as well as our long-term financial performance.  To that end, these awards will contain performance metrics based on financial performance and relative total stockholder return, determined over a multi-year performance period.  Our Compensation Committee believes that financial performance metrics, such as net income, drive value and contribute to our long-term prosperity, and that relative total stockholder return is effective in aligning the interests of executives with those of stockholders.  Previously, restricted stock awards included only a single annual financial performance metric.

•
The Right Compensation Mix. A substantial portion of the total compensation of our Named Executives is variable and tied to performance measures that correlate with the creation of long-term stockholder value.  The Compensation Committee believes that, as executives assume greater responsibility, their compensation should be more heavily weighted toward variable elements of compensation because the performance of these officers is expected to drive achievement of strategic and financial goals that are most likely to affect stockholder value.  A substantial portion of our Named Executives’ compensation is at risk through performance goals that, if achieved, are expected to increase stockholder value over the long term and contribute to our long-term prosperity.

•
The Right Types of Equity Compensation.  For the last several years, including fiscal year 2012, the Compensation Committee decided not to grant any stock options and instead to grant only restricted stock because the value of these awards increases and decreases with increases and decreases in stock price after the grant date and thus ties compensation more closely to changes in stockholder value at all stock prices compared to stock options, the economic value of which changes with stockholder value only when the stock price is above the exercise price.  The amounts disclosed in the executive compensation tables generally reflect the grant-date fair values of equity awards, but the actual economic value of these awards will depend directly on the performance of our stock price over the period during which the restricted stock vests and, with respect to performance-based restricted stock, whether the performance tests for vesting are met.  The value realized by an executive for performance-based restricted stock could be as little as zero if the performance goals were not met.

•
Stock Ownership Guidelines.  We maintain stock ownership guidelines that encourage our executive officers and directors to own shares of our common stock at levels determined as a multiple of each executive’s annual base salary and each director’s annual cash retainer.  These guidelines are designed to encourage our executives and directors to maintain a reasonable level of personal share ownership to demonstrate their personal commitment to our long-term success and to continue to align their own interests with the interests of our stockholders, consistent with our commitment to sound corporate governance.

•
No Excessive Perquisites.  We do not provide personal lifestyle perquisites, such as country club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites, nor do we provide tax gross-ups for executive perquisites.

•
Parachute Payment Excise Tax Provisions.  Some executive employment agreements, entered into a number of years ago, contain excise tax gross-up provisions.  However, in 2009, in light of trends and evolving best practices, the Compensation Committee reviewed its policy related to excise tax gross-ups and committed not to enter into any future employment or similar compensatory agreements that obligate us to provide tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any severance payments provided to Section 16 Officers are considered “excess parachute payments” subject to excise tax under Section 4999 of the Code.  Accordingly, consistent with that policy, our recently amended employment arrangements with Mr. Koffel eliminate prior provisions for tax gross-ups in connection with excise taxes on payments and benefits deemed to be “parachute payments” under Section 280G of the Code and instead substitute a “best after-tax provision,” under which the payments to Mr. Koffel would be reduced in the event that any excise tax would otherwise be payable by Mr. Koffel on any “parachute payments.”  See “Compensation Arrangements With Martin M. Koffel.”

•
No Repricing Without Stockholder Approval.  Our equity plans do not permit repricing of underwater stock options held by executives or other employees without stockholder approval and, historically, we have not repriced any stock options.

Accordingly, the Board is asking the stockholders to indicate their approval of the compensation of the Named Executives as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Named Executives, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or on our Board or Compensation Committee.  Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Unless the Board decides to modify its current policy to solicit say-on-pay votes annually, the next scheduled say-on-pay vote will be at next year’s Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2012 (1)

Audit Committee Report
The Audit Committee has reviewed and discussed with management of the Company the audited financial statements for the fiscal year ended December 28, 2012.  The Audit Committee has discussed with the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2012, for filing with the Securities and Exchange Commission.

Respectfully Submitted,

THE AUDIT COMMITTEE

Mickey P. Foret, Chairman
General Joseph W. Ralston, USAF (Ret.)
John D. Roach
William P. Sullivan

(1)
The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language included in any such filing.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of April 1, 2013, by:  (1) each director; (2) each of the Named Executives; (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock.  This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.  Unless otherwise indicated in the footnotes to this table, subject to community property laws where applicable, we believe, based on such information provided, that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  The applicable address for each of our directors and executive officers is c/o URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728.

	Common Stock Beneficially Owned (1)
Beneficial Owner	Number	Percentage
Lord, Abbett & Co. LLC. (2) 90 Hudson Street Jersey City, NJ 07302	6,602,972	8.69%
Glenview Capital Management, LLC (3) 767 Fifth Avenue, 44th Floor New York, New York 10153	4,553,711	5.99%
FMR LLC (4) 82 Devonshire Street Boston, MA 02109	4,362,264	5.74%
BlackRock, Inc. (5) 40 East 52nd Street New York, New York 10022	3,914,375	5.15%
Mickey P. Foret (6)	40,644	*
Senator William H. Frist, M.D. (6)	10,284	*
H. Thomas Hicks	152,289	*
Gary V. Jandegian	119,309	*
Lydia H. Kennard (6)	15,410	*
Donald R. Knauss (6)	9,174	*
Martin M. Koffel (6)	357,570	*
Timothy R. McLevish (6)	1,466	*
Joseph Masters	113,527	*
General Joseph W. Ralston, USAF (Ret.) (6)	19,016	*
John D. Roach (6)	19,091	*
Douglas W. Stotlar (6)	16,344	*
William P. Sullivan (6)	17,828	*

	Common Stock Beneficially Owned (1)
Beneficial Owner	Number	Percentage
Randall A. Wotring	176,665	*
Robert W. Zaist	80,853	*
All executive officers and directors as a group (19 persons) (7)	1,398,871	1.84%

*     Less than one percent.

(1)
There were 76,019,070 shares of our common stock outstanding as of April 1, 2013. Stock options, deferred shares and unvested restricted stock units are deemed to be outstanding for purposes of computing the percentage of common stock beneficially owned by that holder but not for purposes of computing the percentage of common stock beneficially owned by other persons.

(2)
As stated in the Schedule 13G filed with the SEC on February 14, 2013, Lord, Abbett & Co. LLC is deemed to be the beneficial owner of all of these shares of our common stock and has sole voting and sole dispositive power over all of the shares.

(3)
As stated in the Schedule 13G filed with the SEC on March 8, 2013, Glenview Capital Management, LLC is deemed to be the beneficial owner of all of these shares of our common stock and has sole voting and sole dispositive power over all of the shares.

(4)
As stated in the Schedule 13G  filed with the SEC on February 14, 2013, FMR LLC is deemed to be the beneficial owner of all of these shares of our common stock and has sole voting and sole dispositive power over all of the shares.

(5)
As stated in the Schedule 13G/A filed with the SEC on February 12, 2013, BlackRock, Inc. is deemed to be the beneficial owner of all of these shares of our common stock and has sole voting and sole dispositive power over all of the shares.

(6)
Includes the following deferred equity awards:  8,778 deferred shares for Mr. Foret; 1,969 deferred shares for Senator Frist; 4,532 deferred shares for Ms. Kennard; 1,414 deferred shares for Mr. Knauss; 50,000 shares of deferred restricted stock units for Mr. Koffel; zero deferred shares for Mr. McLevish; 8,778 deferred shares for General Ralston; 8,778 deferred shares for Mr. Roach; 4,999 deferred shares for Mr. Stotlar; and 5,741 deferred shares for Mr. Sullivan.

(7)	Executive officer shares consist of shares owned by the Named Executives, Thomas W. Bishop, Reed N. Brimhall, Susan B. Kilgannon, and William Lingard. Includes shares subject to options that the executive officers have the right to acquire within 60 days. The executive officers do not have the right to dispose of any unvested restricted shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 28, 2012, no executive officers, directors or greater than 10% beneficial owners failed to file on a timely basis reports required under Section 16(a).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of four non-employee directors:  General Ralston, Mr. Roach, Mr. Stotlar and Mr. Sullivan.  No member of the Compensation Committee is, or was formerly, one of our officers or employees.  No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 28, 2012.

Respectfully Submitted,

THE COMPENSATION COMMITTEE

General Joseph W. Ralston, Chairman
John D. Roach
Douglas W. Stotlar
William P. Sullivan

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date of this proxy statement and irrespective of any general incorporation language included in any such filing.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Overview

Our executive compensation philosophy is to compensate our senior executives competitively with a mix of base salary, annual cash bonus, long-term equity incentives and other benefits (“Total Compensation”) designed to attract and retain highly qualified executives and incentivize them to produce strong financial performance for the benefit of our business and our stockholders.  Generally, the Compensation Committee believes that providing the opportunity to earn Total Compensation between the 50th percentile and the 75th percentile of compensation packages provided to employees with similar responsibilities at comparable companies is consistent with our needs as we compete for high-performing senior executives with above-market talent and the ability to produce above-market contributions and financial results.  The significant components of our compensation program, and the manner in which we determined the level of compensation awarded to each of our Named Executives with respect to fiscal year 2012, are discussed below.

The Compensation Committee strives to maintain an appropriate balance among base salary, annual cash bonus opportunity and long-term equity awards to compensate Named Executives fairly, while also providing them with appropriate incentives for achieving both annual and longer-term objectives.  Providing competitive base salaries is an essential foundation for compensating our executives, managers and other employees.  However, the Compensation Committee believes that performance-based awards should comprise a substantial portion of the Total Compensation paid to our Named Executives and our other executives and senior managers in order to motivate them to achieve specific company goals and to link pay to the achievement of those goals.  The Compensation Committee also believes that the proportion of target Total Compensation that is performance-based and at-risk should increase with increased executive responsibilities.

Accordingly, under our annual cash bonus plan, called our Restated Incentive Compensation Plan (the “Bonus Plan”), participants become eligible to earn annual cash bonuses targeted as a percentage of their respective base salaries.  As executives assume greater responsibility, their targeted bonus percentages increase.  The size of any actual bonuses earned for a given fiscal year relative to the target bonuses is determined by the extent to which pre-established quantitative performance targets have been achieved for that fiscal year.  These performance metrics (“Performance Metrics”) are established for each participant and on a company-wide or “Corporate” basis, as well as on the basis of performance by each of our Infrastructure & Environment, Federal Services, Energy & Construction and, commencing in 2013, our new Oil & Gas Division.  Furthermore, the bonus otherwise payable to each eligible participant is subject to reduction on a pro-rata basis with other eligible participants who have earned bonuses, to the extent necessary (even down to zero) to assure that the company-wide and division performance targets are first achieved for the benefit of our stockholders after the accrual for bonuses.

Similarly, as responsibilities increase, the target proportion of an executive’s Total Compensation that takes the form of equity awards granted under our 2008 Incentive Plan (which vest over a multi-year period) also increases relative to the short-term cash compensation paid in the form of base salary and annual bonuses.  The Compensation Committee believes that such equity awards can provide stronger retention incentives and further align the executive’s interests with those of our stockholders by providing greater motivation to maximize stockholder value over the longer term.  In addition, our 2008 Incentive Plan allows us to issue long-term equity incentive awards that require, as a condition to vesting, the attainment of pre-established performance targets, such as a Corporate net income target.

Total Compensation Review for 2012

In March 2012, the Compensation Committee undertook its annual review of the Total Compensation of the Named Executives, as a whole and on a component basis.  The Compensation Committee’s compensation review and considerations continued to be affected by the continuing uncertainty in global financial markets that, notwithstanding some apparent increased confidence in the business community, created a challenging business environment, making it extremely difficult to predict future results.  To assist with this compensation review, the Compensation Committee requested Towers Watson to conduct a comparative survey regarding the key components of the Total Compensation awarded to the Named Executives (other than the CEO) and other Section 16 Officers and senior executives (the “2012 Towers Watson Report”).  Because compensation for Mr. Koffel had been addressed at the time of negotiation of an amendment to  his employment agreement at the end of 2011, the survey did not address comparative CEO compensation.

To prepare the 2012 Towers Watson Report, Towers Watson, with input from both the Compensation Committee and our senior management, reviewed the existing comparative group of companies for continued appropriateness, and performed analyses of the compensation levels of executives of those companies holding positions comparable to those held by each of our Named Executives and our other executives analyzed.  Towers Watson’s analyses further included consideration of compensation values, practices and trends at a subset of Standard and Poor’s 1500 companies as well as multiple published surveys of companies with business and size comparable to us.

A summary report, including senior management’s recommendations for pay actions and performance targets, was presented to the Compensation Committee for its consideration.  Following an active dialogue with Towers Watson, Cooley, and the CEO (other than with respect to his own compensation), the Compensation Committee approved the recommendations, as described in more detail below.

The information analyzed by Towers Watson was collected from the following three sources, each with a focus on industry, business, the competition for talent, and size (based on revenue and market capitalization):

Public Company Comparison Group – Data for comparison was collected from the most recent proxy statements (and other public filings, as appropriate) of a select peer group of publicly traded companies with business and size viewed as comparable to our own, considered to be industry and talent competitors.  The peer group includes public companies with trailing twelve-month revenues ranging from $3.4 billion to $32.7 billion (median $9.9 billion) and market capitalizations ranging from $1.6 billion to $38.5 billion (median $4.5 billion), as of February 29, 2012.  The selection of companies included in this peer group was unchanged from the previous year:

Accenture plc	AECOM Technology Corporation	Booz Allen Hamilton, Inc.
CACI International, Inc.	Computer Sciences Corporation	Emcor Group, Inc.
Fluor Corporation	Foster Wheeler AG	General Dynamics Corporation
Jacobs Engineering Group Inc.	KBR, Inc.	L-3 Communications Holdings
McDermott International Inc.	Raytheon Corporation	SAIC, Inc.
Shaw Group Inc.

Published Survey Sources – Towers Watson also considered multiple published surveys to assess compensation practices and trends, with particular focus on comparable market data based on the revenue size of participants and industry (professional services), where available.  The published survey sources included the 2011 Towers Watson Data Services Top Management Compensation Survey , the Mercer 2011 Executive Compensation Survey and the Towers Watson 2011 Compensation Data Bank General Industry Executive Compensation Survey.

Standard and Poor’s 1500 ExecuComp Database – For additional general insight into and understanding of broad industry compensation practices and trends, Towers Watson also considered a subset of 30 companies selected from the Standard and Poor’s 1500 List of Companies with revenues ranging from $5.2 billion to $17.3 billion (median $8.6 billion) and market capitalizations ranging from $539 million to $44.6 billion (median $7.9 billion) in fiscal year 2011.

2012 Compensation Review Results

For the Named Executives, except for Mr. Koffel (whose employment agreement was amended on December 11, 2011), Towers Watson compared the peer group market data and broader data regarding compensation practices and trends generally for each Named Executive’s position against his base salary, target total cash compensation (base salary plus bonus), long-term incentives and total target direct compensation (base salary plus bonus and long-term incentives).  The 2012 Towers Watson Report concluded that base salary for the Named Executives, other than Mr. Koffel, generally fell between the 60th percentile and the 75th percentile range, while target total cash compensation was at the 75th percentile range relative to the market for that individual’s position as derived from the data sources described above. In similar market comparisons, long-term incentives and total target direct compensation were each generally under or at the 50th percentile metric.

The Compensation Committee uses these comparative market data and other materials to inform and shape the Committee’s decision-making, but does not strictly adhere to quantitative benchmarks.  Ultimately, in determining the amounts of compensation to be awarded, the Compensation Committee relies on its collective business judgment and discretion.  During the review of the Total Compensation of the Named Executives, the Compensation Committee recognized that the Named Executives have a number of unique responsibilities and talents.  Therefore, when reviewing the compensation package of each Named Executive, the Compensation Committee also considered a number of other qualitative factors, including but not limited to the following:

•	the qualifications of the Named Executive;

•	the relative importance of the strategic and operational goals for which the Named Executive has responsibility;

•	whether the Named Executive’s responsibilities changed during the preceding 12 months or were expected to change going forward;

•	the past and present individual performance and contributions of the Named Executive with respect to his job functions and responsibilities, and his near- and longer-term contribution potential;

•	the anticipated level of difficulty of replacing that Named Executive with someone of comparable experience and skill;

•
the base salaries, target bonuses and equity grants made in prior years to the Named Executives, as indicators of the compensation trends applicable to the Named Executives and the nature of the current adjustments that may be appropriate relative to each Named Executive’s current job performance and potential;

•
with respect to equity grants, the current equity holdings of the Named Executive and the value of and total gain related to prior grants, with a particular focus on the value of unvested awards, as indicators of current and prospective retention incentives;

•	the potential of that Named Executive to assume increased responsibilities and roles of greater significance in connection with our succession planning; and

•	with respect to Named Executives other than the CEO, the recommendations of the CEO.

The resulting determinations made by the Compensation Committee with respect to each of the components of Total Compensation for our Named Executives are discussed in more detail below.

Base Salaries

With the economy beginning to recover and in view of very competitive market conditions, the CEO recommended and the Compensation Committee concurred that, for 2012, increases in the range of three to six percent of base salary for our Named Executives were appropriate.  In addition to competitive market issues, the Compensation Committee also took into account, with the respect to Mr. Hicks, his assumption of additional operational responsibilities, as well as, for all of the Named Executives, their meritorious past performances in light of competitive pressures, increases in the overall competitiveness of our market, increases in our size and complexity, as well as increases in the responsibilities of the Named Executives.  The results of 2012 Towers Watson Report  indicated that the Named Executives’ base salaries as adjusted were in the range of the 75th percentile (with one base salary slightly in excess) of the base salaries paid for comparable positions at the peer group companies.

Mr. Koffel’s base salary was previously adjusted in December 2011 in connection with the extension of his retirement date and other amendments to his compensation arrangements, as discussed further under “Compensation Arrangements With Martin M. Koffel” below.  Consistent with these recommendations, at its meeting in March 2012 the Compensation Committee authorized the following base salaries for the Named Executives:

2012 BASE SALARY

Name	Title	Fiscal Year 2011 Base Salary	Fiscal Year 2012 Base Salary
Martin M. Koffel	Chairman, Chief Executive Officer and President	$1,000,000	$1,100,000	*
H. Thomas Hicks	Vice President and Chief Financial Officer	$620,000	$657,000
Gary V. Jandegian	Vice President, President – Infrastructure & Environment	$630,000	$668,000
Joseph Masters	Vice President, General Counsel & Secretary	$530,000	$546,000
Randall A. Wotring	Vice President, President – Federal Services	$560,000	$594,000
Robert W. Zaist	Vice President, President – Energy & Construction	$560,000	$594,000

*See “Compensation Arrangements With Martin M. Koffel.”

Bonus Plan; Fiscal Year 2012 Target Bonuses and Performance Targets

All of our Named Executives participate, along with other executives and senior managers, in our annual performance-based cash Bonus Plan.  The Bonus Plan is primarily intended to (a) focus key employees on achieving specific short-term financial targets, (b) reinforce teamwork, (c) provide the potential for significant payouts if outstanding performance is achieved, and (d) enhance our ability to attract and retain highly talented and motivated individuals.

Under the Bonus Plan, each of our Named Executives and each other designated participating executive and senior manager is eligible to earn annual cash bonuses expressed as a percentage of his or her base salary (“Target Bonus”) upon achieving predefined financial performance targets (“Performance Targets”) established by the Compensation Committee at the beginning of our fiscal year.  The Target Bonus for each Named Executive is reviewed annually by the Compensation Committee for possible increase (but not decrease).  The primary factor considered when determining modifications to the Target Bonus levels for the Named Executives is the total cash compensation opportunity that the Target Bonuses, combined with the base salaries, will provide, as well as the relative market position of comparable opportunities for similar roles with similar impact on overall company or division results.  The Compensation Committee’s objective generally is to set the Target Bonuses at levels that will provide each Named Executive with the opportunity to earn bonuses and total cash compensation that approximate the 75th percentile of the total cash compensation opportunities provided to employees holding similar positions and responsibilities at companies in the comparable market data set.  The Compensation Committee also considers more qualitative factors, such as level of responsibility and potential future contribution, when setting the initial Target Bonus levels within that range for our Named Executives or subsequently increasing those levels.

The annual bonuses actually paid under the Bonus Plan for each year are then calculated arithmetically based on the extent to which the Performance Targets established for a Named Executive were achieved and the amount of the Target Bonus for that Named Executive.  If the actual results for the fiscal year equal the Performance Targets for a Named Executive, then that participant earns his or her Target Bonus for that year.  If the actual results exceed the Performance Targets, the Named Executive may earn a bonus greater than his or her Target Bonus up to a pre-established cap, and if results fall short of the Performance Targets, the Named Executive will receive a bonus less than his or her Target Bonus, or no bonus at all if the results fail to achieve pre-established minimums.  In addition, annual bonuses otherwise earned may be subject to reduction on a pro-rata basis with the bonus earned by other eligible participants, even down to zero, to the extent necessary to assure that company-wide and division performance targets are first met for the benefit of our stockholders after the bonuses are accrued.  As a result, the Named Executives and other eligible participants receive bonuses only if and to the extent that financial results in excess of the thresholds are achieved on a company-wide and divisional basis.  As discussed in more detail below, the Bonus Plan is dependent upon achieving predetermined financial performance targets, and the Named Executives are not awarded bonuses under the Bonus Plan based on discretionary or qualitative factors.

In connection with its review of Total Compensation discussed above, the Compensation Committee also reviewed the Target Bonus levels of each Named Executive in effect at the beginning of 2012, as well as the Performance Metrics and Performance Targets.  With regard to the 2012 Target Bonus percentages, the Compensation Committee concluded that the Target Bonus levels of Messrs. Hicks, Jandegian, Wotring and Zaist continued to be appropriate at the 100% target level and that a 75% target level would be appropriate for Mr. Masters, as these generally reflected the appropriate market positioning for those opportunities.  The Committee also determined not to differentiate among Messrs. Hicks, Jandegian, Wotring and Zaist with respect to their Target Bonus levels given that their respective levels of executive responsibility and ability to contribute to our future success were considered comparable.  Mr. Koffel’s Total Compensation was renegotiated separately at the end of fiscal year 2011 as discussed in “Compensation Arrangements With Martin M. Koffel.”

In its consideration of Performance Metrics and Performance Targets for fiscal year 2012, the Compensation Committee took into account our business objectives and annual plan for the fiscal year and then derived from those objectives Performance Targets on a company-wide basis as well as for each Named Executive.  The specific quantitative Performance Targets under the 2012 Bonus Plan were initially developed by the CEO in conjunction with the establishment of our fiscal year 2012 financial budget, as approved by our Board.

The Compensation Committee agreed with the recommendations of the CEO, after considering additional input from Towers Watson, that our budgeted net income should be the performance metric that establishes a threshold for funding of the bonus plan pool for all Named Executives.  This metric was selected because net income was the most direct driver within the scope of their responsibilities for increasing our stock price and, as a result, increasing stockholder value.  In light of the then-pending acquisition of Flint Energy Services, the Compensation Committee factored the anticipated impact of the acquisition (which was expected to be significant) into the annual performance metrics.  However, because the timing of the closing of the acquisition and, therefore, its impact on non-cash amortization charges and other financial results could not be determined at that time, the Committee pre-approved an adjustment formula that would have reduced the corporate net income target had there been a delay in  the acquisition beyond its targeted date.  In addition, because the final purchase price allocation would not be completed until late 2012 and was subject to a wide range of outcomes, the pre-approved adjustment formula excluded from both the performance target and performance results any charges arising from the acquisition related to amortization of intangibles.

In addition, the Committee took into account that this adjustment would reflect only accounting charges that would have no effect on our business operations, would be outside the control of the Named Executives, and, accordingly, would not reflect their actual performance.

In addition, for the Named Executives responsible for managing our Infrastructure & Environment, Federal Services, and Energy & Construction Divisions (Messrs. Jandegian, Wotring and Zaist, respectively, and collectively, the “Named Executive Divisional Officers”), the Compensation Committee agreed with the recommendations of the CEO, also after considering input from Towers Watson, that their Performance Metrics for 2012 should take into account, in addition to Corporate net income, the income contributions of their respective divisions.  In previous years, an operating profit contribution metric, which required numerous adjustments, was used in calculating divisional income; however, in 2012, the Compensation Committee agreed to change this metric to divisional operating income, calculated under GAAP, but excluding pre-tax non-controlling interest (“Operating Income”) to more closely align the actual divisional income to URS overall financial results.  This additional metric was regarded as appropriate for the Named Executive Divisional Officers because generating Operating Income for their respective divisions was viewed as a direct driver within the scope of their responsibilities for contributing to our overall net income goals.  In addition, to support greater collaboration and leverage among the divisions, the Compensation Committee decided that the relative weight attributable to the Corporate net income metric for the Named Executive Divisional Officers should be increased from 20% to 25%, thus reducing the weight attributable to the Operating Income metric from 80% to 75%.  By focusing the attention of the Named Executives on these metrics and rewarding them for their achievements based on the extent to which the targeted objectives were achieved, the Named Executives would be motivated to focus on driving those results, within the scope of their respective responsibilities, that we believe contribute the most to our overall goal of achieving our net income objective for the benefit of our stockholders.

Overriding these individual Performance Metrics was the requirement that the company-wide net income and divisional Operating Income contribution thresholds, after accruing for bonuses, had to be achieved for the benefit of our stockholders before any bonuses were payable.  This design feature is intended to shift the risks of falling short of these Performance Targets onto the bonus pools otherwise available for distribution under the Bonus Plan, effectively functioning as a cushion for stockholders to increase the likelihood that at least the Corporate net income and respective Operating Income targets would be achieved for the year.

The following table summarizes the Performance Targets, adjusted as described above for the Flint acquisition, the weighting of those Targets and the Target Bonuses for each Named Executive under the 2012 Bonus Plan as approved by the Compensation Committee, based on our fiscal year 2012 financial budget approved by the Board:

2012 BONUS PLAN

Name	Title	2012 Bonus Plan – Performance Target and Weighting	2012 Target Bonus as Percent of 2012 Base Salary
Martin M. Koffel	Chairman, Chief Executive Officer and President	• Corporate Net Income of $325 million (after bonus accrual) = 100%	150%
H. Thomas Hicks	Vice President and Chief Financial Officer	• Corporate Net Income of $325 million (after bonus accrual) = 100%	100%
Gary V. Jandegian	Vice President, President – Infrastructure & Environment	• Corporate Net Income of $325 million (after bonus accrual) = 25% • Infrastructure & Environment Operating Income of $246 million (after bonus accrual) = 75%	100%
Joseph Masters	Vice President, General Counsel & Secretary	• Corporate Net Income of $325 million (after bonus accrual) = 100%	75%
Randall A. Wotring	Vice President, President – Federal Services	• Corporate Net Income of $325 million (after bonus accrual) = 25% • Federal Services Operating Income of $214 million (after bonus accrual) = 75%	100%
Robert W. Zaist	Vice President, President– Energy & Construction	• Corporate Net Income of $325 million (after bonus accrual) 25% • Energy & Construction Operating Income of $134 million (after bonus accrual) = 75%	100%

Under the 2012 Bonus Plan, if the Performance Targets were met, then each Named Executive’s actual bonus would equal his Target Bonus.  For each Named Executive (except Mr. Zaist), if the Performance Targets were exceeded, then actual bonuses would exceed the Target Bonus, up to a maximum of 200% of the Target Bonus if actual performance equaled or exceeded 115% of the Performance Target.  Conversely, if the Performance Targets were not met, then actual bonuses would be determined as a declining percentage of Target Bonuses, depending on the extent of the shortfall, down to zero if actual performance were at or below 85% of the Performance Target.  Actual performance results between 85% and 115% of the Performance Targets would generally be calculated based on a pro rata, straight line interpolation between a zero bonus and 200% of the Target Bonus.  In addition, as described above, all individual bonuses otherwise earned were subject to overriding pro rata reductions, down to zero, to the extent necessary to meet the budgeted Corporate net income and divisional Operating Income minimums after accrual for bonuses.  As a result of this override, the effective entry thresholds for Corporate and for each divisional unit could vary from 89% to 99%.  The following table summarizes the basic performance ramps for the Named Executives, except for Mr. Zaist.

2012 BONUS PLAN – CORPORATE, INFRASTRUCTURE & ENVIRONMENT, FEDERAL SERVICES*

Percentage Achievement of Performance Target	Eligible Percentage of Target Bonus
115% of Performance Target	200% of Target Bonus
100% of Performance Target	100% of Target Bonus
85% or less of Performance Target	0% of Target Bonus

*Subject to pro-rata reduction for Corporate and each divisional unit to achieve budgeted  Corporate net income and divisional Operating Income performance minimums.  As a result, the effective entry thresholds may vary from 91% to 99%, depending on various circumstances.

For fiscal year 2012, the divisional performance ramp for Mr. Zaist differed from the divisional performance ramp for the other Named Executives due to the greater variability of the Energy & Construction Division and its exposure to larger projects and variable project fees.  Under this structure, Mr. Zaist’s maximum bonus potential, if targets were exceeded, was lower than the maximum bonus potential for the other Named Executives and the threshold performance level required for receipt of any bonus also was lower.  More specifically, if the divisional Performance Targets were exceeded, then Mr. Zaist’s bonus would be earned in excess of the divisional Target Bonus, up to a maximum of 150% of the divisional Target Bonus if actual performance equaled or exceeded 115% of the divisional Performance Target.  Actual performance results between 100% and 115% of the divisional Performance Targets would be calculated based on a straight line interpolation between 100% and 150% of the divisional Target Bonus.  Conversely, if the divisional Performance Targets were not met, then his actual bonus would be determined as a declining percentage of his divisional Target Bonus, depending on the extent of the shortfall, down to 50% of his divisional Target Bonus if actual performance just equaled 85% of the divisional Performance Target and to zero if actual performance equaled 70% or less of the divisional Performance Target, subject to overriding pro rata reductions, down to zero, to the extent necessary to meet the budgeted Corporate net income and divisional Operating Income minimums after accrual for bonuses.

2012 BONUS PLAN – ENERGY & CONSTRUCTION*

Percentage Achievement of Performance Target	Eligible Percentage of Target Bonus
115% of Performance Target	150% of Target Bonus
100% of Performance Target	100% of Target Bonus
85% of Performance Target	50% of Target Bonus
70% or less of Performance Target	0% of Target Bonus

*Subject to pro-rata reduction for Corporate and the divisional unit to achieve budgeted Corporate net income and divisional Operating Income performance minimums.  As a result, the effective entry threshold was 89% depending on various circumstances.

The Bonus Plan also allocates to the Compensation Committee the authority and responsibility to adjust, solely for purposes of determining the extent to which performance targets were satisfied (and only to the extent permitted by Section 162(m) of the Code), the financial results actually reported by us under GAAP to take into account the objectively determinable impact of material unexpected events that were not included in the annual budget and were outside the control of the individual Named Executives (such as the impact of changes in accounting principles or tax laws, capital restructurings, major transactions and other extraordinary, unusual or nonrecurring items).

After we had reported our financial results for fiscal year 2012, the Compensation Committee assessed for each Named Executive the level of achievement of each applicable 2012 Performance Target and the corresponding bonus that had been earned under the 2012 Bonus Plan.  We reported net income for fiscal year 2012 of $310.6 million on a GAAP basis; however, as discussed above, under the pre-approved adjustment formula, charges arising from the acquisition of Flint related to amortization of intangibles were to be excluded from both the performance target and results.  The $38.6 million adjustment to the performance results had a net after-tax effect of increasing our Corporate net income for purposes of the Bonus Plan to $349.2 million, compared to the reported GAAP figure of $310.6 million.  Based on this adjusted number, the Compensation Committee concluded that the following Named Executives had earned incentive bonuses under the Bonus Plan as follows:

•
Messrs. Koffel, Masters and Hicks each earned bonuses equal to 149.5% of their Target Bonuses determined as follows:  After accrual for bonuses as required under the Plan, adjusted Corporate net income of $349.2 million exceeded the $325 million net income Performance Target by $24.2 million, which amounted to 49.5% of the upside ramp between 100% and 115% of the Performance Target.  This calculation would have entitled Messrs. Koffel, Masters and Hicks, as well as other participants whose bonuses were measured by the net income Performance Target, to bonuses equal to 149.5% of their Target Bonuses.

•
Mr. Jandegian had earned a bonus equal to approximately 37% of his Target Bonus determined as follows:  The Infrastructure & Environmental Division Operating Income $218.8 million, after accrual for bonuses as required under the Plan, was less than the $246 million Performance Target, by approximately $27.2 million, which amounted to 26% of the downside ramp between 85% and 100% of the Performance Target.  However, to satisfy the minimum Operating Income threshold, after bonus accrual of $246 million, the aggregate bonus pool for eligible participants in this division was reduced to cover the $27.2 million shortfall, with the result that the performance threshold for the Infrastructure & Environmental Division Operating Income target was not achieved.  Accordingly, Mr. Jandegian’s actual bonus payout with respect to the divisional Operating Income Performance Target component, which accounted for 75% of Mr. Jandegian’s target bonus, was 0%.  As a result, Mr. Jandegian was eligible to receive only that portion (25%) of his target bonus attributable to the Corporate net income performance target.  Based on the level of achievement (49.5% of the upside ramp, calculated as described above), for the Corporate net income Performance Target, Mr. Jandegian’s actual bonus was 37% of his Target Bonus.

•
Mr. Wotring had earned a bonus equal to approximately 187% of his Target Bonus determined as follows:  The Federal Service Division’s Operating Income of $249.3 million, after accrual for bonuses as required under the Bonus Plan, exceeded the $214 million Performance Target by $35.3 million, which in turn exceeded the maximum of the upside ramp of 115% of the Performance Target.  Earning the maximum upside ramp (100% to 200% of Target Bonus) of the Performance Target for the 75% of Mr. Wotring’s bonus attributable to the Federal Services Operating Income Performance Metric, together with the 49.5% of his upside ramp for the 25% of his bonus attributable to achievement of the company-wide adjusted net income Performance Target (determined as described above), resulted in an actual bonus of 187% of Mr. Wotring’s Target Bonus.

•
Mr. Zaist had earned a bonus equal to approximately 125% of his Target Bonus determined as follows: the Energy & Construction Division’s Operating Income of $140.7 million, after accrual for bonuses as required under the Bonus Plan, exceeded the $134 million Performance Target by $6.7 million, which amounted to 33% of the upside ramp between 100% and 115% of the Performance Target.  Achieving 33% of the upside ramp of the Performance Target for the 75% of Mr. Zaist’s bonus attributable to the Energy & Construction Operating Income Performance Metric earned Mr. Zaist an aggregate of 17% of his divisional upside ramp (100% to 150% of Target Bonus).  When combined with the aggregate of 49.5% of his Corporate upside ramp (100% to 200% of Target Bonus) for the 25% of his bonus attributable to achievement of the company-wide adjusted net income Performance Target (determined as described above), Mr. Zaist received an actual bonus of 125% of his Target Bonus.

Fiscal Year 2012 Long-Term Equity Incentives

Our long-term equity incentive program, currently implemented through our 2008 Incentive Plan, is designed to provide long-term retention incentives for the Named Executives and other participants in the Plan, and also to create an alignment between the interests of Plan participants and those of our stockholders because appreciation in the stock price of our shares will benefit both our stockholders and the participants in the 2008 Incentive Plan.  Under the 2008 Incentive Plan, the Compensation Committee may issue long-term equity incentive awards that require, as a condition to vesting, the attainment of one or more Performance Targets specified by the Committee from the list of possible financial and operational Performance Metrics specified in the Plan.

The Compensation Committee considers at least annually whether to approve specific long-term equity awards to our Section 16 Officers based on the recommendations of the CEO (except with respect to his own awards).  When determining awards, the Compensation Committee considers factors such as the individual’s position with us, his or her prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key employees at companies that compete with us for executive and managerial talent.  The Compensation Committee also considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent.  The 2008 Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.

In May 2012, the Compensation Committee determined that the restricted stock awards would remain the primary form of equity compensation to be awarded to each Named Executive (other than the CEO) under the 2008 Incentive Plan.  Fifty percent of the shares underlying each award again would have only a time-based vesting condition, with incremental vesting occurring on May 1, 2013, 2014, 2015 and 2016, while the remaining 50% of the shares would have both a time-based vesting condition over the same four-year period, as well as a performance-based vesting condition. With regard to the performance-based shares, 25% of those shares would vest on each of the applicable vesting dates, provided that, in each case, the Named Executive was still employed by us and the Compensation Committee had determined that we met our net income performance target for the fiscal year preceding such vesting date.  Accordingly, if we failed to meet our performance target for the preceding fiscal year, then that portion of the shares underlying the awards would be canceled and would not vest.

In considering the appropriate performance metric for equity awards for 2012, the Compensation Committee, with the assistance of senior management, again concluded that, for the reasons discussed above in connection with the establishment of the annual Performance Targets for the Bonus Plan, achievement of our annual budgeted Corporate net income target, as approved by our Board at the beginning of each fiscal year, should be the applicable performance metric for all of the Named Executives.

In determining the appropriate size of the restricted stock awards to be made to each of the Named Executives (other than the CEO), the Compensation Committee asked Towers Watson to develop competitive grant ranges for long-term incentive awards utilizing the comparative market data presented in the 2012 Towers Watson Report.  Towers Watson also reviewed the form, value, performance criteria and vesting of the long-term incentive awards as well as considered the prior year’s grant levels.  Competitive grant ranges for the Named Executives were developed around the midpoint of the market for comparison purposes.  With these ranges in hand, the Compensation Committee, with the assistance of senior management, then considered the aggregate projected accounting cost of the indicated equity grants to the Named Executives.  The Compensation Committee also considered each Named Executive’s total gain on all equity awards previously granted and the existing equity ownership of each Named Executive, with particular attention paid to the value of unvested awards in light of their retention value.  In addition, the Committee took into account the performance by each of the Named Executives and the extent of their potential for longer-term contributions to our future success.

Based on this analysis, and on the recommendation of the CEO, the Compensation Committee approved the award of shares of restricted stock to the Named Executives (other than Mr. Koffel) as reflected in the following table.  The Compensation Committee determined not to grant any further equity awards to Mr. Koffel in May 2012 in light of his recent equity award issued in connection with the renegotiation of his compensation arrangements in December 2011 as further discussed under “Compensation Arrangements With Martin M. Koffel.”  As required under SEC rules and ASC Topic 718, a portion of the previous awards are shown in the “Summary Compensation” table and the “Grants of Plan-Based Awards In Fiscal Year 2012” table as having been granted, for financial reporting purposes in prior years.)

2012 EQUITY AWARDS

Name	Title	Restricted Stock Award Grants
Martin M. Koffel	Chairman, Chief Executive Officer and President	200,000
H. Thomas Hicks	Vice President and Chief Financial Officer	25,000
Gary V. Jandegian	Vice President, President – Infrastructure & Environment	25,000
Joseph Masters	Vice President, General Counsel & Secretary	22,000
Randall A. Wotring	Vice President, President – Federal Services	25,000
Robert W. Zaist	Vice President, President – Energy & Construction	25,000

*See “Compensation Arrangements With Martin M. Koffel.”

From time to time, the Compensation Committee has reviewed the design of our incentive compensation arrangements, particularly the financial metrics used as performance incentives.  The primary goal of these reviews has been to assure that our senior executives and key managers are incentivized to produce financial and operating results, both annually and over the longer term, that are aligned with the best interests of our stockholders and the enhancement of long-term stockholder value.  During 2012, in response to recent trends in compensation and evolving best practices, the Compensation Committee determined to reexamine the structure of its  executive long-term equity incentives.  As described above, under the long-term incentive program in effect at that time, vesting of performance-based restricted stock awards was subject to achievement of only a single financial performance target, annual net income, the same target used under the annual cash bonus plan.  In addition, while the awards were denominated in shares, there was no metric related directly to stockholder return.  Although each award consisted of four tranches that vested over four years, each tranche vested annually based on an annual performance target, and, as a result, the awards did not provide the same incentives and benefits provided by awards that vest at the end of a multi-year performance period.  In addition, those restricted stock awards had an “all-or-nothing” design, with no incentive for superior performance.

In that light, in May 2012, the  Compensation Committee directed management to work with outside advisors to develop alternatives for additional long-term incentive performance metrics for the Committee’s consideration.  Following an iterative process of review and evaluation that included the Compensation Committee, management, Cook and Towers Watson, a new design for our executive long-term equity incentive program was adopted by the Committee in March 2013.  As before, 50% of each award will be subject to time-based vesting only and 50% will be subject to both time-based vesting and performance-based vesting (issued as tandem grants).  However, the new design conditions vesting of performance-based restricted stock unit awards on two different metrics that are determined over longer performance periods.  Specifically, the new performance-based grants will vest at the end of a three-year vesting period based on dual performance criteria:  the extent to which we achieve (i) a net income target measured on a cumulative basis over a two-year performance period for the fiscal year of the date of grant and the next fiscal year, and (ii) a relative total shareholder return (TSR) target, based on meeting or exceeding the TSR of the Russell 3000 index, measured over a three-year performance period for the three fiscal years immediately preceding the vesting date.  (The time-based grants will vest in equal annual tranches over three years (as opposed to annual vesting over four years for previous awards).

The Compensation Committee believes that the longer performance periods are consistent with best practices and provide an incentive for performance over the longer term.  Using relative TSR as a metric over a three-year performance period should also serve to align the interests of executives with the long-term interests of our stockholders.  If recipients achieve the net income performance target, their shares will vest at 100% of the target level at the end of three years.  Recipients may receive shares below target if financial performance falls short of the net income target but still exceeds a minimum threshold.  To provide an additional performance incentive, the awards will permit recipients to earn share levels up to 200% of target based on exceptional financial (net income) performance; however, share payouts may not exceed 100% of target unless relative TSR equals or exceeds the comparative composite index.  That is, achievement of a threshold level of relative TSR acts as a “gate” for above-target payouts, ensuring that plan participants will not receive an above-target payout when stockholder returns are below market over the same period.  The Compensation Committee believes that the new design is more consistent with industry norms and will help to retain and incentivize existing employees and attract new talent.

Compensation Arrangements With Martin M. Koffel

Under the terms of Mr. Koffel’s employment agreement with us as in effect at the beginning of 2011, Mr. Koffel was scheduled to retire on June 1, 2012.  Based on the expressed desire of the Board to induce Mr. Koffel to extend his retirement date for a number of years, and Mr. Koffel’s indication that he might be amenable to such an extension, the Compensation Committee initiated negotiations with Mr. Koffel in 2011 regarding the terms on which he would be willing to extend his retirement date.

In connection with the 2011 negotiations, the Compensation Committee engaged Towers Watson to prepare a comprehensive report summarizing and analyzing the then-existing and proposed compensation arrangements with Mr. Koffel.  Towers Watson compared the compensation packages paid to the chief executive officers reflected in the market data it had collected from the same source as the 2011 Towers Watson Report, using the same peer group, and concluded that Mr. Koffel’s annual base compensation, total cash compensation and total direct compensation (including the annualized value of equity grants) would approximate the market median relative to the comparative market data when the proposed equity grants are annualized over the two-year extension term under discussion.

In addition, the Compensation Committee reviewed at various times tally sheets showing Mr. Koffel’s current and proposed compensation, which included data regarding salary, bonus, long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to Mr. Koffel and the cost to us of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the non-qualified deferred compensation program, and the actual projected payout obligations under the SERP and under several potential severance and change-in-control scenarios.

When considering the extension of Mr. Koffel’s retirement date and compensation arrangements, the Compensation Committee did not rely solely on the quantitative data presented in the Towers Watson report and the tally sheets, but also considered numerous qualitative factors, including that his experience and proven leadership skills remain critically important as we continue to execute our operational and growth strategies and integrate our recent acquisitions.  In addition, Mr. Koffel’s knowledge, perspective and executive mentoring abilities were deemed essential to the Board’s ongoing executive succession planning efforts, which contemplate the identification of Mr. Koffel’s successor as Chief Executive Officer.

Based on the Compensation Committee’s analysis and balancing of the above quantitative and qualitative factors, the Board concluded that extending Mr. Koffel’s retirement date to June 1, 2014 and continuing his employment agreement per the following amended terms during this period were in our best interests and the best interests of our stockholders.  Accordingly, on December 13, 2011, an amended employment agreement (the “Amendment”) and the related restricted stock grant to Mr. Koffel were approved by the  Board of Directors, on the recommendation of the Compensation Committee, the material terms of which are as follows:

•
Modified Annual Cash Compensation Arrangements.  In connection with the extension of Mr. Koffel’s retirement date and as an incentive for his continued performance, commencing with the first day of fiscal 2012, Mr. Koffel’s annual base salary was increased from $1 million to $1.1 million, and his target annual cash performance bonus (payable upon achievement of predefined financial performance targets established by the Compensation Committee at the beginning of the fiscal year) was increased from 125% to 150% of his annual base salary.

•
New Equity Grant.  As of April 1, 2012, none of Mr. Koffel’s previous equity awards would have been subject to further vesting.  To provide further retention and performance incentives, Mr. Koffel was granted a restricted stock award of 200,000 shares of URS common stock under our 2008 Equity Incentive Plan on January 2, 2012.  These restricted shares will vest as follows:

o
On each of May 1, 2013 and May 1, 2014, 50,000 shares of restricted stock will vest, provided in each case that Mr. Koffel’s continuous service has not terminated prior to the vesting date.  Vesting of any of these shares that remain unvested will accelerate, and the shares will vest in full, in the event of Mr. Koffel’s retirement, his death or disability, his termination by us without cause before June 1, 2014, or his resignation for good reason  or termination by us without cause within two years following a change in control (as such events are described in the Amendment).

o
On each of May 1, 2013 and May 1, 2014, 50,000 shares of restricted stock will vest, provided in each case that Mr. Koffel’s continuous service has not terminated prior to the vesting date and we have met our net income goal for the preceding fiscal year, as established by the Compensation Committee during the first quarter of that fiscal year, and as confirmed by the Compensation Committee after the audited financial results for the fiscal year have been prepared.  Vesting of any of these shares that remain unvested (and have not been canceled due to failure to achieve the net income goal for the preceding fiscal year) will accelerate, and the shares will vest in full, in the event of Mr. Koffel’s termination by us without cause or his resignation for good reason within two years following a change in control, or his death or disability.  However, no accelerated vesting of these shares will occur in the event of Mr. Koffel’s retirement, or his termination by us without cause in the absence of a change in control.

•
Elimination of Tax Gross-ups. Consistent with the Compensation Committee’s policy, the Amendment eliminated prior provisions for tax gross-ups in connection with payment of all income and employment taxes on disability and life insurance reimbursement payments and for excise taxes on payments and benefits deemed to be “parachute payments” under the Code.  The Amendment also provides that, in the event that any excise tax would otherwise be payable by Mr. Koffel on any “parachute payments,” then the amount of those parachute payments to Mr. Koffel may instead be reduced to eliminate or minimize any required excise tax payment in the manner specified, a provision known as a “best after tax provision.”

•
Imposition of “Double Trigger” in Connection with Change-in-Control Severance Benefits.  Consistent with the Compensation Committee’s policy, the Amendment imposed additional conditions on Mr. Koffel’s eligibility to receive change-in-control severance benefits.  Prior to the Amendment, Mr. Koffel was eligible to receive specified severance benefits upon the occurrence of a “single trigger” event, that is, in the event of his departure for any reason within two years following a change in control.  The Amendment provides that these change-in-control severance benefits will now become payable to Mr. Koffel only in the event that within two years following a change in control he resigns for “good reason” (as defined in the Amendment) or his employment is terminated by us without “cause,” in each case as defined in the Amended Agreement.

•
Modified Severance Arrangements.  As consideration for the elimination of Mr. Koffel’s tax gross-up benefits and the imposition of the “double trigger” requirement for change-in-control severance benefits, the Amendment increased from $5 million to $6.75 million the cash amount payable to Mr. Koffel upon his retirement, resignation, death, disability or termination without cause (not in connection with a change in control).

Consideration of Say-on-Pay Vote

In May 2012, we solicited our advisory stockholder vote on the compensation of our Named Executives, as disclosed in our proxy statement for the 2012 Annual Meeting.  At that meeting, the stockholders approved the compensation of our Named Executives with 78% voting in favor and 17% voting against (with less than 1% abstaining).  The Compensation Committee took into consideration the results of the vote when determining executive compensation for fiscal year 2013.  In considering this vote and any change that should be made as a result, the Compensation Committee viewed the substantial majority vote in favor of the proposal as affirming the stockholders’ support of our executive compensation program and the Committee’s approach to executive compensation and concluded that it would not make any significant changes to the program or the Committee’s approach in 2013 as a result of the vote.  However, as noted above, in response to recent trends in compensation and evolving best practices, the Compensation Committee has adopted a new design in 2013 for its executive long-term equity incentive program.  The Compensation Committee will continue to consider the outcome of future say-on-pay votes when making decisions regarding executive compensation in the future.

Tax Gross-Up Payments

The Compensation Committee’s policy related to tax gross-ups in connection with our compensation practices is as follows:

•
We will not enter into any future employment or similar compensatory agreements that obligate us to provide tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any severance payments provided to Section 16 Officers are considered “excess parachute payments” subject to excise tax under Section 4999 of the Code.

•	We will not provide future tax gross-up payments in connection with perquisites provided to the Named Executives.

Severance and Change-in-Control Provisions

We have entered into employment agreements with each of our Named Executives that contain severance and change-in-control provisions, the terms of which are described below in the section entitled “Potential Payments Upon Termination or Change in Control.”  We believe severance is appropriate under certain termination scenarios in order to allow us to provide Total

Compensation packages that are competitive.  In addition, during a potential change in control, we do not want our executives to leave to pursue other employment opportunities due to concerns about their job security or to be distracted by those concerns and consequently less effective in performing their jobs.  We believe that including severance benefits in employment agreements, or stand-alone change-in-control agreements that provide for severance benefits in the event that an executive’s employment is terminated as a result of a change in control, is an effective way to enable the Named Executives and selected other Section 16 Officers and others to focus on the best interests of our stockholders in those circumstances.  Except for long-term equity incentives (which vest immediately upon a change in control) and an employment agreement with Mr. Masters containing a “single-trigger” that was entered into several years ago, all agreements with the Named Executives require a “double trigger” of both a change in control and a termination of employment before any benefits are paid.

Perquisites and Other Employee Benefits

We generally take a conservative approach to perquisites and provide few perquisites to our Named Executives, all of which are intended to minimize distractions, improve job efficiency and allow the Named Executives to concentrate on our business.  An item is not considered to be a perquisite if it is integrally and directly related to the performance of the executive’s duties.  We generally do not provide personal lifestyle perquisites, such as golf club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites.  The perquisites awarded to Named Executives have been quantified in the “Summary Compensation” table and are identified in the footnotes to the table.

Mr. Koffel generally receives the same benefits provided to all our Named Executives.  However, due to specific physical incidents and threats relating to the personal security of Mr. Koffel and his family, attributable, we believe, to the nature of some of our business activities or those of some of our clients, which draw hostile attention and sometimes violent protests from various extreme groups, the Board for many years has required Mr. Koffel to maintain personal security at our expense.  The nature and extent  of these security services are based on the recommendation of an independent third-party consulting firm, and consist primarily of the services of highly trained and skilled security professionals provided by an outside vendor.  The security services are reviewed periodically with our Compensation Committee to ensure that they provide appropriate levels of safety, security and accessibility for Mr. Koffel and safety and security for his family where appropriate.  We believe that these security services are a necessary business-related expense and are not provided to Mr. Koffel with compensatory benefit or intent; however, interpretations by the staff of the SEC require that the incremental cost of these services provided for the protection of Mr. Koffel and his family outside of our offices and normal business hours be disclosed as perquisites and reflected as part of his compensation.  In 2012, the aggregate reportable cost of these security services was $567,710, which was a reduction of $134,996, or 19%, compared to 2011.  Based on informal surveys, we believe that many of our peers provide similar services to senior executives through personnel on their own payrolls rather than from outside vendors and so do not account for or disclose those costs as perquisites.  However, we believe that our approach is preferable because it is more transparent to stockholders, more appropriate from an accounting perspective and more consistent with SEC guidance.

All of our Named Executives are eligible to receive standard benefits such as medical, dental, vision, disability and life insurance and participation in our 401(k) plan.  Mr. Koffel’s employment agreement requires us to provide Mr. Koffel with supplemental life and disability insurance benefits.  In addition, Mr. Koffel and his dependents are entitled, during the 18-month period beginning on the date of termination of his employment, to continue, at our expense, to participate in our life, disability and health insurance programs.  Following such 18-month period, Mr. Koffel and his dependents will be entitled to continue to participate in our health insurance programs at our active group rates, but at Mr. Koffel’s expense.  This benefit will be extended to Mr. Koffel’s wife during her lifetime following Mr. Koffel’s death.  Mr. Koffel also continues to benefit from a Supplemental Executive Retirement Agreement (the “SERP”) originally entered into in 1999, and subsequently amended.  See “Pension and Retirement Benefits” below.

Tax Considerations

Section 162(m) precludes the deduction by a publicly held corporation of compensation paid to certain employees in excess of $1,000,000, with an exception for performance-based compensation if:

•	it is payable solely on account of the attainment of pre-established, objective performance goals;

•	the performance goals are established by a compensation committee comprised solely of two or more “outside directors”;

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by stockholders before payment; and

•	the Compensation Committee certifies that the performance goals have been satisfied before payment.

Our primary objective in designing and administering our compensation policies and programs is to competitively compensate our senior executives and other employees, to incentivize them to achieve our operating and strategic goals and, in so doing, to enhance long-term stockholder value.  Where possible and appropriate, the Compensation Committee seeks to structure our programs so that the compensation paid will be tax deductible to us.  Specifically, annual bonuses paid under our Bonus Plan, and a substantial portion of stock awards that are subject to performance-based vesting conditions are intended and administered to qualify as performance-based compensation under Section 162(m).  However, to maintain flexibility for compensating our executives and other employees in a manner consistent with our overall goals and compensation philosophy, the Compensation Committee has not adopted a policy requiring all compensation to be tax deductible.

Relationship Between Risks and Compensation Policies and Practices

In 2012, our Compensation Committee reviewed, with assistance from its compensation consultant, Towers Watson, our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks.  In previous years, our Compensation Committee commissioned from Towers Watson a Risk Assessment Report related to our compensation programs and policies.  To assist the Compensation Committee in its evaluation for 2012, Towers Watson discussed the impact of our current compensation policies and practices as they relate to potential enterprise risk.  Based on the 2012 update, our Compensation Committee considered, among other things, the structure, philosophy, design characteristics and Performance Metrics of our primary incentive compensation plans and programs, including those operating at the division level, in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives.  Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Stock Ownership Guidelines

In March 2011, we adopted the Amended and Restated Stock Ownership Guidelines for our executive officers, including the Named Executives.  The purpose of the Guidelines, as applied to our executive officers, is to encourage our executive officers to voluntarily maintain a reasonable level of personal share ownership to demonstrate their personal commitment to our long-term success and to continue to align their own interests with the interests of our stockholders, consistent with our commitment to sound corporate governance.  The Guidelines are determined as a multiple of each executive’s annual base salary, and then converted to a fixed number of shares of our common stock based on the closing stock price as of the date of determination.  The respective multiples are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	5 times
Chief Financial Officer, General Counsel and Divisional Presidents	3 times
Other Executive Officers	2 times

Our executive officers are encouraged to hold at least the number of shares of our common stock that satisfy the Guidelines as of the first day of each of our fiscal years.  When individuals first become executive officers, or are promoted to positions with a higher base salary multiple under the Guidelines, then those executive officers are encouraged to satisfy the Guidelines, or the higher multiple under the Guidelines, within five years of the date of their promotion.  Shares that count toward satisfaction of these Guidelines include the following: shares owned outright by the executive officer or his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive officer or his or her immediate family members; restricted stock granted under our equity incentive plans; shares acquired upon stock option exercise; and shares purchased in the open market.

The following table sets forth the number of shares and value of our common stock, within the meaning of the Guidelines, held by each Named Executive as of April 1, 2013, and the multiple that such shares represent of the Named Executive’s 2012 base salary.  This table indicates that, as of April 1, 2013, each of our Named Executives satisfied our Guidelines.

Named Executive	Share Ownership (1)	Share Ownership Value (1)	2012 Base Salary	Equity Ownership Value as of Multiple of Fiscal Year 2012 Base Salary
Martin M. Koffel	357,570	$16,669,914	$1,100,000	15.2
H. Thomas Hicks	152,289	$7,099,714	$657,000	10.8
Gary V. Jandegian	119,309	$5,562,186	$668,000	8.3
Joseph Masters	113,527	$5,292,629	$546,000	9.7
Randall A. Wotring	176,665	$8,236,122	$594,000	13.9
Robert W. Zaist	80,853	$3,769,367	$594,000	6.3

(1)	Based on an April 1, 2013 share ownership date and a closing share price of $46.62.

Our equity incentive programs are discussed in further detail in “Compensation Discussion And Analysis,” and the equity awards of each Named Executive are set forth under the heading “Executive Compensation — Summary Of Compensation – Outstanding Equity Awards As Of The End Of Fiscal Year 2012”

SUMMARY OF COMPENSATION

The following table sets forth information for fiscal years 2012, 2011 and 2010 regarding compensation awarded or paid to or earned by our Chief Executive Officer, our Chief Financial Officer, and our four other most highly compensated executive officers (collectively, the “Named Executives”) at December 28, 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)	Total ($)
Martin M. Koffel; Chairman of the Board; Chief Executive Officer; President	2012	$1,100,008	—	$5,684,500	—	$2,466,768	$40,979	(5)	$699,888	$9,992,143
	2011	$1,000,002	—	$2,263,500	—	$1,348,752	$987,674	(5)	$799,212	$6,399,140
	2010	$1,000,002	—	$2,470,000	—	$1,862,503	$547,808	(5)	$823,161	$6,703,474
H. Thomas Hicks; Chief Financial Officer; Vice President	2012	$647,759	—	$907,690	—	$968,400	—		$30,082	$2,553,931
	2011	$606,258	—	$888,383	—	$654,152	—		$25,400	$2,174,193
	2010	$561,262	—	$938,135	—	$836,280	—		$21,975	$2,357,652
Gary V. Jandegian; Vice President; President, Infrastructure & Environment	2012	$659,243	—	$907,690	—	$246,119	—		$19,198	$1,832,250
	2011	$626,262	—	$888,383	—	$633,486	—		$13,001	$2,161,132
	2010	$611,265	—	$938,135	—	$176,886	—		$13,098	$1,739,384
Joseph Masters; Vice President; General Counsel & Secretary	2012	$542,001	—	$797,638	—	$607,719	—		$21,755	$1,969,113
	2011	$526,256	—	$746,443	—	$425,872	—		$24,095	$1,722,666
	2010	$511,259	—	$737,025	—	$571,332	—		$23,515	$1,843,131
Randall A. Wotring; Vice President; President, Federal Services	2012	$585,510	—	$907,690	—	$1,097,246	$158,919	(6)	$28,934	$2,778,299
	2011	$555,017	—	$873,127	—	$1,007,911	$77,409		$25,230	$2,538,694
	2010	$536,260	—	$890,563	—	$895,555	$86,870		$25,333	$2,434,581
Robert W. Zaist; Vice President; President, Energy & Construction	2012	$585,501	—	$855,550	—	$731,143	$923	(7)	$90,146	$2,263,263
	2011	—	—	—	—	—	—		—	—
	2010	—	—	—	—	—	—		—	—

(1)
Represents the aggregate grant date fair value of restricted stock awarded.  The grant date of an award is determined in accordance with FASB ASC Topic 718.  Performance-based awards are accounted for as if they were fully vested.  See the “Grants of Plan-Based Awards In Fiscal Year 2012” table for further information regarding the fair value of restricted stock awards granted in 2012.

(2)	No stock options were granted in fiscal years 2012, 2011 or 2010.
(3)
Reflects cash awards to the Named Executives under our fiscal years 2012, 2011 and 2010 Bonus Plans as discussed in further detail under the heading, “Executive Compensation—Compensation Discussion and Analysis — Bonus Plan; Fiscal Year 2012 Target Bonuses and Performance Targets.”

(4)	The following table reflects the incremental costs of perquisites and other benefits for fiscal year 2012 included in the All Other Compensation column in the “Summary Compensation” table for Messrs. Koffel, Hicks, Jandegian, Masters, Wotring, and Zaist.

ALL OTHER COMPENSATION TABLE
Name of Executive	Year	Auto, Parking & Misc. Expenses	Security and Personal Protection (a)	Company-Paid Life and Disability Insurance Premiums		Legal Expenses & Financial Planning	Company Contributions to 401(k) Defined Contribution Plan	Company Contributions to Restoration Plan (b)	Dividends	Total ($)
Martin M. Koffel	2012	$26,400	$567,710	$61,645	(c)	$19,133	$5,000	-	$20,000	$699,888
H. Thomas Hicks	2012	$19,598	-	$1,324	(d)	-	$5,000	-	$4,160	$30,082
Gary V. Jandegian	2012	$8,699	-	$1,339	(d)	-	$5,000	-	$4,160	$19,198
Joseph Masters	2012	$12,307	-	$1,173	(d)	-	$5,000	-	$3,275	$21,755
Randall A. Wotring	2012	$15,000	-	$1,659	(d)	-	$8,250	-	$4,025	$28,934
Robert W. Zaist	2012	-	-	$5,193	(d)	$12,895	$15,000	$53,783	$3,275	$90,146

(a)
For Mr. Koffel, this amount represents the expense needed to maintain personal security services to ensure the safety, security and accessibility of Mr. Koffel and the safety and security of his family where appropriate, as required by the Board in light of business-related security incidents and threats.  See “Perquisites and Other Employee Benefits” above.

(b)
The Restoration Plan allowed Mr. Zaist to receive matching contributions (from the former Washington Group) that he would not have been eligible to receive under our defined contribution plan because of Code limits on the type and amount of compensation that are considered for purposes of the match.  We credited to the Restoration Plan account any amounts that would otherwise have been contributed to our defined contribution plan matching account if matching contributions were not limited under that plan.  Restoration Plan accounts are 100% vested and are payable following the participant’s termination of employment.  Restoration Plan accounts are part of our general assets and are not secured.

(c)	Consists of life and disability insurance premiums. Tax gross-up payments on perquisites for Mr. Koffel were terminated in April 2009.
(d)	Amount paid for group term life and disability insurance premiums.

(5)
Includes a revision in the actuarial methodology for calculating Mr. Koffel’s deferred retirement benefit to exclude effects during the deferral period for mortality and the value of benefits that would have been received.  This revised actuarial methodology reduced the present value of Mr. Koffel’s fiscal years 2010 and 2011 accumulated retirement benefit to $15,500,345 and $16,097,522, respectively, as discussed in further detail under the “PENSION BENEFITS IN FISCAL YEAR 2012” table.

(6)
Represents the aggregate annual change in the actuarial present pension value of the accumulated benefit for Mr. Wotring for fiscal year 2012 as discussed in further detail under the “PENSION BENEFITS IN FISCAL YEAR 2012” table.

(7)
The amounts reflected are above-market earnings on non-qualified deferred compensation and were calculated as the difference between the Moody’s rate of 4.79% compared to 120% of the Applicable Federal Rate, or 4.54%.

The following table sets forth information regarding non-equity and equity awards granted to the Named Executives in fiscal year 2012.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012

Name	Approval Date (1)	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards Target (#) (3)	All Other Stock Awards: Number of Shares of Stock (#) (4)	Grant Date Fair Value of Stock Awards (5)
			Threshold ($)		Target ($)	Maximum ($)
Martin M. Koffel	3/28/2012		$11,000	(6)	$1,650,000	$3,300,000	—	—	—
	1/2/2012	1/2/2012	—		—	—	—	100,000	$3,512,000
	1/2/2012	3/28/2012	—		—	—	50,000	—	$2,172,500
H. Thomas Hicks	3/28/2012		$4,380	(6)	$647,759	$1,295,518	—	—	—
	5/23/2012	5/23/2012	—		—	—	—	12,500	$458,500
	5/21/2009	3/28/2012	—		—	—	2,700	—	$117,315
	5/26/2010	3/28/2012	—		—	—	2,500	—	$108,625
	5/25/2011	3/28/2012	—		—	—	2,500	—	$108,625
	5/23/2012	5/23/2012	—		—	—	3,125	—	$114,625
Gary V. Jandegian	3/28/2012		$4,453	(6)	$658,512	$1,317,024	—	—	—
	5/23/2012	5/23/2012	—		—	—	—	12,500	$458,500
	5/21/2009	3/28/2012	—		—	—	2,700	—	$117,315
	5/26/2010	3/28/2012	—		—	—	2,500	—	$108,625
	5/25/2011	3/28/2012	—		—	—	2,500	—	$108,625
	5/23/2012	5/23/2012	—		—	—	3,125	—	$114,625
Joseph Masters	3/28/2012		$2,730	(6)	$406,500	$813,000	—	—	—
	5/23/2012	5/23/2012	—		—	—	—	11,000	$403,480
	5/21/2009	3/28/2012	—		—	—	2,250	—	$97,763
	5/26/2010	3/28/2012	—		—	—	2,250	—	$97,763
	5/25/2011	3/28/2012	—		—	—	2,250	—	$97,763
	5/23/2012	5/23/2012	—		—	—	2,750	—	$100,870
Randall A. Wotring	3/28/2012		$3,960	(6)	$585,510	$1,171,020	—	—	—
	5/23/2012	5/23/2012	—		—	—	—	12,500	$458,500
	5/21/2009	3/28/2012	—		—	—	2,700	—	$117,315
	5/26/2010	3/28/2012	—		—	—	2,500	—	$108,625
	5/25/2011	3/28/2012	—		—	—	2,500	—	$108,625
	5/23/2012	5/23/2012	—		—	—	3,125	—	$114,625
Robert W. Zaist	3/28/2012		$1,980	(7)	$585,500	$951,438	—	—	—
	5/23/2012	5/23/2012	—		—	—	—	12,500	$458,500
	5/21/2009	3/28/2012	—		—	—	1,750	—	$76,038
	5/26/2010	3/28/2012	—		—	—	2,250	—	$97,763
	5/25/2011	3/28/2012	—		—	—	2,500	—	$108,625
	5/23/2012	5/23/2012	—		—	—	3,125	—	$114,625

(1)
The Approval Date reflects the Board or Compensation Committee authorization date, while the Grant Date reflects the date determined for financial reporting purposes under FASB ASC Topic 718. In these instances, the grant date for financial reporting purposes is the date that the nature and amount of the annual performance target was determined for the single-year performance-based tranche of a multi-year restricted stock award.

(2)
These columns show the potential cash payouts for fiscal year 2012 for our Named Executives if they fulfilled their individual performance targets established by our 2012 Bonus Plan, which is discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis — Bonus Plan; Fiscal Year 2012 Target Bonuses and Performance Targets.”  Actual payouts were dependent on fulfilling pre-established annual performance goals and thus were completely at risk.  The actual 2012 Bonus Plan payouts for each Named Executive ranged from approximately 37% to 187% of his Target Bonus as disclosed in the “Summary Compensation” table in the column entitled “Non-Equity Incentive Plan Compensation.”

(3)
This column shows the single-year performance-based tranche of a multi-year restricted stock award calculated under FASB ASC Topic 718 subject to the fiscal year 2012 net income performance target as established for these shares on the Grant Date.  These shares vest if the Named Executive is still employed by us on the vesting date and the Compensation Committee has determined that we met our performance target for the fiscal year preceding such vesting date.  The Compensation Committee determined in March 2013 that the fiscal year 2012 net income performance target for these awards was met, which determination is discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis — Bonus Plan; Fiscal Year 2012 Target Bonuses and Performance Targets” and, as a result, the performance vesting requirements for these shares were satisfied.  The awards did not include threshold or maximum amounts.

(4)
This column shows the aggregate time-based portion of a multi-year restricted stock award calculated under FASB ASC Topic 718.  The aggregate number of shares of restricted stock will vest if the Named Executive is still employed by us over four years, with one-fourth of the original shares scheduled to vest on each of May 1, 2013, 2014, 2015 and 2016.

(5)	Represents the full grant date fair value as calculated under FASB ASC Topic 718 for financial reporting purposes and assumes the vesting of all time-based and performance-based shares granted.
(6)	Based on exceeding a minimum threshold of 85% of the Performance Target by 0.1%.
(7)	Based on exceeding a minimum threshold of 70% of the Performance Target by 0.1%.
No stock options were granted to the Named Executives in 2012.  All restricted stock awards were made under our 2008 Incentive Plan. Performance-based restricted stock awards will vest according to the schedule specified in Footnote 3 of the above table, provided that we have satisfied the pre-established annual performance goals set by the Compensation Committee for the immediately preceding fiscal year and the Named Executive has continued his employment with us to that date.  Time-based restricted stock awards will vest according to the schedule specified in Footnote 4 of the above table, provided the Named Executive continues his employment with us.  Performance conditions for our cash and restricted stock awards are discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis.”  Actual payouts for performance-based equity awards are dependent upon fulfilling pre-established annual performance goals and thus are completely at risk.  The material terms of our employment agreements with the Named Executives are discussed under “Compensation Arrangements With Martin M. Koffel,” “Pension and Retirement Benefits” and “Potential Payments Upon Termination or Change in Control.”

The following table sets forth information regarding the outstanding equity awards held by our Named Executives at the end of fiscal year 2012.

OUTSTANDING EQUITY AWARDS AS OF THE END OF FISCAL YEAR 2012

	Option Awards				Stock Awards
Named	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Martin M. Koffel (3)	—	—	—	—	50,000	(3)	$1,935,500	50,000	(3)	$1,935,500
	—	—	—	—	50,000	(3)	$1,935,500	50,000	(3)	$1,935,500
H. Thomas Hicks	—	—	—	—	2,700	(4)	$104,517	2,700	(4)	$104,517
	—	—	—	—	5,000	(5)	$193,550	5,000	(5)	$193,550
	—	—	—	—	7,500	(6)	$290,325	7,500	(6)	$290,325
	—	—	—	—	12,500	(7)	$483,875	12,500	(7)	$483,875
Gary V. Jandegian	15,000	—	$25.97	7/12/2014	—		—	—		—
	—	—	—	—	2,700	(4)	$104,517	2,700	(4)	$104,517
	—	—	—	—	5,000	(5)	$193,550	5,000	(5)	$193,550
	—	—	—	—	7,500	(6)	$290,325	7,500	(6)	$290,325
	—	—	—	—	12,500	(7)	$483,875	12,500	(7)	$483,875
Joseph Masters	—	—	—	—	2,250	(4)	$87,098	2,250	(4)	$87,098
	—	—	—	—	4,500	(5)	$174,195	4,500	(5)	$174,195
	—	—	—	—	6,750	(6)	$261,293	6,750	(6)	$261,293
	—	—	—	—	11,000	(7)	$425,810	11,000	(7)	$425,810
Randall A. Wotring	25,000	—	$29.12	11/19/2014	—		—	—		—
	—	—	—	—	2,700	(4)	$104,517	2,700	(4)	$104,517
	—	—	—	—	5,000	(5)	$193,550	5,000	(5)	$193,550
	—	—	—	—	7,500	(6)	$290,325	7,500	(6)	$290,325
	—	—	—	—	12,500	(7)	$483,875	12,500	(7)	$483,875
Robert W. Zaist	—	—	—	—	1,750	(4)	$67,743	1,750	(4)	$67,743
	—	—	—	—	4,500	(5)	$174,195	4,500	(5)	$174,195
	—	—	—	—	7,500	(6)	$290,325	7,500	(6)	$290,325
	—	—	—	—	12,500	(7)	$483,875	12,500	(7)	$483,875

(1)	The option exercise price is the closing sales price of a share of our common stock on the last market-trading day prior to the grant date.
(2)
The market value of the stock awards is calculated by multiplying the closing market price of our common stock as of the last day of fiscal year 2012, which was $38.71, by the number of shares subject to the awards that have not vested.

(3)
Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting.  One-half of the original 200,000 shares is scheduled to vest on May 1, 2013, and the other half is scheduled to vest on May 1, 2014.  Performance-based shares vest only to the extent that specified performance criteria have been met.  Does not include Mr. Koffel’s fully vested deferred restricted stock unit award of 50,000 shares, disclosed in the “NonQualified Deferred Compensation In Fiscal Year 2012” table.  In addition to the market value indicated above, each share will also have accumulated dividends payable upon the date of vesting, the accrued dividend amount being $0.80 as of Fiscal Year End 2012.
(4)
Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting over four years, with one-fourth of the original shares scheduled to vest on April 1, 2013.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 14,000 for Mr. Zaist, 18,000 for Mr. Masters, and 21,600 for each of Mr. Hicks, Mr. Jandegian and Mr. Wotring. In addition to the market value indicated above, each share will also have accumulated dividends payable upon the date of vesting, the accrued dividend amount being $0.80 per share as of Fiscal Year End 2012.

(5)
Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting over four years, with one-fourth of the original shares scheduled to vest on each of April 1, 2013 and 2014.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 18,000 for each of Mr. Masters and Mr. Zaist, and 20,000 for each of Mr. Hicks, Mr. Jandegian, and Mr. Wotring.  In addition to the market value indicated above, each share will also have accumulated dividends payable upon the date of vesting, the accrued dividend amount being $0.80 per share as of Fiscal Year End 2012.

(6)
Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting over four years, with one-fourth of the original shares scheduled to vest on each of May 1, 2013, 2014 and 2015.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 18,000 for Mr. Masters and 20,000 for each of Mr. Hicks, Mr. Jandegian, Mr. Wotring, and Mr. Zaist.  In addition to the market value indicated above, each share will also have accumulated dividends payable upon the date of vesting, the accrued dividend amount being $0.80 per share as of Fiscal Year End 2012.

(7)
Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting over four years, with one-fourth of the original shares scheduled to vest on each of May 1, 2013, 2014, 2015 and 2016.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 22,000 for Mr. Masters and 25,000 each for Mr. Hicks, Mr. Jandegian, Mr. Wotring, and Mr. Zaist.  In addition to the market value indicated above, each share will also have accumulated dividends payable upon the date of vesting, the accrued dividend amount being $0.60 per share as of Fiscal Year End 2012.

The following table sets forth information regarding our Named Executives’ stock option exercises and vesting on restricted stock awards in fiscal year 2012.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Martin M. Koffel (4)	—	—	100,000	$4,272,000
H. Thomas Hicks (5)	—	—	5,000	$207,550
	—	—	15,800	$674,976
Gary V. Jandegian (6)	25,000	$251,250	5,000	$207,550
	30,000	$563,400	15,800	$674,976
Joseph Masters (7)	—	—	4,500	$186,795
	—	—	11,875	$507,300
Randall A. Wotring (8)	13,166	$202,079	5,000	$207,550
	—	—	15,126	$646,183
Robert W. Zaist (9)	—	—	5,000	$207,550
	—	—	11,376	$485,983

(1)
Amount reflects the product of the number of shares acquired upon exercise of options multiplied by the difference between the market value of the stock and the option exercise price.  Pursuant to the terms of the equity plans, market value is based on the closing price on the business day preceding exercise, as reported on the NYSE.

(2)	Reflects the number of shares vested prior to fulfilling tax withholding obligations.
(3)
Amount reflects the product of the number of shares vested multiplied by the market value of the stock, based on the closing price for the date prior to vesting as reported on the NYSE.  Amounts also include the value of dividends that have accumulated on these shares since the grant date and are payable upon the vesting date.

(4)	On April 1, 2012, Mr. Koffel became vested under his stock awards in 100,000 shares of common stock with a market price of $42.52.
(5)
On April 1, 2012, Mr. Hicks became vested under his stock awards in 15,800 shares of common stock with a market price of $42.52, and on May 1, 2012, in 5,000 shares of common stock with a market price of $41.31.

(6)
On July 13, 2012, Mr. Jandegian exercised his options to acquire 25,000 shares of common stock at an exercise price of $24.05, and on December 4, 2012 he exercised his options to acquire 30,000 shares of common stock at an exercise price of $18.78.  In addition, on April 1, 2012, Mr. Jandegian became vested under his stock awards in 15,800 shares of common stock with a market price of $42.52, and on May 1, 2012, in 5,000 shares of common stock with a market price of $41.31.

(7)
On April 1, 2012, Mr. Masters became vested under his stock awards in 11,875 shares of common stock with a market price of $42.52, and on May 1, 2012, in 4,500 shares of common stock with a market price of $41.31.

(8)
On December 3, 2012, Mr. Wotring exercised his options to acquire 4,000 shares of common stock at an exercise price of $22.00, 2,500 shares of common stock at an exercise price of $13.16 and 6,666 shares of common stock at an exercise price of $25.97.  In addition, on April 1, 2012, Mr. Wotring became vested under his stock awards in 15,126 shares of common stock with a market price of $42.52, and on May 1, 2012, in 5,000 shares of common stock with a market price of $41.31.

(9)	On April 1, 2012, Mr. Zaist became vested under his stock awards in 11,376 shares of common stock with a market price of $42.52, and on May 1, 2012, in 5,000 shares of common stock with a market price of $41.31.

PENSION AND RETIREMENT BENEFITS

The following table sets forth information regarding pension benefits for our Named Executives in fiscal year 2012.

PENSION BENEFITS IN FISCAL YEAR 2012

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Martin M. Koffel	Supplemental Executive Retirement Agreement	Not Applicable (1)	$16,138,501	—
H. Thomas Hicks	—	—	—	—
Gary V. Jandegian	—	—	—	—
Joseph Masters	—	—	—	—
Randall A. Wotring	URS Federal Services Defined Benefit Plan	32.9	$678,823	—
Robert W. Zaist	—	—	—	—

(1)
Per the terms of the supplemental executive retirement agreement, referenced below, the benefit is equal to 60% of his average annual compensation, not to exceed a base compensation of $950,000 and a target bonus of 120%, and is not directly related to credited service.

For Mr. Koffel, the present value of the accumulated benefit as of December 28, 2012 is based on the following data and assumptions:  (i) a benefit commencement date of December 29, 2012; (ii) Mr. Koffel’s birth date; (iii) 2012 plan year compensation of $2,090,000; (iv) a lump sum form of benefit; (v) an actuarial equivalence interest rate of 3.0% as of December 28, 2012; and (vi) an actuarial equivalent mortality table as prescribed in Code Section 417(e).  This includes a revision in the actuarial methodology for calculating Mr. Koffel’s deferred retirement benefit to exclude effects during the deferral period for mortality and the value of benefits that would have been received.  This revised actuarial methodology reduced the present value of Mr. Koffel’s accumulated retirement benefit in fiscal years 2010 and 2011 to $15,500,345 and $16,097,522, respectively.  The benefit commencement date differs from our assumptions used in calculating FAS disclosures, because the SEC disclosure regulations specify that, where the plan does not define normal retirement age, the value of the benefits should be calculated using the earliest unreduced retirement age rather than any stated normal or expected retirement age.

For Mr. Wotring, the present value of the accumulated benefit as of December 28, 2012 is based on the following data and assumptions:  (i) a benefit commencement date of August 1, 2022; (ii) Mr. Wotring’s birth date; (iii) 2012 plan year compensation of $250,000; (iv) current service of approximately 33 years; (v) a discount rate of 4.20% as of December 28, 2012; and (vi) the RP2000 combined white collar mortality table projected to 2018.  At retirement, Mr. Wotring may choose to receive his benefit in one of the several forms of benefit available under the Plan, each of which is approximately actuarially equivalent to the others. Furthermore, no pre-retirement decrements are assumed, as required under the SEC disclosure regulations.

Supplemental Executive Retirement Agreement

In 1999, our Board approved special supplemental compensation for Mr. Koffel to recognize his significant contributions to our growth and success during the previous decade, to induce him to continue as CEO through his then-expected retirement at age 65 and to create incentives for him to continue to increase stockholder value.  This special supplemental compensation included, among other things, a SERP.  In September 2003, the SERP was amended to provide Mr. Koffel with an annual lifetime retirement benefit.  Benefits were based on Mr. Koffel’s final average annual compensation and his age at the time of his employment termination.  On December 7, 2006, the SERP was further amended and restated to (1) provide that, for purposes of calculating his final average annual compensation under the SERP, his base compensation would not exceed its then current rate of $950,000 and his target bonus would not exceed its then current rate of 120%, (2) modify provisions related to benefit payments in accordance with the requirements of Section 409A of the Code, and (3) clarify the provisions regarding the terms of lifetime health benefits to Mr. Koffel and his spouse.  On December 10, 2008, in connection with the extension of Mr. Koffel’s retirement date through June 1, 2012, the SERP was again amended to modify the timing of non-grandfathered benefit payments in accordance with the requirements of Section 409A of the Code and to further clarify the provisions regarding the terms of the lifetime health benefits to Mr. Koffel and his spouse.  Benefits under the SERP payable as a lump sum are computed based on actuarial assumptions for an annuity for the life of Mr. Koffel, with guaranteed payments for at least ten years.  Mr. Koffel may elect to receive his SERP benefits in the form of an annuity or lump sum payment upon his retirement, provided that the non-grandfathered portion of his SERP benefit will be paid in the form of a lump sum payment upon his retirement, subject to any required six-month delay under Section 409A of the Code.  The SERP also provides that Mr. Koffel and his spouse will be entitled to participate in our life, disability and health insurance programs at active employee group rates for the remainder of their lives.  We are obligated to deposit into a “rabbi trust” the lump sum value of Mr. Koffel’s retirement benefit, within 15 days of the earlier to occur of (1) a request to do so from Mr. Koffel and (2) Mr. Koffel’s termination of employment for any reason, including death.

Defined Benefit Plan For Eligible Federal Services Division Employees

The Federal Services Division maintains a noncontributory defined benefit plan (the “URS Federal Services Defined Benefit Plan”) under which certain eligible Federal Services Division participants receive annual retirement benefits at the employee’s normal retirement age, which is calculated based on the employee’s year of birth.  The URS Federal Services Defined Benefit Plan was closed to new participants on June 30, 2003.  The employees who were eligible to participate were those employees who were hired by the Federal Services Division prior to June 30, 2003, and who were not in a position covered under certain contracts or in a unit of employment covered by a collective bargaining arrangement.  Participants become 100% vested in their accrued benefits upon the earlier of (i) five years of service or (ii) attainment of age 45 while employed by the Federal Services Division.

Under the URS Federal Services Defined Benefit Plan, the normal monthly retirement benefit generally is equal to the greater of:  (1) the sum of (a) the participant’s accrued benefits determined as of December 31, 2003 (calculated as 1/12th of (i) 0.85% of average annual compensation multiplied by the number of years of credited service, plus (ii) 0.75% of average annual compensation in excess of the social security tax base multiplied by the number of years of credited service), (up to a maximum of 35 years of credited service) and (b) for years beginning after December 31, 2003, 1/12th of (i) 0.65% of annual compensation for the year of calculation, plus (ii) an additional 0.65% of such annual compensation in excess of ½ of social security taxable wages (for these purposes, annual compensation does not include any amounts earned after participant completes 35 years of credited service); or (2) $70.83.  Compensation for purposes of the URS Federal Services Defined Benefit Plan generally means regular base salary (including deferrals made under our 401(k) plan, Section 125 flexible benefit plan and qualified transportation fringe benefit plan), commissions and severance pay, but excludes bonus, overtime pay, incentive pay reimbursements or other expense allowances or other adjustments, fringe benefits and any other type of special or nonrecurring pay.

Benefits may be received in the following forms:  single life annuity, 50%, 75% or 100% joint and survivor annuity, 120-month certain annuity, an annuity adjusted for social security payments or a lump sum (if benefits do not exceed $5,000).  Elections may be made prior to the date when the participant is scheduled to receive distributions, and certain elections may be subject to spousal consent.  If no election is made, the benefits will be distributed as a single life annuity (if the participant is single) or as a 50% joint and survivor annuity (if the participant is married).  A participant will receive his normal retirement benefit upon attainment of his normal retirement age, which generally is based upon the applicable social security retirement age (which for Mr. Wotring is approximately age 66), unless early retirement benefits are elected at age 55 for a participant with at least 10 years of service.  A participant may postpone the receipt of his normal retirement benefit after attainment of normal retirement age if the participant continues working for the Federal Services Division.

The following table sets forth information regarding nonqualified deferred compensation of our Named Executives in fiscal year 2012.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2012

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Martin M. Koffel	• URS Selected Executives Deferred Compensation Plan	—	—		$3,105	(1)	—	$118,122
	• URS Restricted Stock Unit Award (2)	—	—		—		—	$1,935,500
H. Thomas Hicks	—	—	—		—		—	—
Gary V. Jandegian	—	—	—		—		—	—
Joseph Masters	—	—	—		—		—	—
Randall A. Wotring	—	—	—		—		—	—
Robert W. Zaist	· Washington Group Restoration Plan	—	$53,783	(4)	$18,676	(3)	—	$428,311

(1)	Earnings did not constitute above-market earnings for Mr. Koffel and were not included in the “Summary Compensation” table.
(2)
Represents a fully vested deferred restricted stock unit award of 50,000 shares.  Reflects the market value of the stock award calculated by multiplying the number of share by the closing market price of our common stock, $38.71, as of the last trading day of fiscal year 2012.

(3)
Earnings were calculated using Moody’s rate of 4.79% and were considered to be above-market earnings.  Earnings above the Applicable Federal Rate were included in the Nonqualified Deferred Compensation Earnings column of the “Summary Compensation” table.

(4)	Contribution amount disclosed as our contribution to the Restoration Plan in the All Other Compensation column of the “Summary Compensation” table.

URS Corporation Selected Executives Deferred Compensation Plan

The URS Corporation Selected Executives Deferred Compensation Plan (the “URS Deferred Plan”) is a non-qualified deferred compensation plan that allowed Mr. Koffel to defer a percentage of his base salary and bonus up until 1991 when the URS Deferred Plan was frozen to new deferrals.  The URS Deferred Plan is a non-interest accruing plan that annually adjusts any deferred amounts to reflect any changes in the San Francisco-Oakland-San Jose Consumer Price Index.  All credited deferred amounts in the URS Deferred Plan will be paid upon the termination of Mr. Koffel’s services to URS.

Washington Group Restoration Plan

The Restoration Plan allowed Mr. Zaist to receive former Washington Group matching contributions that he would not have been eligible to receive under our defined contribution plan because of Code limits on the type and amount of compensation that are considered for purposes of the match.  The Washington Group Restoration Plan was frozen to grandfather those contributions and earnings made prior to Section 409A of the Code requirements, and was replaced by the URS E&C Holdings Restoration Plan for contributions and earnings subject to Code Section 409A requirements.  Under both Plans, we credit to the account any amounts that would otherwise have been contributed to our defined contribution plan matching account if matching contributions were not limited under that plan.  We also credit interest to the accounts at the Moody’s average corporate bond rate, credited monthly.  Restoration Plan accounts are 100% vested and are payable following the participant’s termination of employment.  Participants elect in advance to receive payments in a lump sum or in installments over five, ten or fifteen years.  Restoration Plan accounts are part of our general assets and are not secured.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into compensatory agreements that will require us to provide payments to our Named Executives in the event of their termination of employment or a change in control of URS.  To illustrate the amounts of these potential payments, the tables below assume that a triggering event with respect to each Named Executive occurred on December 28, 2012 and that the per share price of our common stock for purposes of any equity-based calculation is $38.71 per share, the closing price of our common stock on December 28, 2012.  Payments that are based on that closing price are hypothetical, and actual payments in connection with a triggering event may differ significantly.

Martin M. Koffel, Chairman, Chief Executive Officer and President

	Voluntary Termination		Termination Upon Death or Disability		Involuntary Termination Not For Cause; Retirement Date Termination		Involuntary Termination For Cause	Voluntary Termination for Good Reason or Involuntary Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$6,750,000	(3)	$6,750,000	(3)	$6,750,000	(3)	—	$8,250,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		$7,742,000		$3,871,000		—	$7,742,000

Supplemental Executive Retirement Agreement (SERP) (6)	$16,138,501		$16,138,501		$16,138,501		$16,138,501	$16,138,501

Healthcare (7)	$434,163		$434,163		$434,163		$434,163	$434,163

URS Deferred Plan (8)	$118,122		$118,122		$118,122		$118,122	$118,122

Tax Gross-Up	—		—		—		—	—
Total:	$23,440,786		$31,182,786		$27,311,786		$16,690,786	$32,682,786

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year (except as set forth in footnote 6), As of December 28, 2012, Mr. Koffel’s base salary was equal to $1,100,000 and his target bonus was equal to 150% of his base salary.  See “Compensation Arrangements With Martin M. Koffel.”  We are obligated to make payments to Mr. Koffel in connection with the termination of his employment pursuant to (a) the Amended and Restated Employment Agreement, dated September 5, 2003, as amended on December 7, 2006, December 10, 2008, and December 13, 2011, between us and Mr. Koffel (the “Koffel Employment Agreement”); and (b) the SERP.  Mr. Koffel has agreed that, during the term of the Koffel Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Koffel Employment Agreement.

(2)
For purposes of the Koffel Employment Agreement, (a) “disability” means the performance of none of his duties for a period of at least 180 consecutive days as a result of incapacity due to his physical or mental illness; (b) “cause” means a willful failure to substantially perform his duties, or a willful act (or failure to act) by Mr. Koffel that constitutes gross misconduct or fraud and which is materially injurious to URS; (c) “change in control” means:  (i) a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act; (ii) more than one-third of our incumbent directors not having served on the Board for 24 months prior to the change in control (or not having been elected or nominated by at least a majority of directors who served as directors 24 months prior to the change and were in office at the time of election or nomination); or (iii) any person acquiring 20% or more of our voting power (subject to exceptions as set forth in the Koffel Employment Agreement), and (d) “good reason” means there is (i) a material reduction in his base compensation or target bonus percentage; (ii) a material diminution in his authority, duties, or responsibilities; (iii) a material diminution in the budget over which he retains authority; (iv) relocation of his principal place of employment to a place that increases his one-way commute by more than 50 miles as compared to his then-current principal place of employment immediately prior to such relocation; or (v) any other action or inaction that constitutes a material breach by URS of the Koffel Employment Agreement.

(3)
The Koffel Employment Agreement provides for a severance payment of $6,750,000 if he voluntarily resigns before June 1, 2014 (the “Retirement Date”), if his employment terminates due to his death or disability (as defined in footnote 2), if we terminate his employment for any reason other than cause (as defined in summary in footnote 2) prior to the Retirement Date, or if his employment terminates on the Retirement Date.  This amount is payable as a lump sum or, at the election of Mr. Koffel, in installments.

(4)
If Mr. Koffel voluntarily resigns for “good reason” or is terminated by us for any reason other than “cause” within two years following a “change in control” (all as defined in summary in footnote 2), we will pay Mr. Koffel a severance payment equal to three times the sum of his current base salary plus the product of his current annual target bonus percentage multiplied by his base salary.  This amount is payable as a lump sum or, at the election of Mr. Koffel, in installments.

(5)
Upon the termination of Mr. Koffel’s employment by us without “cause” (as defined in summary in footnote 2), or Mr. Koffel’s termination on the Retirement Date, 100,000 restricted shares granted would vest.  All outstanding restricted stock awards would vest upon termination for death or disability or his voluntary resignation for good reason or termination by us for a reason other than cause within two years following a change in control.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on December 28, 2012.

(6)
Reflects payment pursuant to the SERP, assuming that Mr. Koffel elects a lump sum payment.  Based upon limitations set forth in the SERP, this calculation assumes, for this purpose, a base salary of $950,000 and target bonus equal to 120% of the base salary as discussed in further detail under the “Pension Benefits In Fiscal Year 2012” table.

(7)
Pursuant to the SERP, Mr. Koffel and his dependents are entitled, during the 18-month period beginning on the date of termination of his employment, to continue, at our expense, to participate in our life, disability and health insurance programs.  Following such 18-month period, Mr. Koffel and his dependents will be entitled to continue to participate in our health insurance programs at our active group rates, but at Mr. Koffel’s expense.  This benefit will be extended to Mr. Koffel’s wife during her lifetime following Mr. Koffel’s death.  For purposes of the table, we have calculated this additional spousal benefit based on a reasonable estimate of mortality at an assumed value of $285,914.

(8)	See “NonQualified Deferred Compensation In Fiscal Year 2012” table above.

H. Thomas Hicks, Chief Financial Officer and Vice President

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Termination Upon Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$657,000	(3)	$657,000	(3)	$2,628,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		—		$2,144,534

Healthcare (6)	$18,336		$18,336		$18,336

Tax Gross-Up	—		—		$0	(7)
Total:	$675,336		$675,336		$4,790,870

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year.  As of December 28, 2012, Mr. Hicks’s base salary was equal to $657,000, and his target bonus was equal to 100% of his base salary.  We are obligated to make payments to Mr. Hicks in connection with the termination of his employment pursuant to the Employment Agreement, dated May 31, 2005, as amended, between Mr. Hicks and us (the “Hicks Employment Agreement”).  We and Mr. Hicks have agreed that any such obligation is conditioned on Mr. Hicks providing an effective release of claims.  Mr. Hicks has also agreed that, during the term of the Hicks Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Hicks Employment Agreement.

(2)
For purposes of the Hicks Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Hicks’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, Mr. Hicks’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus, a substantial reduction in his responsibilities and authority, or his principal office is changed without his consent by greater than 25 miles; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)
The Hicks Employment Agreement provides for a lump sum severance payment equal to 100% of Mr. Hicks’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or if Mr. Hicks resigns for “good reason” (as defined in footnote 2).

(4)
If, within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Hicks’s employment for any reason other than cause or disability, or if Mr. Hicks resigns for good reason (as defined in footnote 2), we would make a lump sum payment to Mr. Hicks in an amount equal to 200% of the sum of (a) his base salary plus (b) his base salary multiplied by his annual target bonus percentage.

(5)
Upon a change in control while Mr. Hicks is employed with us, all unvested equity awards then held by him will fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on December 28, 2012.

(6)
For one year following the termination of Mr. Hicks’ employment by us for any reason other than cause or disability, or Mr. Hicks’ resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Hicks for payments of health insurance coverage under COBRA and continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Hicks.

(7)
The Hicks Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

Gary V. Jandegian, Vice President; and President Infrastructure & Environment

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$668,000	(3)	$668,000	(3)	$1,336,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		—		$2,144,534

Healthcare (6)	$20,144		$20,144		$20,144

Tax-Gross-Up	—		—		$0	(7)
Total:	$688,144		$688,144		$3,500,678

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year.  As of December 28, 2012, Mr. Jandegian’s base salary was equal to $668,000, and his target bonus was equal to 100% of his base salary.  We are obligated to make payments to Mr. Jandegian in connection with the termination of his employment pursuant to the Employment Agreement, dated January 29, 2004, as amended, between us and Mr. Jandegian (the “Jandegian Employment Agreement”).  We and Mr. Jandegian have agreed that any such obligation is conditioned on Mr. Jandegian providing an effective release of claims.  Mr. Jandegian has also agreed that during the term of the Jandegian Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Jandegian Employment Agreement.

(2)
For purposes of the Jandegian Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Jandegian’s conviction of, or plea of “guilty” or “no contest” to a felony or misdemeanor involving dishonesty, or Mr. Jandegian’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)
The Jandegian Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Jandegian’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or Mr. Jandegian resigns for “good reason” (as defined in footnote 2).

(4)
If within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Jandegian’s employment for any reason other than cause or disability, or if Mr. Jandegian resigns for good reason (as defined in footnote 2), we would make a lump sum payment to Mr. Jandegian in an amount equal to 200% of his base salary.

(5)
Upon a change in control while Mr. Jandegian is employed with us, all unvested equity awards then held by him would fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on December 28, 2012.

(6)
For one year following our termination of Mr. Jandegian for any reason other than cause or disability, or Mr. Jandegian’s resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Jandegian for payments of health insurance coverage under COBRA and continue coverage for long-term disability and basic term life insurance then provided to Mr. Jandegian.

(7)
The Jandegian Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

Joseph Masters, Secretary & General Counsel

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$1,152,000	(3)	$1,152,000	(3)	$1,911,000	(4)

Equity Awards that Accelerate Vesting in Full Upon Triggering Event (5)	$735,490		$735,490		$1,896,790

Healthcare (6)	$4,823		$4,823		$4,823

Tax-Gross-Up	—		—		$0	(7)
Total:	$1,892,313		$1,892,313		$3,812,613

(1)
For purposes of this analysis, we assumed a base salary equal to $546,000, and target bonus equal to 75% of his base salary.  We are obligated to make payments to Mr. Masters in connection with the termination of his employment pursuant to the Employment Agreement, dated September 8, 2000, as amended, between us and Mr. Masters (the “Masters Employment Agreement”).  We and Mr. Masters have agreed that any such obligation is conditioned on Mr. Masters providing an effective release of claims.  Mr. Masters has also agreed that during the term of the Masters Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Masters Employment Agreement.

(2)
For purposes of the Masters Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, or Mr. Masters’ conviction of, or plea of “guilty” or “no contest” to a felony that is materially injurious to us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus, substantial reduction in Mr. Masters’ responsibilities and authority, ceasing to hold the position of Vice President and General Counsel, or the unauthorized changing of his principal office to a location more than twenty-five miles from its current location; and (d) “change in control” means (i) a change in our corporate control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act, (ii) certain material changes in the composition of our Board of Directors, or (iii) any person becomes the beneficial owner of greater than 20% of the voting power of our outstanding securities.

(3)
The Masters Employment Agreement provides for a lump sum severance payment equal to $1,152,000 if Mr. Masters or we terminate his employment for any reason other than “change in control” (as defined in footnote 2).

(4)
If within six months after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Masters’ employment for any reason or Mr. Masters resigns for good reason (as defined in footnote 2), or if Mr. Masters resigns for any reason during the 30 day period following the date that is six months after the change in control, we will make a lump sum payment to Mr. Masters in an amount equal to 200% of the sum of his base salary and target bonus.

(5)
Upon a change in control while Mr. Masters is employed with us, all unvested equity awards then held by him will fully vest.  In the absence of a change in control, should we terminate Mr. Masters’ employment for any reason other than for cause or disability, or if Mr. Masters voluntarily resigns for good reason, then Mr. Masters receives one year of service towards the vesting of any outstanding stock awards.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on December 28, 2012.

(6)
For one year following our termination of Mr. Masters for any reason other than cause or disability, or Mr. Masters’ resignation for good reason, or such termination within six months after a change in control, we will reimburse Mr. Masters for payments of health insurance coverage under COBRA and continue coverage for long-term disability and basic term life insurance then provided to Mr. Masters.

(7)
The Masters Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

Randall A. Wotring, Vice President; and President Federal Services

	Retirement	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	—	$594,000	(3)	$594,000	(3)	$1,188,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—	—		—		$2,144,534

Healthcare (6)	$14,156	$14,156		$14,156		$14,156

URS Federal Services Defined Benefit Plan (7)	$678,823	$678,823		$678,823		$678,823

Tax-Gross-Up	—	—		—		$0	(8)
Total:	$692,979	$1,286,979		$1,286,979		$4,025,513

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year.  As of December 28, 2012, Mr. Wotring’s base salary was equal to $594,000, and his target bonus was equal to 100% of his base salary.  We are obligated to make payments to Mr. Wotring in connection with the termination of his employment pursuant to the Employment Agreement, dated November 19, 2004, and amended as of August 1, 2008 and November 27, 2012, between us and Mr. Wotring (the “Wotring Employment Agreement”).  We and Mr. Wotring have agreed that any such obligation is conditioned on Mr. Wotring providing an effective release of claims.  Mr. Wotring has also agreed that during the term of the Wotring Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Wotring Employment Agreement.

(2)
For purposes of the Wotring Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Wotring’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, or Mr. Wotring’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)
The Wotring Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Wotring’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or Mr. Wotring resigns for “good reason” (as defined in footnote 2).

(4)
If within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Wotring’s employment for any reason other than cause or disability, or if Mr. Wotring resigns for good reason, we will make a lump sum payment to Mr. Wotring in an amount equal to 200% of his base salary.

(5)
Upon a change in control while Mr. Wotring is employed with us, all unvested equity awards then held by him shall fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on December 28, 2012.

(6)
For one year following our termination of Mr. Wotring for any reason other than cause or disability, or Mr. Wotring’s resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Wotring for payments of health insurance coverage under COBRA and continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Wotring.

(7)	Reflects present value of the accumulated benefit pursuant to the URS Federal Services Defined Benefit Plan as discussed in further detail under the “Pension Benefits In Fiscal Year 2012” table.
(8)	The Wotring Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

Robert W. Zaist, Vice President; and President Energy & Construction

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$594,000	(3)	$594,000	(3)	$1,188,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		—		$2,032,276

Washington Group and URS E&C Restoration Plans	$428,311		$428,311		$428,311

Healthcare (6)	$23,672		$23,672		$23,672

Tax-Gross-Up	—		—		$0	(7)
Total:	$1,045,983		$1,045,983		$3,672,259

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year.  As of December 28, 2012, Mr. Zaist’s base salary was equal to $594,000, and his target bonus was equal to 100% of his base salary.  We are obligated to make payments to Mr. Zaist in connection with the termination of his employment pursuant to the Employment Agreement, dated November 16, 2009, and amended November 28, 2012, between us and Mr. Zaist (the “Zaist Employment Agreement”).  We and Mr. Zaist have agreed that any such obligation is conditioned on Mr. Zaist providing an effective release of claims.  Mr. Zaist has also agreed that during the term of the Zaist Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Zaist Employment Agreement.

(2)
For purposes of the Zaist Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Zaist’s conviction of, or plea of “guilty” or “no contest” to a felony or misdemeanor involving dishonesty, or Mr. Zaist’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)
The Zaist Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Zaist’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or Mr. Zaist resigns for “good reason” (as defined in footnote 2).

(4)
If within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Zaist’s employment for any reason other than cause or disability, or if Mr. Zaist resigns for good reason (as defined in footnote 2), we would make a lump sum payment to Mr. Zaist in an amount equal to 200% of his base salary.

(5)
Upon a change in control while Mr. Zaist is employed with us, all unvested equity awards then held by him would fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on December 28, 2012.

(6)
For one year following our termination of Mr. Zaist for any reason other than cause or disability, or Mr. Zaist’s resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Zaist for payments of health insurance coverage under COBRA and continue coverage for long-term disability and basic term life insurance then provided to Mr. Zaist.

(7)
The Zaist Employment Agreement does not contain a tax gross-up in connection with any excise taxes on payments deemed to be “parachute payments” under the Code, however, it does provide that, in the event any excise tax would otherwise be payable by Mr. Zaist on any “parachute payments,” then the amount of those “parachute payments” may instead be reduced to eliminate any excise tax payment, a provision known as a “best after tax provision.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Some of our officers, directors and employees may have disposed of shares of our common stock, both in cashless transactions with us and in market transactions, in connection with exercises of stock options, the vesting of restricted and deferred stock and the payment of withholding taxes due with respect to such exercises and vesting.  These officers, directors and employees may continue to dispose of shares of our common stock in this manner and for similar purposes.

The Board's policies regarding potential or actual related transactions are generally set forth in our Corporate Governance Guidelines and our Code of Business Conduct and Ethics.  The Board has delegated to the Audit Committee the responsibility for reviewing and approving matters in which a director or executive officer may have a direct or indirect material interest.  The Audit Committee evaluates related person transactions involving directors and executive officers on a case-by-case basis.  As part of this evaluation, the Audit Committee considers whether the related person has a direct or indirect material interest in the transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.  The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.  Since the beginning of 2012, there were no transactions involving an amount that exceeds $120,000 in which a related person was considered to have a direct or indirect material interest.  The Audit Committee also takes appropriate steps to assure that all directors voting on a matter are disinterested with respect to that matter.  In addition, the Board Affairs Committee evaluates issues related to director independence.

.

Other Matters
The Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on these matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph Masters,
Secretary

April 15, 2013

.

Appendix A

URS CORPORATION

2008 EQUITY INCENTIVE PLAN

Adopted By Board of Directors: March 27, 2008
Approved By Stockholders: May 22, 2008
Amended By Board of Directors: May 22, 2008
Amended By Board of Directors: May 26, 2010
Amended By Board of Directors: May 26, 2011
Amended By Board of Directors: May 24, 2012
Amended By Board of Directors: March 28, 2013
Approved By Stockholders: [_________, 2013]

Termination Date: [_________, 2018]

1. General.

(a) Eligible Award Recipients.  The persons eligible to receive Awards are Employees, Directors and Consultants.

(b) Available Awards.  The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Non-Executive Director Stock Awards, (v) Performance Stock Awards, (vi) Performance Cash Awards, and (vii) Other Stock Awards.

(c) General Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards, to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. Definitions.   As used in the Plan, the definitions contained in this Section 2 shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act.  The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company.

i

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company.  Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(f) “Change in Control” means any transaction, or series of transactions that occur within a twelve (12) month period, as a result of which the stockholders of the Company immediately prior to the completion of the transaction (or, in the case of a series of transactions, immediately prior to the first transaction in the series) hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act or comparable successor rules) of the outstanding securities of the surviving entity, or, if more than one entity survives the transaction or transactions, the controlling entity, following such transaction or transactions.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 3(c).

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means URS Corporation, a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services.  However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service.  For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service.  To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.  Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(m) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(n) “Director” means a member of the Board.

(o) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(p) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2008, provided this Plan is approved by the Company’s stockholders at such meeting.

(q) “Employee” means any person employed by the Company or an Affiliate.  However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(t) “Incentive Stock Option” means an option granted pursuant to Section 6 that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(v) “Non-Executive Director” means a Director who is not an Employee.

(w) “Non-Executive Director Stock Award” means a Stock Award made to a Non-Executive Director pursuant to Section 9.

(x) “Nonstatutory Stock Option” means an option granted pursuant to Section 6 that does not qualify as an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to Section 6.

(aa) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

(bb) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(cc) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 11.

(dd) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant.  Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ee) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ff) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(gg) “Performance Cash Award” means an award of cash granted pursuant to Section 10(b).

(hh) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period.  The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, or any ratio between two or more of, the following: (i) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest and taxes (“EBIT”); (iii) earnings before unusual or nonrecurring items; (iv) net earnings; (v) earnings per share; (vi) net income; (vii) gross profit margin; (viii) operating margin; (ix) operating income; (x) net operating income; (xi) net operating income after taxes; (xii) growth; (xiii) net worth; (xiv) cash flow; (xv) cash flow per share; (xvi) total stockholder return; (xvii) return on capital; (xviii) stock price performance; (xix) revenues; (xx) costs; (xxi) working capital; (xxii) capital expenditures; (xxiii) changes in capital structure; (xxiv) economic value added; (xxv) industry indices; (xxvi) expenses and expense ratio management; (xxvii) debt reduction; (xxviii) profitability of an identifiable business unit or product; (xxix) levels of expense, cost or liability by category, operating unit or any other delineation; (xxx) implementation or completion of projects or processes; (xxxi) contribution; (xxxii) average days sales outstanding; (xxxiii) new sales; and (xxxiv) to the extent that a Performance Stock Award or a Performance Cash Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.  Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.  The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(ii) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria.    Performance Goals may be set on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to other Performance Criteria or internally generated business plans approved by the Board, the performance of one or more comparable companies or a relevant index.  The Board is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiii) to reflect any partial or complete corporate liquidation.  The Board also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(jj) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Board may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award.

(kk) “Performance Stock Award” means a Stock Award granted pursuant to Section 10(a).

(ll) “Plan” means this URS Corporation 2008 Equity Incentive Plan.

(mm) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to Section 7.

(nn) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant.  Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(oo) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to Section 8.

(pp) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant.  Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

v

(qq) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(rr) “Securities Act” means the Securities Act of 1933, as amended.

(ss) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Non-Executive Director Stock Award, a Performance Stock Award or any Other Stock Award.

(tt) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Stock Award grant.  Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(uu) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3. Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee or Committees, as provided in Section 3(c).

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Awards shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to an Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards, and to establish, amend and revoke rules and regulations for the Plan’s administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and to bring the Plan and/or Stock Awards into compliance therewith, subject to the limitations, if any, of applicable law.  However, except as provided in Section 14(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding “incentive stock options” or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that the Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.  Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General.  Subject to the limitation set forth in Section 3(c)(ii), the Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated to the Committee, Committees, subcommittee or subcommittees.

(ii) Limitation on Delegation.  Notwithstanding anything to the contrary in Section 3(c)(i), the Board may not delegate the administration of the Plan to a Committee to the extent such administration would in any way affect Non-Executive Director Stock Awards described in Section 9.

(iii) Committee Composition.  In the sole discretion of the Board, the Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.  In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee which need not consist of Outside Directors the authority to grant Awards to eligible persons who are either (1) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee which need not consist of Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.  Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted to a Non-Executive Director, other than a Non-Executive Director Stock Award pursuant to Section 9, shall be granted by a Committee consisting solely of two (2) or more Outside Directors or Non-Employee Directors.

(d) Delegation to an Officer.  The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself.  Notwithstanding anything to the contrary in this Section 3(d), the Board may not delegate to an Officer authority to determine the Fair Market Value pursuant to Section 2(s)(ii).

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Cancellation and Re-Grant of Stock Awards.  Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel any outstanding Option that has an exercise price greater than the then current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

4. Shares Subject to the Plan.

(a) Share Reserve.  Subject to the provisions of Section 14(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall not exceed six million five hundred thousand (6,500,000) shares.  For clarity, the limitation in this Section 4(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan.  Accordingly, this Section 4(a) does not limit the granting of Stock Awards except as provided in Section 12(a).

Shares may be issued in connection with a merger or acquisition as permitted by NYSE Listed Company Manual Section 303A.08 or, if applicable, NASD Rule 4350(i)(1)(A)(iii) or AMEX Company Guide Section 711, and such issuance shall not reduce the number of shares available for issuance under the Plan.  Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares Common Stock that may be issued pursuant to the Plan

(b) Reversion of Shares to the Share Reserve.  If any shares of common stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan.  Also, any shares reacquired by the Company pursuant to Section 13(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan.  Notwithstanding the provisions of this Section 4(b), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(c) Incentive Stock Option Limit.  Notwithstanding anything to the contrary in this Section 4(d), subject to the provisions of Section 14(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be five million (5,000,000) shares.

(d) Source of Shares.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

5. Eligibility.

(a) Eligibility for Specific Awards.  Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Sections 424(e) and (f) of the Code).  Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.  Non-Executive Director Stock Awards may be granted only to Non-Executive Directors and only pursuant to the formula set forth in Section 9.  Performance Cash Awards may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants.   A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

(d) Section 162(m) Limitation.  Subject to the provisions of Section 14(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any fiscal year of the Company (i) Options or Performance Stock Awards covering more than one million (1,000,000) shares of Common Stock or (ii) Performance Cash Awards with a value in excess of five million dollars ($5,000,000).

6. Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term.  Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price.  Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.  Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption of or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c) Consideration.  The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below.  The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment.  The methods of payment permitted by this Section 6(c) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations;  or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability of Options.  The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine.  In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

x

(i) Restrictions on Transfer.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders.  Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(e) Vesting Generally.  The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal.  The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Options may vary.  The provisions of this Section 6(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service.  Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date.  An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option as set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(h) Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated as the beneficiary of the Option upon the Optionholder’s death, but only within the period ending on the earlier of (A) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (B) the expiration of the term of such Option as set forth in the Option Agreement.  If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.  If the Optionholder designates a third party beneficiary of the Option in accordance with Section 6(d)(iii), then upon the death of the Optionholder such designated beneficiary shall have the sole right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(j) Non-Exempt Employees.  No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option.  The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(k) Early Exercise.  The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option.  Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.  The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7. Provisions of Restricted Stock Awards.

           Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board.  The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a) Consideration.  A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(b) Vesting.  Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Restricted Stock Awards may vary.

(c) Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(d) Transferability.  Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.  Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to receive shares of Common Stock that have become vested as of the date of the Participant’s death.

8. Provisions of Restricted Stock Unit Awards.

Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(a) Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(b) Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate (including vesting based on the satisfaction of Performance Goals or other criteria).  The vesting provisions of individual Restricted Stock Unit Awards may vary.

(c) Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(d) Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(e) Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.  At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board.  Any additional shares covered by the Restricted Stock Unit

Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(f) Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(g) Compliance with Section 409A of the Code.   Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code.  Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award.  For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

9. Non-Executive Director Stock Awards.

(a) Stock Awards.  Without any further action of the Board or any committee thereof, each Non-Executive Director shall be granted a Non-Executive Director Stock Award at each of the times specified in Section 9(a)(i) below, which Non-Executive Director Stock Award shall have the terms set forth in Sections 9(a)(ii) and 9(a)(iii) below.  Such Award shall result in the issuance and delivery of shares of Common Stock to the Non-Executive Director on the date of grant.

(i) Quarterly Grants.  Each Non-Executive Director who is serving as a Non-Executive Director on the first day of each of the Company’s fiscal quarters shall be granted a Non-Executive Director Stock Award on each such day (a “Quarterly Grant”).

(ii) Number of Shares.  The number of shares of Common Stock subject to each Quarterly Grant will be equal to the quotient of thirty-one thousand two hundred fifty dollars ($31,250) divided by the Fair Market Value of the Common Stock on the date of grant, rounded down to the nearest whole share.

(iii) Vesting.  Each Quarterly Grant shall be fully vested on the date of grant.

(b) Consideration.  Each Quarterly Grant shall be awarded in consideration for services rendered as a Non-Executive Director.

(c) Amendment of Terms of Quarterly Grants.  The Board may at any time, and from time to time, amend the terms pursuant to which Non-Executive Director Stock Awards, including the Quarterly Grants, shall be granted, including, without limitation, amendment of the dollar amount specified in Section 9(a)(ii) above and any other provision of this Section 9.

10. Performance Awards.

(a) Performance Stock Awards.  A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals.  A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion.  In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(b) Performance Cash Awards.  A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals.  A Performance Cash Award may, but need not, require the completion of a specified period of Continuous Service.  The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion.  The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event.  The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.   In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

11. Other Stock Awards.

Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Sections 6 through 10.  Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

12. Covenants of the Company.

(a) Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Legal Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify.  The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award.  Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised.  The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

13. Miscellaneous.

(a) Use of Proceeds from Sales of Common Stock.  Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards.  Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or in the written terms of a Performance Cash Award or other instrument executed thereunder or any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations.  Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants.  Deferrals by Participants will be made in accordance with Section 409A of the Code.  Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an Employee.  The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A of the Code.  To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.  Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.

(k) Clawback/Recovery.  All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of misconduct.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

14. Adjustments upon Changes in Common Stock; Change in Control.

(a) Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 5(d), and (iv) the class(es) and number of securities and price per share of Common Stock subject to outstanding Stock Awards.  The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards shall terminate immediately prior to such event.

(c) Change in Control.  Unless otherwise provided in the Stock Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award, in the event of a Change in Control, then prior to the effective time of the Change in Control, (i) any surviving entity or controlling entity may assume any Stock Awards outstanding under the Plan or may substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders of the Company in the Change in Control) for those outstanding under the Plan, and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the surviving entity or controlling entity, or (ii) the Board may, in its sole discretion, make payments, in such form as may be determined by the Board, to Participants holding Stock Awards in amounts that the Board determines represent the value of the outstanding Stock Awards and such payments shall completely discharge the Company’s obligations under such outstanding Stock Awards.  The surviving entity or controlling entity may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award.  The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3.

In the event that (i) the surviving entity or controlling entity does not assume such Stock Awards or substitute similar stock awards for those outstanding under the Plan, and (ii) the Board does not make payments to settle the outstanding Stock Awards pursuant to the foregoing, then (a) with respect to Stock Awards held by Participants whose Continuous Service has not terminated prior to the effective time of the Change in Control, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full as of a time designated by the Board (contingent upon the effectiveness of the Change in Control), and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such time designated by the Board, and any reacquisition or repurchase rights held by the Company with respect to the Stock Awards shall lapse (contingent upon the effectiveness of the Change in Control) and (b) with respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to a time designated by the Board; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Change in Control.

15. Limitation on Payments.

(a) Basic Rule. Any provision of the Plan to the contrary notwithstanding, in the event that the independent auditors most recently selected by the Board (the “Auditors”) determine that any payment or transfer by the Company to or for the benefit of a Participant, whether paid or payable (or transferred or transferable) pursuant to the terms of this Plan or otherwise (a “Payment”), would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount; provided that the Board, at the time of granting a Stock Award under this Plan or at any time thereafter, may specify in writing that such Award shall not be so reduced and shall not be subject to this Section 15.  For purposes of this Section 15, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  For purposes of this Section 15, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b) Reduction of Payments.  If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount.  Any reduction made pursuant to this Section 15 will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Participant.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.  All determinations made by the Auditors under this Section 15 shall be binding upon the Company and the Participant and shall be made within sixty (60) days of the date when a payment becomes payable or transferable.  As promptly as practicable following such determination, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

(c) Overpayments and Underpayments. As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder.  In the event that the Auditors determine, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Auditors believe has a high probability of success, that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code.  In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

(d) Related Corporations. For purposes of this Section 15, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 280G(d)(5) of the Code.

16. Termination or Suspension of the Plan.

(a) Plan Term.  Unless sooner terminated by the Board pursuant to Section 3, the Plan shall automatically terminate on the date that is the fifth anniversary of the date of the annual meeting of stockholders of the Company held in 2013.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

17. Effective Date of Plan.

This Plan shall become effective on the Effective Date.

18. Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

URS CORPORATION
ATTN: CHARLES SZURGOT
600 MONTGOMERY STREET
26TH FLOOR
SAN FRANCISCO, CA 94111-4529

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DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a Mickey P. Foret	☐	☐	☐
1b Sen. William H. Frist	☐	☐	☐
1c Lydia H. Kennard	☐	☐	☐
1d Donald R. Knauss	☐	☐	☐
1e Martin M. Koffel	☐	☐	☐
1f Timothy R. McLevish	☐	☐	☐
1g Gen. Joseph W. Ralston	☐	☐	☐
1h John D. Roach	☐	☐	☐
1i Douglas W. Stotlar	☐	☐	☐
1j William P. Sullivan	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000170045_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

URS CORPORATION
Annual Meeting of Stockholders
May 23, 2013 08:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints H. Thomas Hicks and Joseph Masters, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of URS Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of URS Corporation, a Delaware corporation, to be held on May 23, 2013, at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, California 94111, at 8:30 A.M. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Both of said attorneys and proxies or their substitutes as shall be present and act at the meeting, or if only one be present and act then that one, shall have and may exercise all of the powers of both of said attorneys and proxies hereunder. The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting of Stockholders to be held on May 23, 2013 and (b) the accompanying Proxy Statement.

0000170045_2 R1.0.0.51160

Continued and to be signed on reverse side